       As filed with the Securities and Exchange Commission on August 16, 1996

                         Registration No. 333-_______________


                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                       FORM S-1
                             REGISTRATION STATEMENT UNDER
                              THE SECURITIES ACT OF 1933

                             MARKET FINANCIAL CORPORATION
                -----------------------------------------------------
                (Exact name of registrant as specified in its charter)

    Ohio                         6036                          31-0462464
- ----------------      ----------------------------       ----------------------
(State or other       (Primary Standard Industrial         (I.R.S. employer
jurisdiction of       Classification Code Number)        identification number)
incorporation
or organization)

                                 7522 HAMILTON AVENUE
                               MT. HEALTHY, OHIO 45231
                                    (513) 521-9772
            -------------------------------------------------------------
            (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                                   JOHN T. LARIMER
                             MARKET FINANCIAL CORPORATION
                                 7522 HAMILTON AVENUE
                               MT. HEALTHY, OHIO 45231
                                    (513) 521-9772
               --------------------------------------------------------
              (Name, address, including Zip Code, and telephone number,
                      including area code, of agent for service)

                                   With copies to:
                                  Cynthia A. Shafer
                                 Kathleen M. Molinsky
                           Vorys, Sater, Seymour and Pease
                          Atrium Two, 221 East Fourth Street
                                Cincinnati, Ohio 45202
                                    (513) 723-4000

    Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of
1933, check the following box:    [X]

                           CALCULATION OF REGISTRATION FEE


- ----------------------------------------------------------------------------------------------------------
Title of each class                         Proposed maximum    Proposed maximum
of securities to be     Amount to be        offering price      aggregate offering       Amount of
registered              registered          per share           price(1)                 registration fee
- ----------------------------------------------------------------------------------------------------------
Common shares,
without par value       1,335,725           $10.00              $13,357,250              $4,606
- ----------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                CROSS REFERENCE SHEET
           Showing the location in the Prospectus of the Items of Form S-1



Form S-1 Item and Caption                                              Prospectus Heading
- -------------------------                                              ------------------
1.  Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus. . . . . . . . . . . . .  Cover Page

2.  Inside Front and Outside Back Cover Pages
      of Prospectus . . . . . . . . . . . . . . . . . . . . . . . . .  Cover Page, Back Cover Page

3.  Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charge . . . . . . . . . . . . . . . . . .  PROSPECTUS SUMMARY; RISK FACTORS

4.  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . .  USE OF PROCEEDS

5.  Determination of Offering Price . . . . . . . . . . . . . . . . .  Cover Page; THE CONVERSION - Price and Number of
                                                                         Common Shares to be Sold

6.  Dilution. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Not Applicable

7.  Selling Security Holders. . . . . . . . . . . . . . . . . . . . .  Not Applicable

8.  Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . .  Cover Page; THE CONVERSION - General;
                                                                         -  Subscription Offering;
                                                                         -  Community Offering;
                                                                         -  Marketing Plan

9.  Description of Securities to be Registered. . . . . . . . . . . .  DESCRIPTION OF AUTHORIZED SHARES

10. Interest of Names Experts and Counsel . . . . . . . . . . . . . .  Not Applicable

11. Information with Respect to the Registrant
    (a)  Description of Business. . . . . . . . . . . . . . . . . . .  THE BUSINESS OF THE ASSOCIATION

    (b)  Description of Property. . . . . . . . . . . . . . . . . . .  THE BUSINESS OF THE ASSOCIATION - Properties

    (c)  Legal Proceedings. . . . . . . . . . . . . . . . . . . . . .  THE BUSINESS OF THE ASSOCIATION - Legal
                                                                         Proceedings

    (d)  Market Price and Dividends . . . . . . . . . . . . . . . . .  Cover Page; MARKET FOR COMMON SHARES;
                                                                         DIVIDEND POLICY

    (e)  Financial Statements . . . . . . . . . . . . . . . . . . . .  FINANCIAL STATEMENTS

    (f)  Selected Financial Data. . . . . . . . . . . . . . . . . . .  SELECTED FINANCIAL INFORMATION AND OTHER
                                                                         DATA

    (g)  Supplementary Financial Information. . . . . . . . . . . . .  Not Applicable

    (h)  Management's Discussion and Analysis of
           Financial Condition and Results of Operations. . . . . . .  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                                                         FINANCIAL CONDITION AND RESULTS OF
                                                                         OPERATIONS
    (i)  Changes in and Disagreements with
           Accountants on Accounting and Financial
           Disclosure . . . . . . . . . . . . . . . . . . . . . . . .  Not Applicable

    (j)  Directors and Executive Officers . . . . . . . . . . . . . .  MANAGEMENT

    (k)  Executive Compensation . . . . . . . . . . . . . . . . . . .  MANAGEMENT - Compensation; and - Stock Benefit Plans

    (l)  Security Ownership of Certain Beneficial
           Owners and Management. . . . . . . . . . . . . . . . . . .  THE CONVERSION - Shares to be Purchased by
                                                                         Management Pursuant to Subscription Rights


Form S-1 Item and Caption                                              Prospectus Heading
- -------------------------                                              ------------------
    (m)  Certain Relationships and Related
           Transactions . . . . . . . . . . . . . . . . . . . . . . .Not Applicable

12. Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities. . . . . . . . .Not Applicable


PROSPECTUS

                             MARKET FINANCIAL CORPORATION
        (PROPOSED HOLDING COMPANY FOR THE MARKET BUILDING AND SAVING COMPANY)
                                  MT. HEALTHY, OHIO

             UP TO 1,161,500 COMMON SHARES, $10 PURCHASE PRICE PER SHARE

    Market Financial Corporation, an Ohio corporation ("MFC"), is hereby offering for sale up to 1,161,500 common shares, without par value (the "Common Shares"), in connection with its acquisition of all of the capital stock to be issued by The Market Building and Saving Company, an Ohio mutual savings and loan association located in Mt. Healthy, Ohio (the "Association"), upon the conversion of the Association from a mutual savings and loan association to a permanent capital stock savings and loan association incorporated under Ohio law (the "Conversion"). The consummation of the Conversion and the sale of the Common Shares are subject to the approval of the Association's Plan of Conversion (the "Plan") and the adoption of the Amended Articles of Incorporation and the Amended Constitution by the members of the Association.

    Based on an independent appraisal of the pro forma market value of the Association, as converted, as of August 2, 1996, the aggregate purchase price of the Common Shares offered in connection with the Conversion ranges from a minimum of $8,585,000 to a maximum of $11,615,000 (the "Valuation Range"), resulting in a range of 858,500 to 1,161,500 Common Shares at $10 per share.
See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." Applicable regulations permit MFC to offer additional Common Shares in an amount not to exceed 15% above the maximum of the Valuation Range, which would permit the issuance of up to 1,335,725 Common Shares with an aggregate purchase price of $13,357,250. The actual number of Common Shares to be sold in connection with the Conversion will be determined in the sole discretion of the Boards of Directors of MFC and the Association and will be based upon the final valuation of the Association, as determined by the independent appraiser upon the completion of this offering.

                                                        (CONTINUED ON NEXT PAGE)

    AN INVESTMENT IN THE COMMON SHARES OFFERED HEREBY INVOLVES CERTAIN RISKS. FOR A DISCUSSION OF SUCH RISKS AND OTHER FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS, SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

    THE COMMON SHARES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), THE OFFICE OF THRIFT SUPERVISION (THE "OTS"), THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC"), THE DIVISION OF FINANCIAL INSTITUTIONS OF THE DEPARTMENT OF COMMERCE OF THE STATE OF OHIO (THE "DIVISION"), OR THE SECURITIES COMMISSION OF ANY STATE, NOR HAS THE SEC, THE OTS, THE FDIC, THE DIVISION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    THE COMMON SHARES BEING OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

    FOR INFORMATION ON HOW TO SUBSCRIBE, PLEASE CALL THE CONVERSION INFORMATION CENTER AT (513) ____-_______.

- ------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------
                                        Subscription     Estimated Expenses and          Estimated Net
                                          Price        Underwriting Commissions (1)      Proceeds (2)
- ------------------------------------------------------------------------------------------------------
Per share Minimum                         $10.00                   0.49                     $9.51
Per share Mid-point                       $10.00                   0.43                     $9.57
Per share Maximum                         $10.00                   0.39                     $9.61
Per share Maximum, as adjusted (3)        $10.00                   0.35                     $9.65
Total Minimum                          $8,585,000               $417,000                 $8,168,000
Total Mid-point                        $10,100,000              $435,000                 $9,665,000
Total Maximum                          $11,615,000              $453,000                 $11,162,000
Total Maximum, as adjusted (3)         $13,357,250              $473,000                 $12,884,250
- ------------------------------------------------------------------------------------------------------


(1) Expenses of the Conversion payable by the Association and MFC include legal, accounting, appraisal, printing, mailing and miscellaneous expenses. Such expenses also include sales commissions, estimated to be between $93,000 and $149,000, and reimbursable expenses, not to exceed $25,000, payable to Charles Webb & Company ("Webb") . Such sales commissions may be deemed to be underwriting fees. See "THE CONVERSION - Marketing Plan." Actual expenses may vary from the estimates. Webb will solicit subscriptions for the Common Shares on a "best efforts" basis and has no obligation to purchase any of the Common Shares.

(2) Includes the amount paid by the Market Financial Corporation Employee Stock Ownership Plan (the "ESOP") in the form of a note payable to MFC in payment for the Common Shares purchased by the ESOP. See "PRO FORMA DATA" and "MANAGEMENT - Stock Benefit Plans -- Employee Stock Ownership Plan."

(3) Gives effect to the increase in the number of Common Shares sold in connection with the Conversion of up to 15% above the maximum of the Valuation Range. Such shares may be offered without the resolicitation of persons who subscribe for Common Shares in the Subscription Offering and the Community Offering (both of which are defined hereinafter). See "THE CONVERSION - Pricing and Number of Common Shares to be Sold."

                                CHARLES WEBB & COMPANY

                   The date of this Prospectus is __________, 1996.

    In accordance with the Plan, nontransferable subscription rights to purchase Common Shares at a price of $10 per share are offered hereby in a subscription offering (the "Subscription Offering"), subject to the rights and restrictions established by the Plan, to (a) each account holder who, at the close of business on December 31, 1994 (the "Eligibility Record Date"), had deposit accounts with deposit balances, in the aggregate, of $50 or more (a "Qualifying Deposit") with the Association (the "Eligible Account Holders"), (b) the ESOP, (c) each account holder who, at the close of business on June 30, 1996 (the "Supplemental Eligibility Record Date"), had a Qualifying Deposit with the Association (the "Supplemental Eligible Account Holders"), and (d) members of the Association eligible to vote at the Special Meeting of Members of the Association (the "Special Meeting") to be held at ____ _.m., Eastern Time, on ________, 1996, at __________________________________, Ohio ("Other Eligible
Members"). ALL SUBSCRIPTION RIGHTS TO PURCHASE COMMON SHARES IN THE SUBSCRIPTION OFFERING ARE NONTRANSFERABLE AND WILL EXPIRE AT 4:30 P.M., EASTERN TIME, ON ________, 1996 (THE "SUBSCRIPTION EXPIRATION DATE"), UNLESS EXTENDED BY THE ASSOCIATION AND MFC FOR UP TO 45 DAYS TO __________, 1996. Persons found to be transferring subscription rights will be subject to forfeiture of such rights and possible further penalties imposed by the OTS. See "THE CONVERSION - Subscription Offering."

    To the extent that all of the Common Shares are not subscribed for in the Subscription Offering, the remaining Common Shares are hereby offered concurrently to the general public in a direct community offering in which preference will be given to natural persons residing in Hamilton County, Ohio (the "Community Offering"). See "THE CONVERSION - Community Offering." The Board of Directors of MFC may terminate the Community Offering at any time after subscriptions or orders for at least 858,500 Common Shares have been received and in no event will the Community Offering extend beyond __________, 1996. See "THE CONVERSION - Subscription Offering; Community Offering; and Marketing Plan."

    The Plan and federal regulations limit the number of Common Shares which may be purchased by various categories of persons, including the limitation that no person may purchase fewer than 25 shares, nor more than 2% of the Common Shares sold in connection with the Conversion (26,715 Common Shares at the maximum of the Valuation Range, as adjusted). Such limitation does not apply to the ESOP. In addition, no person together with such person's Associates (hereinafter defined) and persons Acting in Concert (hereinafter defined) with such person, may purchase more than 4% of the Common Shares sold in connection with the Conversion (53,429 Common Shares at the maximum of the Valuation Range, as adjusted) in the Subscription Offering, or 2% in the Community Offering. Subject to applicable OTS regulations, the limitations set forth in the Plan may be changed at any time in the sole discretion of the Board of Directors of MFC and the Association. See "THE CONVERSION - Limitations on Purchases of Common Shares."

    Common Shares may be subscribed for or ordered in the Offering by returning the accompanying order form (the "Order Form"), along with full payment of the purchase price per share for all Common Shares for which a subscription is made or an order is submitted, so that it is received by the Association no later than 4:30 p.m., Eastern Time, ________, 1996. See "THE CONVERSION - Use of Order Forms." Payment may be made in cash, if delivered in person, or by check or money order and will be held at the Association in a segregated account insured by the FDIC up to the applicable limits and earning interest at the Association's then current passbook savings account rate from the date of receipt until the completion of the Conversion. Payment may also be made by authorized withdrawal from an existing deposit account at the Association, the amount of which will continue to earn interest until completion of the Conversion at the rate normally in effect from time to time for such accounts. See "THE CONVERSION - Payment for Common Shares."

    AN EXECUTED ORDER FORM, ONCE RECEIVED BY MFC, MAY NOT BE MODIFIED, AMENDED OR RESCINDED WITHOUT THE CONSENT OF MFC, UNLESS (I) THE COMMUNITY OFFERING IS NOT COMPLETED WITHIN 45 DAYS AFTER THE SUBSCRIPTION EXPIRATION DATE, OR (II) THE FINAL VALUATION OF THE ASSOCIATION, AS CONVERTED, IS LESS THAN $8,585,000 OR MORE THAN $13,357,250. IF EITHER OF THOSE EVENTS OCCUR, PERSONS WHO HAVE SUBSCRIBED FOR COMMON SHARES IN THE OFFERING WILL RECEIVE WRITTEN NOTICE THAT, UNTIL A DATE SPECIFIED IN THE NOTICE, THEY HAVE A RIGHT TO AFFIRM, INCREASE, DECREASE OR RESCIND THEIR SUBSCRIPTIONS. ANY PERSON WHO DOES NOT AFFIRMATIVELY ELECT TO CONTINUE HIS SUBSCRIPTION OR ELECTS TO RESCIND HIS SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE ALL OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST. ANY PERSON WHO ELECTS TO DECREASE HIS SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE THE APPROPRIATE PORTION OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST. IN ADDITION, IF THE MAXIMUM PURCHASE LIMITATION IS INCREASED TO MORE THAN 2% OF THE COMMON SHARES SOLD IN THE CONVERSION, PERSONS WHO HAVE SUBSCRIBED FOR 2% OF THE COMMON SHARES WILL BE GIVEN THE OPPORTUNITY TO INCREASE THEIR SUBSCRIPTIONS.

    THE CONVERSION OF THE ASSOCIATION FROM A MUTUAL SAVINGS AND LOAN
ASSOCIATION TO A PERMANENT CAPITAL STOCK SAVINGS AND LOAN ASSOCIATION IS CONTINGENT UPON (I) THE APPROVAL OF THE PLAN AND THE ADOPTION OF THE AMENDED ARTICLES OF INCORPORATION AND THE AMENDED CONSTITUTION BY THE ASSOCIATION'S VOTING MEMBERS, (II) THE SALE OF THE REQUISITE NUMBER OF COMMON SHARES AND (III) CERTAIN OTHER FACTORS. SEE "THE CONVERSION."

                        THE MARKET BUILDING AND SAVING COMPANY
                                  MT. HEALTHY, OHIO

                                     [Insert map]

                                  PROSPECTUS SUMMARY

    THE FOLLOWING INFORMATION IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND ACCOMPANYING NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

MARKET FINANCIAL CORPORATION

    MFC was incorporated under Ohio law in April 1996 at the direction of the Association for the purpose of purchasing all of the capital stock of the Association to be issued in connection with the Conversion. MFC has not conducted and will not conduct any business before the completion of the Conversion, other than business related to the Conversion. Upon the consummation of the Conversion, MFC will be a unitary savings and loan holding company, the principal assets of which initially will consist of the capital stock of the Association, a promissory note from the ESOP and the investments made with the net proceeds retained from the sale of Common Shares in connection with the Conversion. See "USE OF PROCEEDS."

    The executive office of MFC is located at 7522 Hamilton Avenue, Mt. Healthy, Ohio 45231, and its telephone number is (513) 521-9772.

THE MARKET BUILDING AND SAVING COMPANY

    The Association is a mutual savings and loan association organized under Ohio law in 1883 under the name "The Court Street Market Building and Saving Company." In 1926, the Association adopted its current name. In 1960, the Hilltop Savings and Loan Company of Mt. Healthy, Ohio, was merged into the Association. The Cleves-North Bend Building and Loan Company ("Cleves-North Bend") of North Bend, Ohio, was merged into the Association in 1994.

    As an Ohio savings and loan association, the Association is subject to supervision and regulation by the OTS and the Division. The Association is a member of the Federal Home Loan Bank (the "FHLB") of Cincinnati, and the deposit accounts of the Association are insured up to applicable limits by the Savings Association Insurance Fund (the "SAIF") administered by the FDIC. See "REGULATION."

    The Association conducts business from its main office located at 7522 Hamilton Avenue, Mt. Healthy, Ohio, and its full-service branch office at 125 Miami Avenue, North Bend, Ohio. As a community-oriented institution, the Association focuses on providing a high level of customer service to the families and businesses located in the Mt. Healthy and North Bend communities. The Association's strategy is to continue its historic commitment to one- to four-family mortgage lending while maintaining strong asset quality and a high level of capital.

    The principal business of the Association is the origination of permanent mortgage loans secured by first mortgages on one- to four-family residential real estate located in Hamilton County, Ohio, the Association's primary market area. The Association also originates a limited number of loans for the construction of one- to four-family residences and permanent mortgage loans secured by multifamily real estate (over four units) and nonresidential real estate in its market area. See "THE BUSINESS OF THE ASSOCIATION - Lending Activities." In addition to real estate lending, the Association originates a limited number of loans secured by deposits at the Association. For liquidity and interest rate risk management purposes, the Association invests in interest-bearing deposits in other financial institutions, U.S. Government and agency obligations and mortgage-backed securities. See "THE BUSINESS OF THE ASSOCIATION - Investment Activities." Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the FDIC, and principal repayments on loans. See "THE BUSINESS OF THE ASSOCIATION - Deposits and Borrowings."

THE CONVERSION

    GENERAL. The Boards of Directors of MFC and the Association have unanimously approved the Plan. The Plan provides for the conversion of the Association from a mutual savings and loan association to a permanent capital stock savings and loan association incorporated under the laws of the State of Ohio. The OTS and the Division have approved the Plan, subject to the approval of the Plan by the Association's voting members at the Special Meeting, and to certain other conditions.

    THE SUBSCRIPTION OFFERING AND COMMUNITY OFFERING. Pursuant to the Plan, subscription rights to purchase Common Shares at a price of $10 per share are hereby offered to (a) each Eligible Account Holder, (b) the ESOP, (c) each Supplemental Eligible Account Holder and (d) Other Eligible Members. See "THE CONVERSION - Subscription Offering."

    Concurrently with the Subscription Offering, MFC is hereby offering Common Shares in the Community Offering, subject to certain limitations and to the extent such shares remain available after the satisfaction of all subscriptions received in the Subscription Offering. Preference will be given in the Community Offering to natural persons residing in Hamilton County, Ohio. The Boards of Directors of MFC and the Association have the right to reject, in whole or in part, any order for Common Shares submitted in the Community Offering. See "THE CONVERSION - Community Offering."

    The Subscription Offering and Community Offering will terminate at, and subscription rights will expire if not exercised by, 4:30 p.m., Eastern Time, on ________, 1996. If necessary, the Community Offering may be extended by MFC and the Association to ________, 1996. Any extension of the Community Offering beyond ________, 1996, would require the consent of the OTS and the Division.
If the Community Offering extends beyond _________, persons who have subscribed for or ordered Common Shares in the Offering will receive a notice that they have the right to affirm, increase, decrease or rescind their subscriptions or orders for Common Shares. Persons who do not affirmatively elect to continue their subscriptions or who elect to rescind their subscriptions during any such extension will have all of their funds promptly refunded with interest. Persons who elect to decrease their subscriptions will have the appropriate portion of their funds promptly refunded with interest. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." The sale of Common Shares pursuant to subscriptions received in the Offering will be subject to the approval of the Plan by the voting members of the Association at the Special Meeting, to the determination by the Board of Directors of MFC and the Association of the total number of Common Shares to be sold and to the satisfaction or waiver of certain other conditions. See "THE CONVERSION - Subscription Offering; - Community Offering; and - Pricing and Number of Common Shares to be Sold."

    PURCHASE LIMITATIONS. The Plan authorizes the Boards of Directors of MFC and the Association to establish limits on the amount of Common Shares which may be purchased by various categories of persons. The Plan also permits the Boards of Directors of MFC and the Association, subject to any required regulatory approval and the requirements of applicable laws and regulations, to increase or decrease such purchase limitations, in their sole discretion. Pursuant to such authority, the Boards of Directors have established the preliminary limitation that, generally, an Eligible Account Holder or Supplemental Eligible Account Holder may purchase in the Subscription Offering a number of Common Shares equal to the greater of (i) 2% of the total number of Common Shares to be sold in connection with the Conversion (26,715 shares at the maximum of the Valuation Range, as adjusted), or (ii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares to be sold in connection with the Conversion by a fraction, the numerator of which is the amount of such Eligible Account Holder's or Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders or Supplemental Eligible Account Holders, as the case may be. Other Eligible Members in the Subscription Offering may purchase a number of Common Shares equal to up to 2% of the total number of Common Shares sold in connection with the Conversion.

    No person in the Subscription, however, together with his or her Associates and other persons Acting in Concert Offering with him or her, may purchase more than 4% of the Common Shares sold in connection with the Conversion (53,429 shares at the maximum of the Valuation Range, as adjusted). Such limitations do not apply to the ESOP, which intends to purchase up to 8% of the Common Shares sold in the Offering. The ESOP may purchase Common Shares if shares remain available after satisfying the subscriptions of Eligible Account Holders up to $11,615,000, the maximum of the Valuation Range. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase Common Shares on the open market or may purchase authorized but unissued Common Shares from MFC. If the ESOP purchases authorized but unissued Common Shares from MFC, such purchases could have a dilutive effect on the interests of MFC's shareholders.

    Each person in the Community Offering, together with such person's Associates and other persons Acting in Concert with him or her, may purchase 2% of the Common Shares to be sold in connection with the Conversion (26,715 shares at the maximum of the Valuation Range, as adjusted). Subject to applicable regulations, the purchase limitation may be increased or decreased after the commencement of the Offering in the sole discretion of the Boards of Directors of MFC and the Association. See "THE CONVERSION - Limitations on Purchases of Common Shares" and "RESTRICTIONS ON ACQUISITION OF MFC AND THE ASSOCIATION AND RELATED ANTI-TAKEOVER PROVISIONS."

    NON-TRANSFERABILITY OF SUBSCRIPTION RIGHTS. OTS and Ohio regulations provide that subscription rights are non-transferable. OTS regulations specifically prohibit any person from transferring or entering into any agreement or understanding before the completion of the Conversion to transfer the ownership of the subscription rights issued in the Conversion or the shares to be issued upon the exercise of such subscription rights. Persons attempting to violate such provision may lose their rights to purchase Common Shares in the Conversion and may be subject to penalties imposed by the OTS. Each person exercising subscription rights will be required to certify that his or her purchase of Common Shares is solely for the subscriber's own account and that there is no agreement or understanding regarding the sale or transfer of such Common Shares.

    PARTICIPATION OF WEBB IN THE OFFERING. The Association and MFC have retained Webb as a consultant and advisor in connection with the Offering. Webb will also assist in soliciting subscriptions in the Subscription Offering and Community Offering. Such solicitations will be made on a "best efforts" basis. Webb is not obligated to purchase any of the Common Shares. See "THE CONVERSION
- - Marketing Plan."

    PRICING OF THE COMMON SHARES. Keller & Company, Inc. ("Keller"), a Columbus, Ohio, firm experienced in valuing thrift institutions, has prepared an independent valuation of the estimated pro forma market value of the Association, as converted. Keller was selected by the Board of Directors because Keller has extensive experience in the valuation of thrift institutions, particularly in the mutual-to-stock conversion context. Keller is certified by the OTS as a mutual-to-stock conversion appraiser. The Association and Keller have no relationship which would affect Keller's independence.

    Keller's valuation of the estimated pro forma market value of the Association, as converted, is $10,100,000 as of August 2, 1996 (the "Pro
Forma Value"). Based on the Pro Forma Value of the Association, the Valuation Range established in accordance with the Plan is $8,585,000 to $13,357,250. MFC will issue the Common Shares at a fixed price of $10 per share and, by dividing the price per share into the aggregate pro forma value at the close of the Offering, will determine the number of Common Shares to be issued.

    In the event that Keller determines at the close of the Offering that the aggregate pro forma value of the Association is higher or lower than the Pro Forma Value, but is nevertheless equal to or greater than $8,585,000 or equal to or less than $13,357,250, MFC will make an appropriate adjustment by raising or lowering the total number of Common Shares to be sold in the Conversion consistent with the final valuation. The total number of Common Shares to be sold in the Conversion will be determined in the discretion of the Board of Directors consistent with the final valuation. If, due to changing market conditions, the final valuation is less than $8,585,000 or more than $13,357,250, subscribers will be given notice of such final valuation and the right to affirm, increase, decrease or rescind their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of such person's funds promptly refunded with interest. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold."

    USE OF PROCEEDS. MFC will retain 50% of the net proceeds from the sale of the Common Shares, or approximately $4.8 million at the mid-point of the Valuation Range, including the value of a promissory note from the ESOP which MFC intends to accept in exchange for the issuance of Common Shares to the ESOP. Such proceeds will be used by MFC to fund the Market Financial Corporation Recognition and Retention Plan (the "RRP") which is expected to purchase on the open market a number of shares of MFC equal to up to 4% of the Common Shares sold in connection with the Conversion and for general corporate purposes, including payment of dividends, purchases of Common Shares and acquisitions of other financial institutions.

    The remainder of the net proceeds received from the sale of the Common Shares, approximately $4.8 million at the mid-point of the Valuation Range, will be invested by MFC in the capital stock to be issued by the Association to MFC as a result of the Conversion and will increase the regulatory capital of the Association. Initially, the Association will invest such net proceeds in short-term interest-bearing deposits. The Association hopes that such proceeds will eventually be used to expand the Association's lending and investment activities. See "USE OF PROCEEDS."

TAX CONSEQUENCES

    The consummation of the Conversion is expressly conditioned upon the receipt by MFC and the Association of a private letter ruling from the Internal Revenue Service (the "IRS") and appropriate Ohio taxing authorities or an opinion of counsel to the effect that, for federal income tax purposes, the Conversion will constitute a tax-free reorganization as defined in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). MFC and the Association intend to proceed with the Conversion based upon an opinion received from Vorys, Sater, Seymour and Pease that states, in part, that (1) no gain or loss will be recognized by the Association in connection with the Conversion or the receipt from MFC of proceeds from the sale of the Common Shares, (2) assuming that the subscription rights received by deposit account holders in connection with the Conversion have no ascertainable fair market value, no gain or loss will be recognized to the deposit account holders of the Association upon issuance to them of subscription rights or interests in the Liquidation Account (hereinafter defined) and (3) no taxable income will be realized by deposit account holders as a result of their exercise of such subscription rights. Although the IRS could challenge the assumption that the subscription rights have no ascertainable fair market value, MFC and the Association have received an opinion from Keller supporting such assumption. See "THE CONVERSION - Principal Effects of the Conversion -- Tax Consequences."

MARKET FOR COMMON SHARES

    There is presently no market for the Common Shares. No assurance can be given that an active or liquid market for the Common Shares will develop after the completion of the Conversion or, if such a market does develop, that it will continue. Investors should consider, therefor, the potentially illiquid and long-term nature of an investment in the Common Shares. See "RISK FACTORS - Absence of Market of Common Shares."

    MFC has received conditional approval from The Nasdaq Small Cap Market ("Nasdaq Small Cap") to have the Common Shares quoted on Nasdaq Small Cap under the symbol "____" upon the completion of the Conversion, subject to certain conditions which the Association and MFC believe will be satisfied, although no assurance can be provided that the conditions will be met. One of the conditions to the Nasdaq Small Cap listing is the commitment of at least two brokerage firms to make a market in the Common Shares. Keefe, Bruyette & Woods, Inc. ("KBW"), intends to make a market in the Common Shares but has no obligation to do so. Webb does not intend to make a market in the Common Shares.

    The aggregate offering price for the Common Shares is based upon an independent appraisal of the Association. The appraisal does not represent Keller's opinion as to the price at which the Common Shares may trade and is not a recommendation as to the advisability of purchasing Common Shares. No assurance can be given that the Common Shares may later be resold at the price at which they are purchased in connection with the Conversion. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold."

DIVIDEND POLICY

    The declaration and payment of dividends or other capital distributions by MFC will be subject to the discretion of the Board of Directors of MFC, to the earnings and financial condition of MFC and the Association and to general economic conditions. If the Board of Directors of MFC determines in the exercise of its discretion that the net income, capital and financial condition of MFC and the general economy justify the declaration and payment of dividends by MFC, dividends may be paid on the Common Shares. No assurance can be given, however, that dividends will be paid or, if paid, will continue in the future. See "DIVIDEND POLICY" and "REGULATION - Office of Thrift Supervision -- Limitations on Capital Distributions."

BENEFITS OF THE CONVERSION TO DIRECTORS, OFFICERS AND EMPLOYEES OF MFC AND THE ASSOCIATION

    EMPLOYEE STOCK OWNERSHIP PLAN. In connection with the Conversion, MFC will establish the ESOP, which intends to use a loan from MFC to purchase 8% of the Common Shares issued in the Conversion. The ESOP intends to repay the loan with discretionary contributions made by the Association to the ESOP. As the loan is repaid, the Common Shares held by the ESOP will be allocated to the accounts of employees of the Association and MFC, including executive officers, at the discretion of the Board of Directors of MFC. See "PRO FORMA DATA" for a discussion of the impact of the ESOP on pro forma earnings per share. All full-time employees of MFC and the Association who meet certain age and years of service criteria will be eligible to participate in the ESOP. See "MANAGEMENT - Stock Benefit Plans -- Employee Stock Ownership Plan."

    STOCK OPTION PLAN. After the completion of the Conversion, MFC intends to establish the Market Financial Corporation 1997 Stock Option and Incentive Plan (the "Stock Option Plan"). The Board of Directors of MFC anticipates that a number of shares equal to 10% of the Common Shares sold in the Offering will be reserved for issuance to directors, officers and employees of MFC and the Association upon the exercise of options granted under the Stock Option Plan. The Stock Option Plan will be administered by a committee comprised of three directors of MFC (the "Stock Option Committee"). Persons eligible for awards under the Stock Option Plan will consist of directors, officers and key employees of MFC or the Association who hold positions with significant responsibilities or whose performance or potential contribution, in the judgment of the Stock Option Committee, will contribute to the future success of MFC or the Association. The Stock Option Committee will consider the position, duties and responsibilities of the directors, officers and key employees of MFC and the Association, the value of their services to MFC and the Association and any other factors the Stock Option Committee may deem relevant.

    Under OTS regulations, no stock options may be awarded until after the approval of the Stock Option Plan by the shareholders of MFC at an annual or a special meeting of shareholders held not less than six months following the completion of the Conversion. If the Stock Option Plan is approved by the MFC shareholders at such meeting and implemented during the first year after the completion of the Conversion, the following restrictions will apply: (i) the number of shares which may be subject to options awarded under the Stock Option Plan to directors who are not full-time employees of MFC may not exceed 5% per person and 30% in the aggregate of the available awards; (ii) the number of shares which may be subject to options awarded under the Stock Option Plan to any individual who is a full-time employee of MFC or its subsidiaries may not exceed 25% of the plan shares; (iii) stock options must be awarded with an exercise price at least equal to the fair market value of common shares of MFC at the time of the grant; and (iv) stock options will become exercisable at the rate of one-fifth commencing no earlier than one year from the date the Stock Option Plan is approved by the shareholders, subject to acceleration of vesting only in the event of the death or disability of a participant. The ultimate value of any option granted at fair market value will depend on future appreciation in the fair market value of the shares to which the option relates. No decision has been made as to anticipated awards under the Stock Option Plan. See "MANAGEMENT - Stock Benefit Plans -- Stock Option Plan."

    RECOGNITION AND RETENTION PLAN AND TRUST. MFC intends to establish the RRP after the completion of the Conversion and anticipates that a number of shares equal to 4% of the number of Common Shares sold in connection with the Conversion will be purchased by, or issued to, the RRP. Shares held in the RRP will be available for awards to directors, officers and employees of MFC and the Association. The RRP will be administered by a committee comprised of three directors of MFC (the "RRP Committee"). In selecting the directors, officers and employees to whom awards will be granted and the number of shares covered by such awards, the RRP Committee will consider the position, duties and responsibilities of such persons, the value of their services to MFC and the Association and any other factors the RRP Committee may deem relevant. No determination has been made with respect to RRP awards.

    Under OTS regulations, no RRP shares may be awarded until after the approval of the RRP by the shareholders of MFC at an annual meeting or a special meeting of shareholders to be held no less than six months after the completion of the Conversion. If the RRP is approved by the MFC shareholders at such meeting and implemented during the first year after the completion of the Conversion, the following restrictions will apply: (i) the number of shares that may be subject to awards under the RRP to directors who are not full-time employees of MFC or its subsidiaries may not exceed 5% per person and 30% in the aggregate of the available awards; (ii) the number of shares which may be subject to RRP awards to any individual who is a full-time employee of MFC or its subsidiaries may not exceed 25% of the plan shares; and (iii) RRP awards may not be earned more quickly than one-fifth per year commencing on the date which is one year from the date of grant of the award; provided, however, that in the event of the death or the disability of the participant and RRP awards shall be deemed earned and nonforfeitable on such date. Dividends paid by MFC on shares awarded under the RRP but not yet earned will be held in the RRP Trust. When the awarded shares are earned, the dividends accumulated with respect to such shares will be distributed to the participant along with the shares. While held in the RRP Trust, shares of MFC will be voted by the RRP Trustee. See "MANAGEMENT - Stock Benefit Plans -- Recognition and Retention Plan and Trust."

    EMPLOYMENT AGREEMENT. In connection with the Conversion, the Association will enter into an employment agreement with John T. Larimer, the President of the Association. The employment contract will provide for a term of three years, with an annual salary not less than Mr. Larimer's current salary, which is $94,500. The employment agreement will also provide for severance payments in the event the agreement is terminated prior to the expiration of its term. See "MANAGEMENT - Employment Agreement."

INVESTMENT RISKS

    An investment in the Common Shares involves certain risks. Special attention should be given to the matters discussed under "RISK FACTORS - Low Return on Equity; - Interest Rate Risk and Historic Earnings; - Legislation and Regulation Which May Adversely Affect the Association's Earnings; - Dilutive Effect of Purchases by the ESOP and the RRP; - Absence of Market for Common Shares; - Controlling Influence of Management and Anti-Takeover Provisions Which May Discourage Sales of Common Shares for Premium Prices; - Possible Tax Liability Related to Subscription Rights; and - Risk of Delayed Offering."

                    SELECTED FINANCIAL INFORMATION AND OTHER DATA

    The following table sets forth certain information concerning the financial condition, earnings and other data regarding the Association at the dates and for the periods indicated. The financial information should be read in conjunction with the financial statements and notes thereto included elsewhere herein.


                                                                                         At September 30,
                                                          At June 30, -------------------------------------------------------
SELECTED FINANCIAL CONDITION (1):                           1996        1995        1994        1993        1992        1991
                                                          ----------  -------     -------     -------     -------     -------
Total amount of:                                                                  (In thousands)
Asset                                                     $46,260     $45,734     $45,340     $46,942     $47,556     $46,374
Cash and cash equivalent                                    4,751       4,013       6,380      18,289      15,126      12,174
Certificates of deposit in other financial institutions     7,140       7,139       6,139       1,789       4,164       5,647
Investment securities - at cost                             8,554       7,984       5,919       3,525       3,243       4,917
Investment securities designated as available
  for sale - at market                                        622         504           -           -           -           -
Mortgage-backed securities - at cost                        1,785       2,211       2,441       3,661       5,793       4,081
Loans receivable - net                                     22,384      23,018      23,658      18,945      18,616      18,882
Real estate acquired through foreclosure                        -           -           -          79           -           -
Deposits                                                   38,190      38,056      38,674      40,703      41,719      40,925
Unrealized gains on securities designated as
  available for sale (2)                                      392         314           -           -           -           -
Retained earnings, net, substantially restricted
                                                            7,533       7,153       6,372       5,960       5,550       5,218


                                                    Nine months
                                                    ended June 30,                       Year ended September 30,
                                                ------------------      ------------------------------------------------------
SELECTED OPERATING DATA (1):                     1996        1995        1995        1994        1993        1992        1991
                                                ------      ------      ------      ------      ------      ------      ------
                                                                                 (In thousands)
Interest income                                 $2,469      $2,376      $3,182      $2,908      $3,095      $3,500      $3,776
Interest expense                                 1,336       1,170       1,622       1,478       1,706       2,318       2,826
                                                ------      ------      ------      ------      ------      ------      ------
Net interest income                              1,133       1,206       1,560       1,430       1,389       1,182         950
Provision for losses on loans                       13           -           -           -          10          11           9
                                                ------      ------      ------      ------      ------      ------      ------
Net interest income after provision for
  losses on loans                                1,120       1,206       1,560       1,430       1,379       1,171         941
Other income                                         6           6           8          12          10           8           9
General, administrative and other expenses         664         643         861         836         697         710         659
                                                ------      ------      ------      ------      ------      ------      ------
Earnings before income taxes                       462         569         707         606         692         469         291
Federal income taxes                               160         192         240         194         223         138          86
                                                ------      ------      ------      ------      ------      ------      ------
Net earnings                                    $  302      $  377      $  467      $  412      $  469      $  331      $  205
                                                ------      ------      ------      ------      ------      ------      ------
                                                ------      ------      ------      ------      ------      ------      ------

________________________________

(1) The financial statements as of June 30, 1996, and for the nine months ended June 30, 1996 and 1995, are unaudited. In the opinion of management, however, all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of financial condition and results of operations have been included. The results of operations for the nine months ended June 30, 1996, are not necessarily indicative of the results that may be obtained for the fiscal year.

(2) The Association adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on October 1, 1994. As of and subsequent to that date, the Association carries at market value securities designated as available for sale.


                                                  At or for the
                                                nine months ended
                                                    June 30, (1)          At or for the years ended September 30,
                                                 ----------------    -----------------------------------------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:         1996      1995      1995      1994      1993      1992      1991
                                                 -------   -------   -------   -------   -------   -------   -------
Performance ratios:
    Return on average assets (2)(3)               0.88%     1.11%     1.03%     0.89%     0.99%     0.70%     0.45%
    Return on average equity (3)(4)               5.48      7.49      6.91      6.68      8.15      6.15      4.01
    Interest rate spread (5)                      2.66      3.23      2.93      2.98      2.58      1.98      1.44
    Net interest margin (6)                       3.37      3.75      3.55      3.29      3.03      2.57      2.14
    Operating expenses to average assets          1.92      1.89      1.89      1.81      1.48      1.51      1.46
    Equity to assets (7)                         16.28     15.55     15.64     14.05     12.70     11.67     11.25

Asset quality ratios:
    Nonperforming assets to total assets             -         -         -         -      0.58      0.57      0.81
    Nonperforming loans to total loans               -         -         -         -      1.02      1.46      2.00
    Allowance for losses on loans to total
      loans                                        .23       .17      0.17      0.16      0.21      0.18      0.16
    Allowance for losses on loans to
      nonperforming loans                       346.67    N/M(8)    N/M(8)    N/M(8)     20.21     12.18      7.96
    Net (charge-offs) recoveries to average
      loans                                          -         -         -         -    (0.02)    (0.05)         -
    Average interest-earning assets to
      average interest-bearing liabilities      117.74    114.26    116.62    109.04    112.38    111.54    111.04

Other data:
    Number of full service offices                   2         2         2         2         2         2         2

__________________________

(1) Annualized, where appropriate.

(2) Return on average assets equals net earnings divided by average assets.

(3) Based on arithmetic average of beginning and ending balances.

(4) Return on average equity is calculated by dividing net earnings by average equity capital.

(5) Average yield on interest-earning assets less average cost of interest-bearing liabilities.

(6) Net interest income as a percentage of average interest-earning assets.

(7) At the end of the respective periods.

(8) Not meaningful, as the Association had no nonperforming loans at September 30, 1995 or 1994.

                                     RISK FACTORS

    INVESTMENT IN THE COMMON SHARES INVOLVES CERTAIN RISKS. BEFORE INVESTING, PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FOLLOWING MATTERS.

LOW RETURN ON EQUITY

    During the nine months ended June 30, 1996, and the fiscal years ended September 30, 1995 and 1994, the return on average equity of the Association equaled 5.49%, 6.91% and 6.68%, respectively. During fiscal year 1995 and the first nine months of fiscal year 1996, loan principal repayments have exceeded new loan originations, and funds not used to originate loans have been invested in lower yielding investments, thus reducing the Association's return on average equity.

    The significant amount of equity capital that will be raised in the Conversion will further reduce the return on equity of MFC on a consolidated basis after the Conversion until the Conversion proceeds are effectively invested. Although a low return on equity is not unusual for recently converted well-capitalized thrifts, MFC's return on equity after the Conversion may adversely affect the market price of the Common Shares.

INTEREST RATE RISK AND HISTORIC EARNINGS

    The Association's operating results are dependent to a significant degree on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. Like most thrift institutions, the Association's interest income and interest expense change as interest rates fluctuate and assets and liabilities reprice. Interest rates fluctuate and assets and liabilities reprice because of a variety of factors, including general economic conditions, the policies of various regulatory authorities and other factors beyond the Association's control. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Asset and Liability Management" and "THE BUSINESS OF THE ASSOCIATION - Lending Activities; and - Deposits and Borrowings."

    When interest rates are rising, the interest income earned on assets may not increase as rapidly as the interest expense paid on the Association's liabilities. As a result, the earnings of the Association may be adversely affected when the cost of the Association's liabilities increases more rapidly than the income earned on the Association's assets. The degree to which such earnings will be adversely affected depends upon the rapidity and extent of the increase in interest rates.

    The Association's earnings were adversely affected during the first nine months of fiscal year 1996 by the small difference between the interest paid by the Association on deposits and the income received on the Association's assets. In a rising interest rate environment, that small difference can be expected to continue due to the Association's entirely fixed-rate loan portfolio and the maturity of $17.5 million of certificates of deposit, or 75.7% of the Association's total certificates of deposit, within one year after June 30, 1996. The interest earned on the Association's loan portfolio will increase slowly as existing loans at lower rates are repaid and new loans at higher rates are originated, while the rates paid on deposits will increase at a quicker pace. Rising interest rates may also affect the Association's earnings due to diminished loan demand. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Asset and Liability Management."

LEGISLATION AND REGULATION WHICH MAY ADVERSELY AFFECT THE ASSOCIATION'S EARNINGS

    The Association is subject to extensive regulation by the OTS, the Division and the FDIC and is periodically examined by such regulatory agencies to test compliance with various regulatory requirements. MFC will also be subject to regulation and examination by the OTS. Such supervision and regulation of the Association and MFC are primarily for the protection of depositors and not for the maximization of shareholder value and may affect the ability of MFC to engage in various business activities. The assessments, filing fees and other costs associated with reports, examinations and other regulatory matters are significant and may have an adverse effect on MFC's net earnings. See "REGULATION."

    The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the Bank Insurance Fund (the "BIF") and the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to the target level within a reasonable time and may decrease such rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under such system, assessments may vary depending on the risk the institution poses to its deposit insurance fund. Such risk level is determined by reference to the institution's capital level and the FDIC's level of supervisory concern about the institution.

    Because of the differing reserve levels of the SAIF and the BIF, deposit insurance assessments paid by healthy commercial banks were recently reduced significantly below the level paid by healthy savings associations. Assessments paid by healthy savings associations exceeded those paid by healthy commercial banks by approximately $.19 per $100 in deposits in late 1995 and exceed them by $.23 per $100 in deposits in 1996. Such premium disparity could have a negative competitive impact on MFC and other institutions with SAIF deposits.

    Congress is considering legislation to recapitalize the SAIF and to eliminate the significant premium disparity between the BIF and the SAIF. Currently, the recapitalization plan provides for the payment of a special assessment of approximately $.85 per $100 of SAIF deposits held at some date during 1995, currently March 31, 1995, in order to increase SAIF reserves to the level required by law. Certain associations holding SAIF-insured deposits would pay a lower special assessment. In addition, the cost of prior thrift failures would be shared by both the SAIF and the BIF. Such cost sharing might increase BIF assessments by $.02 to $.025 per $100 in deposits. SAIF assessments for healthy savings associations would be set at a significantly lower level after the special assessment is paid by all SAIF institutions and could never be reduced below the level set for healthy BIF institutions.

    The Association had $37.6 million in deposits at March 31, 1995. If the one-time special assessment in the legislative proposal is enacted into law, the Association will pay an additional pre-tax assessment of approximately $320,000, which will reduce capital and earnings for the quarter in which the assessment is recorded. However, it is expected that quarterly SAIF assessments would be reduced significantly after such special assessment is paid.

    The recapitalization plan also provides for the merger of the SAIF and BIF on January 1, 1998, and for an elimination of the federal thrift charter or of the separate federal regulation of thrifts prior to the merger of the deposit insurance funds. Under the legislation, the OTS would cease to exist and the Association would be regulated under federal law as a bank. As a result, the Association would become subject to the more restrictive activity limitations imposed on national banks, but would have a specified period of time to divest of any activities which are restricted. The requirement that the Association convert to a bank charter could have an adverse effect on MFC and the Association, although until such proposal is acted upon by Congress, the extent of such effect is uncertain.

    No assurances can be given that the SAIF recapitalization plan will be enacted into law or in what form it may be enacted. In addition, MFC can give no assurances that the disparity between BIF and SAIF assessments will be eliminated and cannot be certain of the impact of its being regulated as a bank holding company or the Association being regulated as a bank until the legislation requiring such change is enacted. If the proposed legislation is not adopted, SAIF premiums may increase and the disparity between BIF and SAIF premiums may become more pronounced, which would negatively impact the Association. See "REGULATION - Federal Deposit Insurance Corporation -- Deposit Insurance."

DILUTIVE EFFECT PURCHASES BY THE ESOP AND THE RRP

    If the ESOP is unable to purchase Common Shares in the Conversion due to an oversubscription by Eligible Account Holders, the ESOP may purchase authorized but unissued shares from MFC or purchase in the open market a number of shares equal to up to 10% of the Common Shares issued in connection with the Conversion. It is anticipated that the ESOP will purchase a number of shares equal to 8% of the Common Shares issued in the Conversion. If the ESOP shares are purchased from authorized but unissued shares, shareholders would experience a dilution of their ownership interests of up to 7.41%. In addition, the RRP may purchase authorized but unissued shares from MFC or purchase in the open market a number of shares equal to 4% of the Common Shares issued in connection with the Conversion. The purchase of authorized but unissued shares by the RRP would have a dilutive effect on the ownership interests of MFC's shareholders of up to 3.85%. See "CAPITALIZATION", "PRO FORMA DATA" and "MANAGEMENT - Stock Benefit Plans."

ABSENCE OF MARKET FOR COMMON SHARES

    There is presently no market for the Common Shares. No assurance can be given that an active or liquid market for the Common Shares will develop after the completion of the Conversion or, if such a market does develop, that it will continue. Investors should consider, therefore, the potentially illiquid and long-term nature of an investment in the Common Shares.

    MFC has received conditional approval from Nasdaq Small Cap to have the Common Shares quoted on Nasdaq Small Cap under the symbol "____" upon the completion of the Conversion, subject to certain conditions which MFC and the Association believe will be satisfied, although no assurance can be provided that the conditions will be met. One of the conditions of the Nasdaq Small Cap listing is the commitment of at least two brokerage firms to make a market in the Common Shares. KBW intends to make a market in the Common Shares but has no obligation to do so. Webb does not intend to make a market in the Common Shares.

    The aggregate offering price for the Common Shares is based upon an independent appraisal of the Association. The appraisal is not a recommendation as to the advisability of purchasing the Common Shares. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." No assurance can be given that persons purchasing Common Shares will thereafter be able to sell such shares at a price at or above the offering price. See "RISK FACTORS - Market for Common Shares."

CONTROLLING INFLUENCE OF MANAGEMENT AND ANTI-TAKEOVER PROVISIONS WHICH MAY DISCOURAGE SALES OF COMMON SHARES FOR PREMIUM PRICES

    The Articles of Incorporation and Code of Regulations of MFC and the Amended Articles of Incorporation of the Association contain certain provisions that could deter or prohibit non-negotiated changes in the control of MFC and the Association. Such provisions include a restriction on the acquisition of more than 10% of the outstanding shares of MFC by any person during the five-year period following the effective date of the Conversion, the ability to issue additional common shares and a supermajority voting requirement for certain transactions. See "DESCRIPTION OF AUTHORIZED SHARES" and "RESTRICTIONS ON ACQUISITION OF MFC AND THE ASSOCIATION AND RELATED ANTI-TAKEOVER PROVISIONS."

    The Articles of Incorporation of MFC provide that for five years after the effective date of the Conversion, no person, except the ESOP, may offer to acquire or acquire the beneficial ownership of more than 10% of any class of outstanding equity securities of MFC. If such a prohibited acquisition occurs, the securities owned by such person in excess of the 10% limit may not be voted on any matter submitted to the shareholders of MFC. Such provision may not be waived by management. The ability of management or any other person to solicit revocable proxies from shareholders and vote on behalf of such shareholders will not be restricted by such 10% limit.

    The Articles of Incorporation of MFC also provide that if the Board of Directors recommends that shareholders approve certain matters, including mergers, acquisitions of a majority of the shares of MFC or the transfer of substantially all of the assets of MFC, the affirmative vote of the holders of only a majority of the voting shares of MFC is required to approve such matter. If, however, the Board of Directors recommends against the approval of any such matter, the affirmative vote of the holders of at least 75% of the voting shares of MFC is required to approve such matters. The existence of such a 75% provision in the Articles of Incorporation of MFC may make more difficult actions which certain shareholders deem to be in their best interests.

    Officers and directors of MFC are expected to purchase approximately 11.71% of the Common Shares sold in the Offering, assuming the sale of 1,010,000 Common Shares, the midpoint of the Valuation Range. In addition, the ESOP intends to purchase approximately 8% of the Common Shares sold in the Offering. The ESOP trustee must vote shares allocated under the ESOP as directed by the participants to whom the shares are allocated and will vote unallocated shares in its sole discretion. The RRP may acquire common shares of MFC in the open market or acquire authorized, but unissued, common shares from MFC following approval of the RRP by the shareholders of MFC in an amount equal to up to 4% of the Common Shares sold in the Offering. The RRP trustees, who are expected to be three directors of the Association, will vote shares awarded but not distributed under the RRP in their discretion. Under the Stock Option Plan, directors will be, and officers and employees may be, granted options to purchase common shares of MFC. The aggregate amount of common shares as to which options might be granted may equal 10% of the Common Shares sold in connection with the Conversion. See "MANAGEMENT - Stock Benefit Plans -- Employee Stock Ownership Plan; -- Stock Option Plan; and -- Recognition and Retention Plan and Trust."

    In view of the various provisions of the Articles of Incorporation and the stock benefit plans of MFC, the aggregate ownership by the ESOP, the RRP and the directors and officers of MFC and the Association may have the effect of facilitating the perpetuation of current management and discouraging proxy contests and takeover attempts. Thus, officers and directors, who are anticipated to be allocated or awarded shares under such plans, will have a significant influence over the vote on such proxy contests and may be able to defeat proposed takeover attempts. The Boards of Directors of MFC and the Association believe that such provisions will be in the best interests of shareholders by encouraging prospective acquirors to negotiate a proposed acquisition with the directors. Such provisions could, however, adversely affect the market value of the Common Shares or deprive shareholders of the opportunity to sell their shares for premium prices.

    Regulations of the OTS also restrict the ability of any person to acquire the beneficial ownership of more than 10% of any class of voting equity security of the Association or MFC without the prior written approval of or lack of objection by the OTS. Such restrictions could restrict the use of revocable proxies. Federal and Ohio law also restrict the acquisition of control of MFC and the Association. Any or all of these provisions may facilitate the perpetuation of current management and discourage proxy contests or takeover attempts not first negotiated with the Board of Directors. See "RESTRICTIONS ON ACQUISITION OF MFC AND THE ASSOCIATION AND RELATED ANTI-TAKEOVER PROVISIONS."

POSSIBLE TAX LIABILITY RELATED TO SUBSCRIPTION RIGHTS

    As part of the Conversion, subscription rights have been granted to
(i) Eligible Account Holders, (ii) the ESOP, (iii) Supplemental Eligible Account Holders and (iv) Other Eligible Members. The Association has received an opinion from Keller to the effect that the subscription rights to be received by Eligible Account Holders and other eligible subscribers do not have any value because they are acquired by the recipients without cost, are non-transferable and of short duration and afford the recipients a right only to purchase Common Shares at a price equal to their estimated fair market value, the same price as the purchase price for unsubscribed Common Shares.

    Notwithstanding the opinion from Keller, if the subscription rights are subsequently found to have a fair market value, income may be recognized by the recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and MFC and/or the Association may be taxed on the distribution of such subscription rights. In this regard, the subscription rights may be taxed partially or entirely at ordinary income tax rates.

RISK OF DELAYED OFFERING

    MFC and the Association expect to complete the Conversion by _______________, 1996. It is possible, however, that adverse market, economic or other factors could delay the completion of the Conversion. If the Community Offering is extended beyond ________, 1996, each subscriber will be given a notice of such delay and the right to affirm, increase, decrease or rescind his subscription. In such event, any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest. If the Community Offering is extended, the cost of the Conversion could increase and the valuation of the Association could change.


                                   USE OF PROCEEDS

    The following table presents the estimated gross and net proceeds from the sale of the Common Shares, based on the Valuation Range:


                          Minimum      Mid-point     Maximum      Maximum, as adjusted
                          -------      ---------     -------     --------------------
Gross proceeds           $8,585,000   $10,100,000   $11,615,000        $13,357,250
Less estimated expenses     417,000       435,000       453,000            473,000
                         ----------   -----------   -----------        -----------
Total net proceeds       $8,168,000   $ 9,665,000   $11,162,000        $12,884,250
                         ----------   -----------   -----------        -----------
                         ----------   -----------   -----------        -----------


    The net proceeds from the sale of the Common Shares may vary depending upon financial and market conditions at the time of the completion of the Offering. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." The expenses detailed above are estimated. Estimated expenses include estimated sales commissions payable to Webb. Sales commissions have been computed on the basis of the following assumptions: (i) approximately 19% of the Common Shares sold in the Offering will be purchased by directors, officers and employees of the Association and the members of their immediate families; (ii) 8% of the Common Shares sold in the Offering will be purchased by the ESOP;

and (iii) 73% of the Common Shares sold in the Offering will be sold in the Subscription Offering with sales commissions of 1.5% of the aggregate dollar amount of such Common Shares. Actual expenses may be more or less than estimated. See "THE CONVERSION - Marketing Plan."

    MFC will retain 50% of the net proceeds from the sale of the Common Shares, or approximately $4.8 million at the mid-point of the Valuation Range, including the value of a promissory note from the ESOP which MFC intends to accept in exchange for the issuance of MFC Common Shares to the ESOP. The cash proceeds received from the sale of Common Shares will be used by MFC to fund the RRP, which intends to purchase up to 4% of all Common Shares sold in the Conversion, and for general corporate purposes, which may include the payment of dividends, repurchases of Common Shares and acquisitions of other financial institutions. MFC presently has no specific plans to use the proceeds for any such purposes, except the funding of the RRP. See "THE CONVERSION - Restrictions on Repurchase of Common Shares."

    The remainder of the net proceeds received from the sale of the Common Shares, approximately $4.8 million at the mid-point of the Valuation Range, will be invested by MFC in the capital stock to be issued by the Association to MFC as a result of the Conversion and will increase the regulatory capital of the Association. Initially, for liquidity purposes, the Association will invest the remainder of the funds in U.S. Treasury and government agency securities with maturities of three years or less and short-term interest-bearing deposits. The Association hopes that such proceeds will eventually be used to expand the Association's lending and investment activities. The Association expects to increase its loan origination staff and commence the origination of adjustable-rate mortgage loans. No assurance can be provided, however, with respect to when such hiring or originations will occur or the effect such efforts will have on the Association's financial condition or earnings.


                               MARKET FOR COMMON SHARES

    There is currently no market for the Common Shares. No assurance can be given that an active or liquid market for the Common Shares will develop after the completion of the Conversion or, if such a market does develop, that it will continue. Investors should consider, therefore, the potentially illiquid and long-term nature of an investment in the Common Shares.

    A public trading market for the stock of any issuer, including MFC, depends upon the presence of both willing buyers and willing sellers at any given time. MFC has applied to have the Common Shares included on Nasdaq Small Cap under the symbol "____" upon completion of the Conversion, subject to certain conditions which the Association and MFC believe will be satisfied, although no assurance can be provided that the conditions will be met. One of the conditions to the Nasdaq Small Cap listing is the commitment of at least two brokerage firms to make a market in the Common Shares. KBW intends to make a market in the Common Shares but has no obligation to do so. Webb does not intend to make a market in the Common Shares.

    The aggregate offering price for the Common Shares is based upon an independent appraisal of the Association. The appraisal of the pro forma market value of the Association, as converted, does not represent Keller's opinion as to the price at which the Common Shares may trade, and such appraisal is not a recommendation as to the advisability of purchasing Common Shares. No assurance can be given that the Common Shares may later be resold at the price at which they are purchased in connection with the Conversion. See "RISK FACTORS - Absence of Market for Common Shares."


                                   DIVIDEND POLICY

    The declaration and payment of dividends by MFC will be subject to the discretion of the Board of Directors of MFC, to the earnings and financial condition of MFC and to general economic conditions. If the Board of Directors of MFC determines in the exercise of its discretion that the net income, capital and consolidated financial condition of MFC and the general economy justify the declaration and payment of dividends by MFC, the Board of Directors of MFC may authorize the payment of dividends on the Common Shares, subject to the limitation under Ohio law that a corporation may pay dividends only out of surplus. There can be no assurance that dividends will be paid on the Common Shares or, if paid, that such dividends will continue to be paid in the future.

    Other than earnings on the investment of the proceeds retained by MFC and interest earned on the loan to the ESOP, the only source of income of MFC will be dividends periodically declared and paid by the Board of Directors of the

Association on the common shares of the Association held by MFC. The declaration and payment of dividends by the Association to MFC will be subject to the discretion of the Board of Directors of the Association, to the earnings and financial condition of the Association, to general economic conditions and to federal and state restrictions on the payment of dividends by thrift institutions. Under regulations of the OTS applicable to converted associations, the Association will not be permitted to pay a cash dividend on its capital stock after the Conversion if its regulatory capital would, as a result of the payment of such dividend, be reduced below the amount required for the Liquidation Account or the applicable regulatory capital requirement prescribed by the OTS. See "THE CONVERSION - Principal Effects of the Conversion -- Liquidation Account" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources." The Association may not pay a dividend unless such dividend also complies with an OTS regulation limiting capital distributions by savings and loan associations. Capital distributions, for purposes of such regulation, include, without limitation, payments of cash dividends, repurchases and certain other acquisitions by an association of its shares and payments to stockholders of another association in an acquisition of such other association. See "REGULATION - Office of Thrift Supervision -- Limitations on Capital Distributions."

                            REGULATORY CAPITAL COMPLIANCE

    The following table sets forth the historical and pro forma regulatory capital of the Association at June 30, 1996, based on the receipt of 50% of the net proceeds for the number of Common Shares indicated. Estimated expenses used in determining the net proceeds are $417,000, $435,000, $453,000 and $473,000 at the minimum, mid-point, maximum and maximum, as adjusted, respectively, of the Valuation Range:


                                                Pro forma capital at June 30, 1996, assuming the sale of:
                         -------------------------------------------------------------------------------------------------------
                                              858,500               1,010,000              1,161,500            1,335,725
                                            Common Shares          Common Shares         Common Shares         Common Shares
                          Historical at    (offering price        (offering price       (offering price       (offering price
                          June 30, 1996   of $10.00 per share)  of $10.00 per share)  of $10.00 per share)  of $10.00 per share)
                          -------------   --------------------  --------------------  --------------------  --------------------
                         Amount  Percent    Amount  Percent       Amount   Percent      Amount   Percent      Amount   Percent
                         ------  -------    ------  -------       ------   -------      ------   -------      ------   -------
                                                                  (Dollars in thousands)
Capital under generally
 accepted accounting
 principles, before
 adjustments (1)        $7,533   16.3%    $10,587   21.0%       $11,154    21.8%      $11,720    22.6%      $12,372    23.5%

Current tangible
 capital:
  Capital level (2)     $7,141   15.6%    $10,195   20.4%       $10,762    21.2%      $11,328    22.0%      $11,980    22.9%
  Requirement              688    1.5         749    1.5            761     1.5           772     1.5           785     1.5
                        ------   ----     -------   ----        -------    ----       -------    ----       -------    ----
  Excess
                        $6,453   14.1%    $ 9,446   18.9%       $10,001    19.7%      $10,556    20.5%      $11,195    21.4%
                        ------   ----     -------   ----        -------    ----       -------    ----       -------    ----
                        ------   ----     -------   ----        -------    ----       -------    ----       -------    ----
Current core
 capital:
  Capital level (2)      7,141   15.6%    $10,195   20.4%       $10,762    21.2%      $11,328    22.0%      $11,980    22.9%
  Requirement            1,376    3.0       1,499    3.0          1,521     3.0         1,543     3.0         1,569     3.0
                        ------   ----     -------   ----        -------    ----       -------    ----       -------    ----
  Excess                $5,765   12.6%    $ 8,696   17.4%       $ 9,241    18.2%      $ 9,785    19.0%      $10,411    19.9%
                        ------   ----     -------   ----        -------    ----       -------    ----       -------    ----
                        ------   ----     -------   ----        -------    ----       -------    ----       -------    ----
Current risk-based
 capital: (3)
  Capital level (4)(2)  $7,191   48.5%    $10,245   65.9%       $10,812    68.9%      $11,378    71.9%      $12,030    75.2%
  Requirement            1,178    8.0       1,243    8.0          1,255     8.0         1,267     8.0         1,281     8.0
                        ------   ----     -------   ----        -------    ----       -------    ----       -------    ----
  Excess                $6,013   40.5%   $  9,002   57.9%      $  9,557    60.9%      $10,111    63.9%      $10,749    67.2%
                        ------   ----     -------   ----        -------    ----       -------    ----       -------    ----
                        ------   ----     -------   ----        -------    ----       -------    ----       -------    ----

____________________________________

(1) The calculations in the table above do not take into account the interest rate risk component added by the OTS to its risk-based capital requirements. See "REGULATION - Office of Thrift Supervision -- Regulatory Capital Requirements."

(2) Tangible and core capital are shown as a percent of adjusted total assets, and risk-based capital levels are shown as a percent of risk-weighted assets in accordance with OTS regulations. Tangible and core capital do not include $392,000 of unrealized gains determined under SFAS No. 115. Reflects a reduction for unearned ESOP and RRP shares equal to 8% and 4%, respectively, of the Offering.

(3) Assumes that the net proceeds received by the Association will be invested in assets having a risk-weighting of 20%.

(4) Risk-weighted capital includes $50,000 of qualifying general loan loss allowances as determined under OTS regulations.

                                    CAPITALIZATION

    Set forth below is the historical capitalization of the Association at June 30, 1996, and the pro forma consolidated capitalization of MFC as adjusted to give effect to the sale of Common Shares based on the Valuation Range and estimated expenses. See "USE OF PROCEEDS" and "THE CONVERSION - Pricing and Number of Common Shares to be Sold."



                                                      Historical
                                                    capitalization
                                                of the Association at
                                                        June 30,
                                                         1996
                                                ---------------------
                                                     (In thousands)

Deposits(1)                                              $38,190
                                                         -------
                                                         -------
Borrowings                                               $     -
                                                         -------
                                                         -------
Capital and retained earnings:
 Preferred Shares, no par value per share:
  authorized - 1,000,000 shares, assumed
  utstanding - none                                      $     -
 Common Shares, no par value per share:
  authorized - 4,000,000 shares; assumed
  outstanding - as shown (2)                                   -
 Additional paid-in capital                                    -
 Less Common Shares acquired by the
  ESOP (3)                                                     -
 Less Common Shares acquired by the RRP
  (4)                                                          -
 Retained earnings, substantially restricted
  (5)                                                      7,533
                                                         -------
  Total capital and retained earnings                    $ 7,533
                                                         -------
                                                         -------


                                                                             Pro forma capitalization of MFC
                                                                          at June 30, 1996, assuming the sale of:
                                                    -------------------------------------------------------------------------------

                                                    858,500               1,010,000            1,161,500           1,335,725
                                                    Common                 Common                Common               Common
                                                    Shares                 Shares               Shares                Shares
                                                   (Offering             (Offering            (Offering             (Offering
                                                    price of              price of             price of               price of
                                                10.00 per share)     $10.00 per share)     $10.00 per share)     $10.00 per share)
                                                 ---------------      ----------------      ----------------      -----------------
                                                                       (In thousands)
Deposits(1)                                          $38,190               $38,190               $38,190               $38,190
                                                      -------              -------               -------               -------
                                                      -------              -------               -------               -------

Borrowings                                           $     -               $     -               $     -               $     -
                                                      -------              -------               -------               -------
                                                      -------              -------               -------               -------
Capital and retained earnings:
 Preferred Shares, no par value per share:
  authorized - 1,000,000 shares, assumed
  outstanding - none                                $     -               $     -               $     -               $     -
 Common Shares, no par value per share:
  authorized - 4,000,000 shares; assumed
  outstanding - as shown (2)                              -                     -                     -                     -
 Additional paid-in capital                            8,168                 9,665                11,162                12,884
 Less Common Shares acquired by the
  ESOP (3)                                              (687)                 (808)                 (929)               (1,069)
 Less Common Shares acquired by the RRP
  (4)                                                   (343)                 (404)                 (465)                 (534)
 Retained earnings, substantially restricted
  (5)                                                  7,533                 7,533                 7,533                 7,533
                                                      -------              -------               -------               -------
      Total capital and retained earnings            $14,671               $15,986               $17,301               $18,814
                                                      -------              -------               -------               -------
                                                      -------              -------               -------               -------

____________________________________

(1) No effect has been given to withdrawals from savings accounts for the purpose of purchasing Common Shares in the Conversion. Any such withdrawals will reduce pro forma deposits by the amount of such withdrawals.

(2) The number of Common Shares to be issued will be determined on the basis of the final valuation of the Association. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." Common Shares assumed outstanding does not reflect the issuance of any common shares which may be reserved for issuance under the Stock Option Plan. See "MANAGEMENT - Stock Benefit Plans -- Stock Option Plan." Reflects receipt of the proceeds from the sale of the Common Shares, net of estimated expenses. Estimated expenses include estimated sales commissions payable to Webb. Such sales commissions have been computed based on the following assumptions: (i) approximately 19% of the Common Shares sold in the Offering will be purchased by directors, officers and employees of the Association and the members of their immediate families; (ii) 8% of the Common Shares sold in the Offering will be purchased by the ESOP; and (iii) 73% of the Common Shares sold in the Offering will be purchased in the Subscription Offering with sales commissions of 1.5% of the aggregate dollar amount of such Common Shares.

(3) Assumes that 8% of the Common Shares sold in connection with the Conversion will be acquired by the ESOP with funds borrowed by the ESOP from MFC for a term of 8 years at a rate of 8%. The ESOP loan will be secured solely by the Common Shares purchased by the ESOP. The Association has agreed, however, to use its best efforts to fund the ESOP based on future earnings, which best efforts funding will reduce the Association's total capital and retained earnings, as reflected in the table. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase common shares on the open market or may purchase authorized but unissued shares of MFC. If the ESOP purchases authorized but unissued shares from MFC, such purchases would have a dilutive effect of approximately 7.41% on the voting interests of MFC's shareholders. See "MANAGEMENT - Stock Benefit Plans -- Employee Stock Ownership Plan" and "RISK FACTORS - Possible Dilutive Effect of RRP and Stock Option Plan on Net Income and Shareholders' Equity."

(4) Assumes that 4% of the Common Shares will be acquired in the open market by the RRP after the Conversion at a price of $10 per share. There can be no assurance that the RRP will be implemented, that a sufficient number of shares will be available for purchase by the RRP, that shares could be purchased at a price of $10 per share or that the shareholders will approve the RRP if it is implemented during the first year after the Conversion. A higher price per share, assuming the purchase of the entire 4% of the shares, would reduce pro forma shareholders' equity. The RRP may purchase shares in the open market or may purchase authorized but unissued shares from MFC. If authorized but unissued shares are purchased, the voting interests of existing shareholders would be diluted approximately
    3.8%. See "MANAGEMENT - Stock Benefit Plans -- Recognition and Retention Plan and Trust."

(5) Retained earnings include restricted and unrestricted retained earnings and unrealized gain on securities designated as available for sale. See "THE CONVERSION - Principal Effects of the Conversion -- Liquidation Account" for information concerning the liquidation account to be established in connection with the Conversion and "TAXATION - Federal Taxation" for information concerning restricted retained earnings for federal tax purposes.


                                    PRO FORMA DATA

    Set forth below are the pro forma consolidated net income of MFC for the nine months ended June 30, 1996, and the year ended September 30, 1995, and the pro forma consolidated shareholders' equity of MFC as of and for the respective dates and periods ending on such dates, along with the related pro forma earnings per share amounts, giving effect to the sale of the Common Shares. The computations are based on the assumed issuance of 858,500 Common Shares (minimum of the Valuation Range), 1,010,000 Common Shares (mid-point of the Valuation Range), 1,161,500 Common Shares (maximum of the Valuation Range) and 1,335,725 Common Shares (15% above the maximum of the Valuation Range). See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." The pro forma data is based on the following assumptions: (i) the sale of the Common Shares occurred at the beginning of the period and yielded the net proceeds indicated; (ii) such net proceeds were invested at the beginning of the period to yield annualized after-tax net returns of 3.82% for the nine months ended June 30, 1996, and the year ended September 30, 1995; and (iii) no withdrawals from existing deposit accounts were made to purchase the Common Shares. The assumed returns are based on the one-year U.S. Treasury bill yield of 5.79% in effect at June 30, 1996. This rate was used as an alternative to the arithmetic average of the Association's interest-earning assets and interest-bearing deposits. In calculating pro forma net earnings, a statutory federal income tax rate of 34% has been assumed for the period. In the opinion of management, the assumed after-tax yield does not differ materially from the estimated after-tax yield which will be obtained on the initial investment of the cash proceeds in short-term, interest-bearing deposits and is viewed as being more relevant in the current low interest rate environment than the use of an arithmetic average of the fiscal year 1995 weighed average yield on interest-earning assets and weighed average rates paid on deposits during such period. Actual yields may differ, however, from the assumed returns. The pro forma consolidated net income amounts derived from the assumptions set forth herein should not be considered indicative of the actual results of operations of MFC that would have been attained for any period if the Conversion had been actually consummated at the beginning of such period.

    As the table demonstrates, pro forma consolidated earnings per share and pro forma consolidated shareholders' equity per share decrease as the amount of Common Shares sold moves from the minimum of the Valuation Range to the adjusted maximum of the Valuation Range. In addition, the offering price as a multiple of pro forma earnings per share and as a percent of pro forma shareholders' equity per share increases as the amount of Common Shares sold moves from the minimum of the Valuation Range to the adjusted maximum of the Valuation Range.

    THE PRO FORMA DATA AND ACCOMPANYING NOTES SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE HEREIN. NO ASSURANCE CAN BE PROVIDED THAT THE YIELDS WILL BE ACHIEVED ON THE INVESTMENT OF THE CONVERSION PROCEEDS. THE PRO FORMA DATA DOES NOT PURPORT TO REPRESENT WHAT MFC'S FINANCIAL POSITION OR RESULTS OF OPERATIONS ACTUALLY WOULD HAVE BEEN HAD THE AFOREMENTIONED TRANSACTIONS BEEN COMPLETED AS OF THE DATE OR AT THE BEGINNING OF THE PERIODS INDICATED, OR TO PROJECT MFC'S FINANCIAL POSITION OR RESULTS OF OPERATIONS AT ANY FUTURE DATE OR FOR ANY FUTURE PERIOD.


                                                          At and for the nine months ending June 30, 1996, assuming the sale of:
                                                    ------------------------------------------------------------------------------
                                                          858,500            1,010,000           1,161,500          1,335,725
                                                      Common Shares       Common Shares       Common Shares       Common Shares
                                                   (Offering price of  (Offering price of  (Offering price of  (Offering price of
                                                    $10.00 per share)   $10.00 per share)   $10.00 per share)   $10.00 per share)
                                                    -----------------   -----------------   -----------------   -----------------
                                                                     (Dollars in thousands, except per share amounts)
Gross proceeds                                         $ 8,585             $10,100             $11,615             $13,357
Estimated expenses                                         417                 435                 453                 473
                                                       -------             -------             -------             -------
Estimated net proceeds                                   8,168               9,665              11,162              12,884

Less Common Shares acquired by the RRP (1)                (343)               (404)               (465)               (534)

Less Common Shares acquired by the ESOP (2)               (687)               (808)               (929)             (1,069)
                                                       -------             -------             -------             -------
Net cash proceeds                                      $ 7,138             $ 8,453             $ 9,768             $11,281
                                                       -------             -------             -------             -------
                                                       -------             -------             -------             -------
Net earnings:
    Historical                                         $   302             $   302             $   302             $   302
    Pro forma income on net proceeds (3)                   205                 242                 280                 323
    Pro forma adjustment for the RRP (1)                   (34)                (40)                (46)                (53)
    Pro forma adjustment for the ESOP (2)                  (43)                (50)                (57)                (66)
                                                       -------             -------             -------             -------
      Pro forma net earnings                           $   430             $   454             $   479             $   506
                                                       -------             -------             -------             -------
                                                       -------             -------             -------             -------

Earnings per share:
    Historical                                         $   .35             $   .30             $   .26             $   .23
    Pro forma income on net proceeds                       .24                 .24                 .24                 .24
    Pro forma adjustment for the RRP (1)                  (.04)               (.04)               (.04)               (.04)
    Pro forma adjustment for the ESOP (2)                 (.05)               (.05)               (.05)               (.05)
                                                       -------             -------             -------             -------

       Pro forma earnings per share (3)(4)             $   .50             $   .45             $   .41             $   .38
                                                       -------             -------             -------             -------
                                                       -------             -------             -------             -------

    Offering price as a multiple of pro forma
       earnings per share                               20.00x              22.22x              24.39x              26.32x
                                                       -------             -------             -------             -------
                                                       -------             -------             -------             -------

Shareholders' equity: (5)
    Historical                                          $7,533             $ 7,533             $ 7,533             $ 7,533
    Estimated net proceeds from the sale of
       Common Shares                                     8,168               9,665              11,162              12,884
    Less unearned RRP shares (1)                          (343)               (404)               (465)               (534)
    Less unearned ESOP shares (2)                         (687)               (808)               (929)             (1,069)
                                                       -------             -------             -------             -------

       Pro forma shareholders' equity                  $14,671             $15,986             $17,301             $18,814
                                                       -------             -------             -------             -------
                                                       -------             -------             -------             -------

Per share shareholders' equity:
    Historical                                         $  8.77              $ 7.46               $6.49               $5.64
    Estimated net proceeds                                9.51                9.57                9.61                9.65
    Less unearned RRP shares (1)                          (.40)               (.40)               (.40)               (.40)
    Less unearned ESOP shares (2)                         (.80)               (.80)               (.80)               (.80)
                                                       -------             -------             -------             -------

    Pro forma shareholders' equity per share (3)
                                                       $ 17.08             $ 15.83             $ 14.90             $ 14.09
                                                        -------             -------             -------             -------
                                                        -------             -------             -------             -------
Ratio of offering price to pro forma shareholders'
       equity per share                                  58.55%              63.17%              67.11%              70.97%
                                                        -------             -------             -------             -------
                                                        -------             -------             -------             -------

_________________________

(Footnotes on page 20)



                                                     At and for the year ended September 30, 1995, assuming the sale of:
                                               ------------------------------------------------------------------------------
                                                    858,500             1,010,000          1,161,500           1,335,725
                                                 Common Shares       Common Shares       Common Shares       Common Shares
                                              (Offering price of  (Offering price of  (Offering price of  (Offering price of
                                               $10.00 per share)   $10.00 per share)   $10.00 per share)   $10.00 per share)
                                              ------------------  ------------------  ------------------  ------------------
                                                               (Dollars in thousands, except per share amounts)
Gross proceeds                                      $ 8,585             $10,100             $11,615             $13,357
Estimated expenses                                      417                 435                 453                 473
                                                    -------             -------             -------             -------
Estimated net proceeds                                8,168               9,665              11,162              12,884


Less Common Shares acquired by the RRP (1)             (343)               (404)               (465)               (534)


Less Common Shares acquired by the ESOP (2)            (687)               (808)               (929)             (1,069)
                                                    -------             -------             -------             -------
Net cash proceeds                                   $ 7,138             $ 8,453             $ 9,768             $11,281
                                                    -------             -------             -------             -------
                                                    -------             -------             -------             -------

Net earnings:
    Historical                                      $   467             $   467             $   467             $   467
    Pro forma income on net proceeds                    273                 323                 373                 431
    Pro forma adjustment for the RRP (1)                (45)                (53)                (61)                (70)
    Pro forma adjustment for the ESOP (2)               (57)                (67)                (77)                (88)
                                                    -------             -------             -------             -------

    Pro forma net earnings                          $   638             $   670             $   702             $   740
                                                    -------             -------             -------             -------
                                                    -------             -------             -------             -------

Earnings per share:
    Historical                                      $   .54             $   .46             $   .40             $   .35
    Pro forma income on net proceeds                    .32                 .32                 .32                 .32
    Pro forma adjustment for the RRP (1)               (.05)               (.05)               (.05)               (.05)
    Pro forma adjustment for the ESOP (2)              (.07)               (.07)               (.07)               (.07)
                                                    -------             -------             -------             -------

       Pro forma earnings per share (3)(6)          $   .74             $   .66             $   .60             $   .55
                                                    -------             -------             -------             -------
                                                    -------             -------             -------             -------

Offering price as a multiple of pro forma
  earnings per share                                 13.51x              15.15x              16.67x              18.18x

Shareholders' equity: (5)
    Historical                                      $ 7,153             $ 7,153             $ 7,153             $ 7,153
    Estimated net proceeds from the sale of
       Common Shares                                  8,168               9,665              11,162              12,884
    Less unearned RRP shares (1)                       (343)               (404)               (465)               (534)
    Less unearned ESOP shares (2)                      (687)               (808)               (929)             (1,069)
                                                    -------             -------             -------             -------

       Pro forma shareholders' equity
                                                    $14,291             $15,606             $16,921             $18,434
                                                    -------             -------             -------             -------
                                                    -------             -------             -------             -------

Per share shareholders' equity:
    Historical                                      $  8.33               $7.08             $  6.16             $  5.36
    Estimated net proceeds                             9.51                9.57                9.61                9.65
    Less unearned RRP shares (1)                       (.40)               (.40)               (.40)               (.40)
    Less unearned ESOP shares (2)                      (.80)               (.80)               (.80)               (.80)
                                                     -------             --------            -------             -------

    Pro forma shareholders' equity per share (3)    $ 16.64             $ 15.45             $ 14.57             $ 13.81
                                                     -------             --------            -------             -------
                                                     -------             --------            -------             -------

Ratio of offering price to pro forma shareholders'
  equity per share                                    60.10%              64.72%              68.63%              72.41%
                                                     -------             --------            -------             -------
                                                     -------             --------            -------             -------

____________________________________

(Footnotes on next page)

(1) Assumes that 4% of the Common Shares sold in connection with the Conversion will be purchased by the RRP after the Conversion at a price of $10 per share and that one-fifth of the purchase price of the RRP shares will be expensed in each of the first five years after the Conversion. If the RRP is implemented in the first year after the completion of the Conversion, it will be subject to various OTS requirements, including the requirement that the RRP be approved by the shareholders of MFC. There can be no assurance that the RRP will be approved by the shareholders, that a sufficient number of shares will be available for purchase by the RRP or that the shares could be purchased at $10 per share. A higher per share price, assuming the purchase of the entire 4% of the shares, would reduce pro forma net earnings and pro forma shareholders' equity. If an insufficient number of shares is available in the open market to fund the RRP at the desired level, MFC may issue additional authorized shares. The issuance of authorized but unissued shares in an amount equal to 4% of the Common Shares issued in the Conversion would result in a 3.8% dilution in existing shareholders' voting interests. See "MANAGEMENT - Stock Benefit Plans -- Recognition and Retention Plan and Trust."

(2) Assumes that 8% of the Common Shares sold in connection with the Conversion will be purchased by the ESOP and that the funds used to acquire such shares will be borrowed by the ESOP from MFC with repayment thereof secured solely by the Common Shares purchased by the ESOP. The Association has agreed, however, to use its best efforts to fund the ESOP based on future earnings, which best efforts funding will reduce the income on the equity raised in connection with the Conversion, as reflected in the table. Assumes the level amortization of the ESOP loan over an eight-year period with assumed tax benefits of 34%. See "MANAGEMENT - Stock Benefit Plans -- Employee Stock Ownership Plan." The Board of Directors may elect to issue the ESOP shares from authorized but unissued shares. The issuance of authorized but unissued shares to the ESOP would have the effect of diluting the voting interest of existing shareholders by 7.41%.

(3) No effect has been given to shares reserved for issuance upon the exercise of options pursuant to the Stock Option Plan. See "MANAGEMENT - Stock Benefit Plans -- Stock Option Plan."

(4) Assumes that the ESOP holds 68,680 shares, 80,800 shares, 92,920 shares and 106,858 shares for purposes of computing earnings per share. Pursuant to SOP 93-6, only ESOP shares which will be allocated over the period are included in the earnings per share calculation. Application of SOP 93-6 to the nine months ended June 30, 1996, would result in an earnings per share presentation of $.54, $.48, $.44 and $.41, reflecting weighted average shares outstanding of 796,259 shares, 936,775 shares, 1,077,291 shares and 1,238,885 shares at the minimum, mid-point, maximum and adjusted maximum of the Valuation Range. SOP 93-6 also requires ESOP expense to be measured based on the fair value of the shares to be allocated. The table reflects the ESOP cost at the $10 offering price of the Common Shares in the Conversion, which may be more or less than the fair value at which the shares are ultimately allocated.

(5) The effect of the Liquidation Account is not included in these computations. For additional information concerning the Liquidation Account, see "THE CONVERSION - Principal Effects of the Conversion -- Liquidation Account." The amounts shown do not reflect the federal income tax consequences of the potential restoration of the bad debt reserves to income for tax purposes, which would be required in the event of liquidation. See "TAXATION - Federal Taxation."

(6) Assumes that ESOP shares of 68,680 shares, 80,800 shares, 92,920 shares and 106,858 shares are outstanding for purposes of computing earnings per share. Pursuant to SOP 93-6, only ESOP shares which will be allocated over the period are included in the earnings per share calculation. Application of SOP 93-6 to the year ended September 30, 1995, would result in an earnings per share presentation of $.80, $.71, $.65 and $.60 reflecting weighted average shares outstanding of 798,405 shares, 939,300 shares 1,080,195 shares and 1,242,224 shares at the minimum, mid-point, maximum and adjusted maximum of the Valuation Range, respectively. SOP 93-6 also requires ESOP expense to be measured based on the fair value of the shares to be allocated. The table reflects the ESOP cost at the $10 offering price of the Common Shares in the Conversion, which may be more or less than the fair value at which the shares are ultimately allocated.

                            SUMMARY STATEMENTS OF EARNINGS

    The following summary sets forth information concerning the Association for the periods indicated. Such information should be read in conjunction with the financial statements and notes thereto appearing elsewhere herein.


                                                      Nine months
                                                   ended June 30, (1)     Year ended September 30, (2)
                                                 --------------------    ------------------------------
                                                 1996        1995        1995        1994        1993
                                                ------      ------      ------      ------      ------
                                                                    (In thousands)
Interest income:
    Loans                                       $1,414      $1,483      $1,960      $1,799      $1,853
    Mortgage-backed securities                     133         160         196         250         403
    Investment securities                          436         210         309         201         181
    Interest-bearing deposits and other            486         523         717         658         658
                                                ------      ------      ------      ------      ------
       Total interest income                     2,469       2,376       3,182       2,908       3,095

Interest expense:
    Deposits                                     1,336       1,170       1,622       1,478       1,706
                                                ------      ------      ------      ------      ------

Net interest income before provision for
    losses on loans                              1,133       1,206       1,560       1,430       1,389

Provision for losses on loans                       13           -           -           -          10
                                                ------      ------      ------      ------      ------

Net interest income after provision for
    losses on loans                              1,120       1,206       1,560       1,430       1,379

Other income                                         6           6           8          12          10

General, administrative and other
    expense                                        664         643         861         836         697
                                                ------      ------      ------      ------      ------

Earnings before income taxes                       462         569         707         606         692

Federal income taxes                               160         192         240         194         223
                                                ------      ------      ------      ------      ------

Net earnings                                    $  302      $  377      $  467      $  412      $  469
                                                ------      ------      ------      ------      ------
                                                ------      ------      ------      ------      ------

_____________________________

(1) The summary statements of earnings data for the nine months ended June 30, 1996 and 1995, were derived from unaudited financial statements. However, in the opinion of management, all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of financial condition and results of operations have been included. The results of operations for the nine months ended June 30, 1996, are not necessarily indicative of the results that may be obtained for the fiscal year.

(2) The summary statements of earnings data for the fiscal years ended September 30, 1995, 1994 and 1993, were derived from the audited financial statements included herein.

                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                   OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Association is primarily engaged in the business of attracting savings deposits from the general public and investing such funds in mortgage loans secured by one- to four-family residential real estate located primarily in Hamilton County, Ohio. Loans secured by multifamily real estate (over four units) and nonresidential real estate loans and passbook loans are also originated by the Association. In recent years, the Association has made significant investments in certificates of deposit in other financial institutions and U.S. Government agency obligations as an alternative to originating loans.

    The Association's profitability is primarily dependent upon its net interest income, which is the difference between interest income on the Association's loan, investment and mortgage-backed securities ("MBSs") portfolios and interest paid on deposits and borrowed funds. Net interest income is directly affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on such amounts. The Association's profitability is also affected by its provision for losses on loans and the level of other income or losses and general, administrative and other expense. Other income consists primarily of service charges. General, administrative and other expense includes salaries and employee benefits, occupancy of premises, federal deposit insurance premiums, state franchise taxes and other operating expenses.

    The operating results of the Association are also affected by general economic conditions, the monetary and fiscal policies of federal agencies and the regulatory policies of agencies that regulate financial institutions. The Association's cost of funds is influenced by interest rates on competing investments and general market rates of interest. Lending activities are influenced by the demand for real estate loans and other types of loans, which is in turn affected by the interest rates at which such loans are made, general economic conditions and the availability of funds for lending activities.

CHANGES IN FINANCIAL CONDITION

    The Association's assets at June 30, 1996, totaled $46.3 million, an increase of $526,000, or 1.2%, from September 30, 1995. The increase was funded primarily through growth in savings deposits of $134,000 and an increase in retained earnings of $380,000.

    Liquid assets (cash and cash equivalents, certificates of deposit and investment securities) totaled $21.1 million at June 30, 1996, an increase of $1.4 million over the total at September 30, 1995. This increase resulted primarily from the growth in deposits coupled with proceeds from repayments on loans and MBSs during the period.

    Loans receivable totaled $22.4 million at June 30, 1996, a decrease of $634,000, or 2.8%, from September 30, 1995. This decrease resulted primarily from principal repayments of $2.7 million, which exceeded loan disbursements of $2.1 million. The Association's allowance for losses on loans totaled $52,000 at June 30, 1996, an increase of $13,000 over the balance at September 30, 1995. The allowance represented .23% and .17% of total loans at June 30, 1996, and September 30, 1995, respectively. Nonperforming loans totaled $15,000 at June 30, 1996. The Association had no nonperforming loans at September 30, 1995.

    Deposits totaled $38.2 million at June 30, 1996, an increase of $134,000, or .4%, over the total at September 30, 1995. The increase resulted primarily from management's implementation of a strategy to moderately grow the deposit portfolio through pricing strategies. At June 30, 1996, certificates of deposit which will mature within one year accounted for 37.9% of the Association's assets.

    The Association's assets totaled $45.7 million at September 30, 1995, an increase of $394,000, or .9%, from the September 30, 1994 total. The increase in assets resulted primarily from an increase in retained earnings of $781,000, which was partially offset by a reduction in deposits of $618,000.

    Liquid assets (cash and cash equivalents, certificates of deposit and investment securities) totaled $19.6 million at September 30, 1995, which represented an increase of $1.2 million, or 6.5%, from fiscal 1994 levels. During fiscal 1995, the increase resulted primarily from the growth in retained earnings, coupled with proceeds from repayments on loans and mortgage-backed securities during the period, which was partially offset by management's decision to fund net deposit outflows with excess liquidity. MBSs declined by $230,000, or 9.4%, to a total of $2.2 million in 1995, as a result of principal repayments during the year. At September 30, 1995, the Association's regulatory liquidity, which includes the aforementioned liquid assets and certain qualifying MBSs, totaled $18.1 million and its liquidity ratio was 49.2%, compared to $12.9 million and 34.9%, respectfully, at September 30, 1994.

    Loans receivable totaled $23.0 million at September 30, 1995, a decrease of $640,000, or 2.7%, over the fiscal 1994 total. The decrease resulted primarily from principal repayments of $3.0 million in excess of loan disbursements of $2.4 million. The Association's allowance for losses on loans was $39,000 at September 30, 1995 and 1994. The allowance represented .17% and .16% of total loans as of September 30, 1995 and 1994, respectively. The Association had no nonperforming loans as of September 30, 1995 or 1994.

    Deposits totaled $38.1 million at September 30, 1995, a decrease of $618,000, or 1.6%, from the total in fiscal 1994. Certificates of deposit increased by $2.6 million during 1995, while transaction and demand accounts declined by approximately $3.2 million.

COMPARISON OF OPERATING RESULTS FOR THE NINE-MONTH PERIODS ENDED JUNE 30, 1996 AND 1995

    GENERAL. The Association's net earnings for the nine months ended June 30, 1996 were $302,000 a decline of $75,000, or 19.9%, from the $377,000 in net earnings recorded for the nine-month period ended June 30, 1995. The decline in earnings resulted primarily from a $73,000 decrease in net interest income, a $13,000 increase in the provision for losses on loans and a $21,000 increase in general, administrative and other expense, which were partially offset by a $32,000 decrease in the provision for income taxes.

    NET INTEREST INCOME. Total interest income was $2.5 million for the nine-month period ended June 30, 1996, a $93,000, or 3.9%, increase over the comparable 1995 period. The increase in total interest income was attributable to an increase of $189,000, or 25.8%, in interest income on investment securities and interest-bearing deposits, due primarily to an increase of $2.8 million in the weighted-average balances outstanding totaling approximately $20.1 million, coupled with a 47 basis point increase in the weighted-average yield. Interest income on loans totaled $1.4 million in 1996, a decrease of $69,000, or 4.7%, over 1995. The decrease resulted primarily from the decline of $473,000 in weighted-average balances outstanding, coupled with a 22 basis point decrease in the weighted-average yield, from 8.48% in 1995, to 8.26% in 1996. Interest income on MBSs decreased by $27,000, or 16.9%, during the 1996 nine-month period, as compared to 1995, as a result of a decline of $321,000 in the weighted-average balance outstanding, coupled with a decline of 30 basis points in the weighted-average yield, from 9.36% in 1995 to 9.06% in 1996.

    Interest expense on deposits totaled $1.3 million for the nine-month period ended June 30, 1996, an increase of $166,000, or 14.2%, over the comparable 1995 period. This increase was due primarily to a $575,000 increase in the weighted-average balances outstanding, coupled with a 52 basis point increase in the weighted-average cost of deposits, from 4.15% in the 1995 period to 4.67% in the 1996 period.

    As a result of the foregoing changes in interest income and interest expense, net interest income declined by $73,000, or 6.1%, for the nine-month period ended June 30, 1996, compared to the comparable period in 1995. The interest rate spread declined by 57 basis points, from 3.23% in 1995 to 2.66% in 1996, while the net interest margin declined by 38 basis points, from 3.75% in 1995 to 3.37% in 1996.

    PROVISION FOR LOSSES ON LOANS. The provision for losses on loans increased by $13,000 for the nine months ended June 30, 1996, compared to the same period in 1995. During the 1996 period, management increased the allowance for loan losses due to an increase in internally classified assets. While nonperforming loans increased to $15,000 during the 1996 period, this level remains well below the Association's peer group and industry averages as a percentage of loans outstanding.

    OTHER INCOME. Other income, primarily from service fees on money orders and travelers' checks, totaled $6,000 for the nine months ended June 30, 1996, which was comparable to the 1995 period.

    GENERAL, ADMINISTRATIVE AND OTHER EXPENSE. General, administrative and other expense totaled $664,000 for the nine months ended June 30, 1996, an increase of $21,000, or 3.3%, over the 1995 period. The increase resulted primarily from a $56,000, or 20.6%, increase in employee compensation and benefits, which was partially offset by an $18,000, or 12.9%, decrease in other operating expense, a $5,000, or 5.6%, decrease in occupancy and equipment, a $4,000, or 5.4%, decrease in franchise taxes and an $8,000, or 11.8%, decrease in federal deposit insurance premiums. The increase in employee compensation and benefits was due primarily to increased staffing levels, including Mr. Larimer's appointment as Managing Officer of the Association, and normal merit increases. In June 1996, the Association also hired a new chief financial officer and a new vice president of lending. As a result of such staffing increases and others anticipated in the current fiscal year, management of the Association believes that compensation expense may increase by approximately $125,000 in fiscal year 1996.

    FEDERAL INCOME TAXES. The provision for income taxes was $160,000 for the nine-month period ended June 30, 1996, a decrease of $32,000, or 16.7%, from the provision recorded in the 1995 period. The decrease resulted primarily from a $107,000 decline in earnings before taxes. The effective tax rates were 34.6% and 33.7% for the nine-month periods ended June 30, 1996 and 1995, respectively.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1995 AND 1994

    GENERAL. Net earnings for the year ended September 30, 1995, amounted to $467,000, an increase of $55,000, or 13.3%, from the $412,000 in net earnings recorded in 1994. The increase in net earnings resulted primarily from a $130,000 increase in net interest income, which was partially offset by a decrease of $4,000 in other income, an increase of $25,000 in general, administrative and other expense, and an increase of $46,000 in the provision for income taxes.

    NET INTEREST INCOME. Total interest income was $3.2 million for the year ended September 30, 1995, an increase of $274,000, or 9.4%, over 1994. Interest income on loans totaled $2.0 million, an increase of $161,000, or 8.9%, over the 1994 total. This increase resulted primarily from growth of $2.8 million in the weighted-average balance outstanding, which was partially offset by a decrease in the weighted-average yield of 38 basis points, to 8.44% in 1995. Interest income on MBSs declined by $54,000, or 21.6%, from the 1994 amount, due to a $581,000 decline in the weighted-average balance outstanding, coupled with a 13 basis point decrease in yield, to 8.65% in 1995. Interest income on investment securities and interest-bearing deposits increased by $167,000, or 19.4%, over 1994, due to an increase in yield of 202 basis points.

    Interest expense on deposits increased for the year ended September 30, 1995, by $144,000, or 9.7%, to a total of $1.6 million, compared to $1.5 million in 1994. The increase resulted primarily from a 60 basis point increase in the weighted-average cost of deposits, from 3.71% in 1994 to 4.31% in 1995. The increase in cost of deposits was partially offset by a $2.2 million decline in the weighted-average balance outstanding year to year. The increases in rates paid on the Association's deposit portfolio generally reflect the increase in interest rates in the overall economy during 1995.

    As a result of the foregoing changes in interest income and interest expense, net interest income increased during 1995 by $130,000, or 9.1%, to a total of $1.6 million. The interest rate spread decreased by 5 basis points during 1995, from 2.98% in 1994 to 2.93% in 1995, while the net interest margin increased by 26 basis points, from 3.29% in 1994 to 3.55% in 1995.

    PROVISION FOR LOSSES ON LOANS. There was no provision for losses on loans for the years ended September 30, 1995 and 1994, as management considered the level to be adequate to absorb possible losses.

    OTHER INCOME. Other income amounted to $8,000 during the year ended September 30, 1995, a decrease of $4,000, or 33.3%, from 1994, due primarily to a decline in service fees and other charges on loans and deposits.

    GENERAL, ADMINISTRATIVE AND OTHER EXPENSE. Other expense totaled approximately $861,000 for the year ended September 30, 1995, an increase of $25,000, or 3.0%, over the amount recorded for 1994. The increase resulted primarily from a $24,000, or 6.8%, increase in employee compensation and benefits, a $51,000, or 71.8%, increase in occupancy and equipment and an $8,000, or 8.6%, increase in franchise taxes, which were partially offset by a $23,000 decrease in the loss on sale of real estate acquired through foreclosure and a $33,000 decrease in other operating expense. The increase in employee compensation and benefits resulted primarily from an increase in staffing levels and normal merit salary increases, coupled with a reduction in deferred loan origination costs, as loan origination volume declined by $8.3 million from fiscal year 1994 to fiscal year 1995. The increase in occupancy and equipment expense resulted generally from increases in the cost of equipment maintenance contracts and repairs and maintenance expenses, while the increase in franchise taxes was due to pro-rata increases in retained earnings. The decrease in other operating expenses was due to the absence in fiscal 1995 of merger-related expenses associated with the merger of Cleves-North Bend with and into the Association, which was effective on December 31, 1994.

    FEDERAL INCOME TAXES. The provision for income taxes totaled $240,000 for the year ended September 30, 1995, an increase of $46,000, or 23.7%, from the 1994 amount. The increase resulted primarily from a $101,000, or 16.7%, increase in earnings before taxes. The effective tax rates were 33.9% and 32.0% for the years ended September 30, 1995 and 1994, respectively.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1994 AND 1993

    GENERAL. Net earnings for the year ended September 30, 1994, totaled $412,000, a decrease of $57,000, or 12.2%, from the $469,000 in net earnings recorded in 1993. The decline in earnings resulted primarily from a $139,000 increase in general, administrative and other expense, which was partially offset by a $41,000 increase in net interest income, a $10,000 decrease in the provision for losses on loans and a $29,000 decrease in the provision for income taxes.

    NET INTEREST INCOME. Total interest income amounted to $2.9 million for the year ended September 30, 1994, a decrease of $187,000, or 6.0%, from 1993. Interest income on loans totaled $1.8 million, a decline of $54,000, or 2.9%, from the 1993 total. The decrease resulted from a decline in the average yield of 127 basis points, to 8.82% in 1994 from 10.09% in 1993, which was partially offset by an increase in the average outstanding balance of $2.0 million. Interest income on MBSs decreased by $153,000, or 38.0%, due primarily to a decline in the average balance outstanding of approximately $2.1 million, which was partially offset by an increase in the weighted average yield of 61 basis points to 8.78% at September 30, 1994. Interest income on investment securities and interest-bearing deposits increased by $20,000, or 2.4%, due to an increase in the weighted average yield on interest-bearing deposits from 3.44% to 4.18%, despite a decrease in the weighted average yield on investment securities and a $2.3 million decrease in the average balance of investment securities and interest-bearing deposits outstanding year-to-year.

    Interest expense on deposits declined by $228,000, or 13.4%, during the year ended September 30, 1994, to a total of $1.5 million, compared to $1.7 million for 1993. The decrease resulted primarily from a 47 basis point decline in the weighted-average cost of deposits, from 4.18% in 1993 to 3.71% in 1994, coupled with a decrease in the average balance outstanding of $886,000.

    As a result of the foregoing changes in interest income and interest expense, net interest income increased by $41,000, or 3.0%, to a total of $1.4 million for the year ended September 30, 1994. The interest rate spread increased by 40 basis points, to 2.98% in 1994, from 2.58% in 1993. The net interest margin increased by 26 basis points during the period, from 3.03% in 1993 to 3.29% in 1994.

    OTHER INCOME.  Other income totaled $12,000 for the year ended September
30, 1994, an increase of $2,000, or 20.0%, over the amount recorded for 1993. The increase resulted primarily from an increase in service fees on money orders and travelers' checks.

    PROVISION FOR LOSSES ON LOANS. The provision for losses on loans totaled $10,000 for the year ended September 30, 1993, and there was no provision in the year ended September 30, 1994.

    GENERAL, ADMINISTRATIVE AND OTHER EXPENSE. Other expense totaled $836,000 for the year ended September 30, 1994, an increase of $139,000, or 19.9%, over the 1993 total. The increase resulted primarily from a $31,000, or 9.7%, increase in employee compensation and benefits and a $47,000, or 100.0%, increase in federal deposit insurance premiums. The increase in employee compensation and benefits was due primarily to normal merit increases and a reduction of deferred loan origination fees. The increase in federal deposit insurance premiums resulted primarily from the recognition of a credit of $43,000 related to the Federal Savings and Loan Insurance Corporation Secondary Reserve deposit in 1993.

    FEDERAL INCOME TAXES. The provision for income taxes totaled $194,000 for the year ended September 30, 1994, a decrease of $29,000, or 13.0%, from the amount recorded in 1993. The decline resulted primarily from an $86,000, or 12.4%, decline in earnings before taxes. The effective tax rates were 32.0% and 32.2% for the years ended September 30, 1994 and 1993, respectively.

    The following table sets forth certain average balance sheet information, including the average yield on interest-earning assets and the average cost of interest-bearing liabilities, for the years indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are derived from monthly balances, which include nonaccruing loans in the loan portfolio. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented.


                                                               Nine months ended June 30,
                                          ----------------------------------------------------------------------
                                                        1996                               1995
                                          --------------------------------   -----------------------------------
                                           Average     Interest    Average    Average      Interest     Average
                                          outstanding   earned/     yield/   outstanding    earned/      yield/
                                           balance       paid       rate      balance        paid        rate
                                          -----------  --------    -------   -----------   --------     -------
                                                                      (Dollars in thousands)
Interest-earning assets:
  Loans receivable                        $22,831      $1,414      8.26%      $23,304      $1,483        8.48%
  Mortgage-backed securities                1,958         133      9.06         2,279         160        9.36
  Investment securities                     8,984         436      6.47         6,899         210        4.06
  Other interest-earning assets            11,114         486      5.83        10,422         523        6.69
                                          -------      ------      ----       -------      ------        ----
    Total interest-earning assets          44,887       2,469      7.33        42,904       2,376        7.38
Non-interest-earning assets                 1,417                               2,036
                                          -------                             -------

Total assets                              $46,304                             $44,940
                                          -------                             -------
                                          -------                             -------

Interest-bearing liabilities:
  Deposits                                $38,125       1,336      4.67       $37,550       1,170        4.15
                                          -------      ------      ----       -------      ------        ----
    Total interest-bearing
     liabilities                           38,125       1,336      4.67        37,550       1,170        4.15
                                                       ------      ----                    ------        ----
Non-interest-bearing liabilities              832                                 572
                                          -------                             -------

    Total liabilities                      38,957                              38,122

Retained earnings                           7,347                               6,818
                                          -------                             -------

    Total liabilities and retained        $46,304                             $44,940
      earnings                            -------                             -------
                                          -------                             -------

Net interest income and spread                         $1,133      2.66%                   $1,206        3.23%
                                                       ------      ----                    ------        ----
                                                       ------     -----                    ------        ----

Net interest margin (net interest
  income as a percent of
  average interest-earning
  assets)                                                          3.37%                                 3.75%
                                                                   ----                                  ----
                                                                   ----                                  ----
Average interest-earning assets
  to interest-bearing liabilities                                117.74%                               114.26%
                                                                 ------                                ------
                                                                 ------                                ------

                                                                Year ended September 30,
                                         -----------------------------------------------------------------------
                                                        1995                                1994
                                         ---------------------------------   -----------------------------------
                                           Average     Interest    Average    Average      Interest     Average
                                          outstanding   earned/     yield/   outstanding    earned/      yield/
                                           balance       paid       rate      balance        paid        rate
                                          -----------  --------    -------   -----------   --------     -------
                                                                      (Dollars in thousands)
Interest-earning assets:
  Loans receivable                        $23,214      $1,960      8.44%      $20,399      $1,799        8.82%
  Mortgage-backed securities                2,267         196      8.65         2,848         250        8.78
  Investment securities                     7,288         309      4.24         4,501         201        4.47
  Other interest-earning assets            11,154         717      6.43        15,742         658        4.18
                                          -------       -----      ----       -------      ------        ----

     Total interest-earning
      assets                               43,923       3,182      7.24        43,490       2,908        6.69

Non-interest-earning assets                 1,240                               2,908
                                          -------                             -------

      Total assets                        $45,163                             $46,398
                                          -------                             -------
                                          -------                             -------

Interest-bearing liabilities:
  Deposits                                $37,664       1,622      4.31       $39,885       1,478        3.71
                                          -------       -----      ----       -------      ------        ----

    Total interest-bearing
     liabilities                           37,664       1,622      4.31        39,885       1,478        3.71
                                                       ------      ----                    ------        ----

Non-interest-bearing liabilities              586                                 358
                                          -------                             -------

    Total liabilities                      38,250                              40,243

Retained earnings                           6,913                               6,155
                                          -------                             -------
     Total liabilities and
     retained earnings                    $45,163                             $46,398
                                          -------                             -------
                                          -------                             -------

Net interest income and spread                         $1,560      2.93%                   $1,430        2.98%
                                                       ------      ----                    ------        ----
                                                       ------      ----                    ------        ----

Net interest margin (net interest
  income as a percent of
  average interest-earning
  assets)                                                          3.55%                                 3.29%
                                                                   ----                                  ----
                                                                   ----                                  ----

Average interest-earning assets
 to interest-bearing liabilities                                 116.62%                               109.04%
                                                                 ------                                ------
                                                                 ------                                ------




                                                Year ended September 30,
                                        ------------------------------------
                                                        1993
                                        ------------------------------------
                                           Average      Interest    Average
                                         outstanding     earned/     yield/
                                           balance        paid        rate
                                         -----------    --------    --------
                                                (Dollars in thousands)

Interest-earning assets:
  Loans receivable                        $18,364       $1,853       10.09%
  Mortgage-backed securities                4,934          403        8.17
  Investment securities                     3,406          181        5.31
  Other interest-earning assets            19,113          658        3.44
                                           -------      ------        ----

    Total interest-earning
     assets                                45,817        3,095        6.76
Non-interest-earning assets                 1,191
                                          -------

    Total assets                          $47,008
                                          -------
                                          -------

Interest-bearing liabilities:
  Deposits                                $40,771        1,706        4.18
                                           -------      ------        ----

    Total interest-bearing
     liabilities                           40,771        1,706        4.18
                                                        ------        ----

Non-interest-bearing liabilities              525
                                          -------

    Total liabilities                      41,296

Retained earnings                           5,712
                                          -------

    Total liabilities and
     retained earnings                    $47,008
                                          -------
                                          -------

Net interest income and spread                          $1,389        2.58%
                                                        ------        ----
                                                        ------        ----

Net interest margin (net interest
  income as a percent of
  average interest-earning
  assets)                                                             3.03%
                                                                      ----

Average interest-earning assets
  to interest-bearing liabilities                                   112.38%
                                                                    ------
                                                                    ------

    The following table sets forth, at the dates indicated, the weighted average yields earned on the Association's interest-earning assets, the weighted average interest rates paid on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates at the dates presented.

                                                            At September 30,
                                            At June 30,  -----------------------
                                              1996        1995    1994    1993
                                           ------------  ------  ------  ------
Weighted average yield on loans              8.05%       8.11%   8.27%   8.85%
Weighted average yield on mortgage-backed
 securities                                  9.08        9.02    9.04    9.01
Weighted average yield on investment
securities                                   6.15        5.98    5.22    5.19
Weighted average yield on interest-bearing
 deposits and other                          5.83        6.03    4.60    3.37
Weighted average rate paid on deposits       4.60        4.87    3.87    3.95
Interest rate spread                         2.56        2.39    3.02    2.27

    The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Association's interest income and interest expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume) and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated proportionately to the change due to volume and the change due to rate:


                              Nine months ended June 30,                    Year ended September 30,
                             ---------------------------   ---------------------------------------------------------
                                    1996 vs. 1995                 1995 vs. 1994                 1994 vs. 1993
                             --------------------------    ---------------------------   ---------------------------
                                 Increase                      Increase                       Increase
                             (decrease) due to             (decrease) due to             (decrease) due to
                             -----------------             -----------------             -----------------
                             Volume      Rate     Total    Volume      Rate     Total    Volume      Rate     Total
                             ------      ----     -----    ------      ----     -----    ------      ----     -----
                                                                  (In thousands)
Interest income
attributable to:
  Loans receivable           $(30)      $ (39)     $(69)    $241       $(80)     $161     $193      $(247)     $(54)
  Mortgage-backed
  securities                  (23)         (4)      (27)     (50)        (4)      (54)    (181)        28      (153)
  Investment securities        76         150       226      118        (10)      108       52        (32)       20
  Interest-bearing deposits    34         (71)      (37)    (228)       287        59     (127)       127         0
                             ----        ----      ----     ----       ----      ----     ----       ----     -----
Total interest income          57          36        93       81        193       274      (63)      (124)     (187)
Interest expense
attributable to:
  Deposits                     18         148       166      (86)       230       144      (36)      (192)     (228)
                             ----        ----      ----     ----       ----      ----     ----       ----     -----
Total interest expense         18         148       166      (86)       230       144      (36)      (192)     (228)
                             ----        ----      ----     ----       ----      ----     ----       ----     -----
  Increase (decrease) in net
  interest income            $ 39       $(112)     $(73)    $167       $(37)     $130     $(27)     $  68     $  41
                             ----        ----      ----     ----       ----      ----     ----       ----     -----
                             ----        ----      ----     ----       ----      ----     ----       ----     -----



ASSET AND LIABILITY MANAGEMENT

    The Association, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. Interest rate risk is defined as the sensitivity of an institution's earnings and net asset values to changes in interest rates. As part of its effort to monitor and manage the interest rate risk of the Association, the Board of Directors has adopted an interest rate risk policy which charges the Board to review quarterly reports related to interest rate risk, to set exposure limits for the Association and to provide management with a list of transactions that the Association may not engage in without prior Board authorization.

    One of the methods utilized by the Association to monitor interest rate risk has been the rate shock risk estimates contained in the quarterly Rate Shock Risk Reports prepared by the Sendaro Corporation ("Sendaro"). In its report, Sendaro assesses the Association's interest rate risk based on the percent and dollar changes in the Association's net interest income ("NII") and market value of portfolio ("MVP") projected over permanent and instantaneous parallel shifts in interest rates. The rate shock methodology attempts to quantify interest rate risk as the change in the Association's NII and MVP which would result from a theoretical basis point (1 basis point equals .01%) change in current interest rates. The management and the Board of Directors of the Association attempt to maintain the projected percentage change in NII and the projected change in MVP within limits established by the Board of Directors.

    Presented below, as of March 31, 1996, is an analysis of the Association's interest rate risk as measured by changes in NII and MPV for instantaneous and parallel shifts of 100 basis points in market interest rates. This is the latest practicable date for which this information is available. The table also contains the policy limits set by the Board of Directors of the Association as the maximum change in NII and MVP that the Board of Directors deem advisable in the event of various changes in interest rates. Such limits have been established with consideration of the dollar impact of various rate changes and the Bank's strong capital position.

    As illustrated by the table, MVP is more sensitive to rising rates than declining rates. Such difference in sensitivity occurs principally because, as rates rise, borrowers do not prepay fixed-rate loans as quickly as they do when interest rates are declining. Thus, in a rising interest rate environment, because the Association has a significant amount of fixed-rate loans in its loan portfolio, the amount of interest the Association would receive on its loans would increase relatively slowly as the loans are slowly prepaid and new loans are made at higher rates. Moreover, the interest the Association would pay on its deposits would increase rapidly because the Association's deposits generally have shorter periods to reprice. In preparing the data for the following table, Sendaro assumed that rates would stay constant over a twelve-month period.

                                                       March 31, 1996
Change in interest rate    Board limit        ----------------------------------
   (basis points)         % Change in NII     $ Change in NII    % Change in NII
- -----------------------   ---------------     ---------------    ---------------
                                                    (Dollars in thousands)
     +400                    (40.0)%             $ (15)              (1.09)%
     +300                    (30.0)                (12)              (0.82)
     +200                    (20.0)                 (8)              (0.53)
     +100                    (10.0)                 (4)              (0.26)
        0                        0                   0                   0
     -100                    (10.0)                 (4)              (0.28)
     -200                    (20.0)                (22)              (1.52)
     -300                    (30.0)                (65)              (4.61)
     -400                    (40.0)               (109)              (7.71)

                                                       March 31, 1996
Change in interest rate    Board limit        ----------------------------------
   (basis points)         % Change in MVP     $ Change in MVP    % Change in MVP
- -----------------------   ---------------     ---------------    ---------------
                                                   (Dollars in thousands)
     +400                    (70.0)%           $(1,901)             (26.48)%
     +300                    (50.0)             (1,492)             (20.78)
     +200                    (35.0)               (987)             (13.75)
     +100                    (20.0)               (487)              (6.79)
        0                        0                   0                   0
     -100                    (20.0)                279                3.89
     -200                    (35.0)                269                3.75
     -300                    (50.0)               (233)              (3.24)
     -400                    (70.0)               (477)              (6.64)


    As with any method of measuring interest rate risk, certain shortcomings are inherent in the rate shock analysis using NII and MVP. Rate changes in actuality are rarely instantaneous, and the use of this simplifying assumption in the rate shock analysis may misstate NII risk over the year in some instances by overstating very short-term repricing potential and may misstate MVP risk relative to historic rate patterns, which rarely show parallel yield curve shifts.

     In a rising interest rate environment, the Association's net interest income could be expected to be negatively affected. Moreover, rising interest rates could negatively affect the Association's earnings due to diminished loan demand. The net proceeds from the Conversion will assist the Association in managing its interest rate risk to the extent the proceeds are invested in short-term investments and adjustable-rate loans.


LIQUIDITY AND CAPITAL RESOURCES

     Liquidity refers to the ability of the Association to generate sufficient cash to fund current loan demand, meet deposit withdrawals and pay operating expenses. Liquidity is influenced by financial market conditions, fluctuations in interest rates, general economic conditions and regulatory requirements. The Association's liquid assets, primarily represented by cash and cash equivalents and interest-bearing deposits in other financial institutions, are a result of its operating, investing and financing activities. These activities are summarized in the following table for the nine months ended June 30, 1996 and 1995, and for the years ended September 30, 1995, 1994 and 1993:


                                                  Nine months ended
                                                       June 30,                     Year ended September 30,
                                               -----------------------       --------------------------------------
                                                 1996           1995           1995           1994           1993
                                               --------       --------       --------       --------       --------
                                                                          (In thousands)
Net cash from operating activities             $    144       $    407       $    497       $    259       $    310
Net cash provided by (used in)
  investing activities                              507           (864)        (2,240)       (10,149)         3,858
Net cash provided by (used in)
  financing activities                               87           (848)          (624)        (2,019)        (1,005)
                                               --------       --------       --------       --------       --------
Net change in cash and cash
  equivalents                                       738         (1,305)        (2,367)       (11,909)         3,163
Cash and cash equivalents at the
  beginning of the period                         4,013          6,380          6,380         18,289         15,126
                                               --------       --------       --------       --------       --------
Cash and cash equivalents at the
  end of the period                            $  4,751       $  5,075       $  4,013       $  6,380        $18,289
                                               --------       --------       --------       --------       --------
                                               --------       --------       --------       --------       --------


     The Association's principal sources of funds are deposits, loan and mortgage-backed securities repayments, maturities of securities and other funds provided by operations. The Association also has the ability to borrow from the FHLB of Cincinnati. See "REGULATION - Federal Home Loan Bank." While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan and mortgage-backed security prepayments are influenced to a greater degree by interest rates, general economic conditions and competition. The Association maintains investments in liquid assets based upon management's assessment of (i) the need for funds, (ii) expected deposit flows, (iii) the yields available on short-term liquid assets and (iv) the objectives of the Association's asset and liability management program.

     OTS regulations presently require the Association to maintain an average daily balance of liquid assets, which may include, but are not limited to, investments in U.S. Treasury and federal agency obligations and other investments having maturities of five years or less, in an amount equal to 5% of the sum of the Association's average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement, which may be changed from time to time by the OTS to reflect changing economic conditions, is intended to provide a source of relatively liquid funds upon which the Association may rely if necessary to fund deposit withdrawals or other short-term funding needs. At June 30, 1996, the Association's regulatory liquidity ratio was 52.4%. At such date, the Association had commitments to originate loans and loans in process totaling $266,000 and no commitments to purchase or sell loans. The Association considers its liquidity and capital resources sufficient to meet its outstanding short-term and long-term needs. See Note H to Financial Statements.

     The Association is required by applicable law and regulations to meet certain minimum capital standards. Such capital standards include a tangible capital requirement, a core capital requirement or leverage ratio and a risk-based capital requirement. See "REGULATION - Office of Thrift Supervision -- Regulatory Capital Requirements." The Association exceeded all of its regulatory capital requirements at June 30, 1996.

     The tangible capital requirement requires a savings and loan association to maintain "tangible capital" of not less than 1.5% of the association's adjusted total assets. Tangible capital is defined in OTS regulations as core capital minus any intangible assets.

     "Core capital" is comprised of common shareholders' equity (including retained earnings), noncumulative preferred stock and related surplus, minority interests in consolidated subsidiaries, certain nonwithdrawable accounts, pledged deposits of mutual associations and intangible assets, primarily certain purchased mortgage servicing rights and qualifying supervisory goodwill, which was includable in core capital prior to January 1, 1995, in accordance with a phase-out schedule. OTS regulations require a savings and loan association to maintain core capital of at least 3% of the association's total assets. The OTS has proposed to increase such requirement to 4% and 5%, except for those associations with the highest examination rating and acceptable levels of risk. See "REGULATION - Office of Thrift Supervision -- Regulatory Capital Requirements."

     OTS regulations require that a savings and loan association maintain "risk-based capital" in an amount not less than 8% of its risk-weighted assets. Risk-based capital is defined as core capital plus certain additional items of capital, which in the case of the Association includes a general loan loss allowance of $50,000 at June 30, 1996.

     The following table summarizes the Association's regulatory capital requirements and actual capital at June 30, 1996, and at September 30, 1995:


                                                                                      Excess of actual
                                                                                    capital over current
                           Actual capital             Current requirement               requirement
                        ---------------------        ----------------------         ---------------------      Applicable
June 30, 1996           Amount        Percent        Amount         Percent         Amount        Percent      asset total
- -------------           ------        -------        ------         -------         ------        -------      -----------
                                                             (Dollars in thousands)
Tangible capital        $7,141          15.6%        $   688           1.5%         $6,453          14.1%        $45,868
Core capital             7,141          15.6           1,376           3.0           5,765          12.6          45,868
Risk-based capital       7,191          48.5           1,178           8.0           6,013          40.5          14,720




                                                                                      Excess of actual
                                                                                    capital over current
                           Actual capital             Current requirement               requirement
                        ---------------------        ----------------------         ---------------------      Applicable
September 30, 1995      Amount        Percent        Amount         Percent         Amount        Percent      asset total
- ------------------      ------        -------        ------         -------         ------        -------      -----------
                                                             (Dollars in thousands)
Tangible capital        $6,839          15.1%         $  681           1.5%         $6,158          13.6%        $45,420
Core capital             6,839          15.1           1,363           3.0           5,476          12.1          45,420
Risk-based capital       6,876          45.2           1,216           8.0           5,660          37.2          15,200


     For information concerning the Association's regulatory capital on a pro forma basis after the Conversion, see "REGULATORY CAPITAL COMPLIANCE."

     At June 30, 1996, the Association had no material commitments for capital expenditures.

PROPOSED ONE-TIME SAIF ASSESSMENT

     The Association, a SAIF-insured institution, is subject to regulation by the OTS and the FDIC. The FDIC is authorized to establish different annual assessment rates for deposit insurance for members of the BIF and the SAIF. The OTS, the FDIC and the Treasury Department have proposed a plan to strengthen the deposit insurance system and avert a significant deposit premium disparity between SAIF-insured institutions and BIF-insured institutions. Such plan includes a one-time assessment of $.85 per $100 in deposits held by the Association. If such plan is enacted into law, the Association will pay a one-time assessment of approximately $320,000 in 1996. See "RISK FACTORS - Legislation and Regulation Which May Adversely Affect the Association's Earnings."

IMPACT OF RECENT ACCOUNTING STANDARDS

     In June 1993, the Financial Accounting Standards Board ("FASB") adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114, which is effective for fiscal years beginning after December 14, 1994, requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or fair value of the collateral. The Association's loans which might be affected are collateral dependent, and Association's current procedures for evaluating impaired loans result in carrying such loans at the lower of cost or fair value. Management adopted SFAS No. 114 on October 1, 1995, without a significant detrimental effect on Association's overall financial position or results of operations.

     In May 1995, the FASB issued SFAS No. 122 "Accounting for Mortgage Servicing Rights," which requires that the Association recognize as separate assets rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained would allocate some of the cost of the loans to the mortgage servicing rights. SFAS No. 122 requires that securitizations of mortgage loans be accounted for as sales of mortgage loans and acquisitions of mortgage-backed securities. Additionally, SFAS No. 122 requires that capitalized mortgage servicing rights and capitalized excess servicing receivables be assessed for impairment. Impairment is measured based on fair value. SFAS No. 122 was effective for fiscal years beginning after December 15, 1995 (October 1, 1996, as to the Association) to transactions in which an entity acquires mortgage servicing rights and to impairment evaluations of all capitalized mortgage servicing rights and capitalized excess servicing receivables whenever acquired. Retroactive application is prohibited, and earlier adoption is encouraged. Management does not anticipate any material impact of adopting SFAS No. 122, or revisions thereto due to the fact that the Association does not currently sell loans.

     In October 1995, the FASB issued SFAS No. 123 entitled "Accounting for Stock-Based Compensation." SFAS No. 123 establishes recognition or requisite disclosure of a fair value based method of accounting for stock-based compensation paid to employees. SFAS No. 123 recognizes or provides for footnote disclosure of the fair value of an award of stock or stock options on the grant date and is required to be adopted by 1996, although earlier application is permitted. Management has determined that MFC will continue to account for stock-based compensation pursuant to the Accounting Principles Board Opinion No. 25, and therefore, adoption of SFAS No. 123 will not have a material effect on the Association's financial condition or results of operations.

IMPACT OF INFLATION AND CHANGING PRICES.

     The financial statements and notes thereto included herein have been prepared in accordance with generally accepted accounting principles ("GAAP"). GAAP requires the Association to measure financial and operating results in terms of historical dollars. Changes in the relative value of money due to inflation or recession are generally not considered.

     In management's opinion, changes in interest rates affect the financial condition of a financial institution to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not change at the same rate or in the same magnitude as the inflation rate. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as on changes in monetary and fiscal policies.


                         THE BUSINESS OF THE ASSOCIATION

GENERAL

     The Association is a mutual savings and loan association which was organized under Ohio law in 1883. Subject to supervision and regulation by the OTS, the Division and the FDIC, the Association is a member of the FHLB of Cincinnati, and the deposits of the Association are insured up to applicable limits by the FDIC in the SAIF. See "REGULATION."

     The Association is principally engaged in the business of originating mortgage loans secured by first mortgages on one- to four-family residential real estate located in its primary market area of Hamilton County, Ohio, and portions of the contiguous counties. The Association also originates a limited number of loans for the construction of one- to four-family residential real estate, permanent mortgage loans secured by multifamily real estate (over four units) and nonresidential real estate in its primary market area, and secured consumer loans. See "Lending Activities." For liquidity and interest rate risk management purposes, the Association invests in interest-bearing deposits in other financial institutions, U.S. Government and agency obligations and mortgage-backed securities. See "Investment Activities." Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the FDIC, and loan principal repayments. See "Deposits and Borrowings."

     Interest on loans and investments is the Association's primary source of income. The Association's principal expense is interest paid on deposit accounts. Operating results are dependent to a significant degree on the net interest income of the Association, which is the difference between interest income earned on loans, mortgage-backed securities and other investments and interest paid on deposits. Like most thrift institutions, the Association's interest income and interest expense are significantly affected by general economic conditions and by the policies of various regulatory authorities. See "RISK FACTORS - Interest Rate Risk and Historic Earnings" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Asset and Liability Management."

MARKET AREA

     The Association conducts business from its main office in Mt. Healthy, Ohio, and from its full-service branch office located in North Bend, Ohio. The Association's primary market area for lending and deposit activity is Hamilton County, Ohio, which includes the City of Cincinnati within its boundaries. Located in southwest Ohio and served by both Interstate 75 and 71, Hamilton County is a major center for manufacturing, wholesaling and retailing. Major employers in Hamilton County include manufacturing companies such as Procter & Gamble Co., G.E. Aircraft Engines and Cincinnati Milacron, wholesale/retail businesses such as The Kroger Co. and government entities such as the City of Cincinnati, the University of Cincinnati and the Cincinnati Public Schools.

     Hamilton County has a population of approximately 866,000, which has remained relatively unchanged since 1990. By contrast, the period from 1990 to 1995 was characterized by 5.7% growth in the national population and 2.8% in the population of Ohio, while the population of Mt. Healthy decreased 1.5%, to approximately 44,000 in 1995. Both Hamilton County and Mt. Healthy had a higher per capita income than either Ohio or the United States during the period from 1990 to 1995. In 1995, the per capita income levels in Hamilton County and Mt. Healthy were $18,004 and $16,805, respectively, compared to $15,708 for Ohio and $16,405 for the nation. The median household income level of Hamilton County and Mt. Healthy was $29,498 and $34,085 in 1995, respectively, compared to $29,276 and $28,255 in Ohio and the United States, respectively. Of the housing in Hamilton County, 58.3% is owner-occupied, compared to 74.9% in Mt. Healthy, 67.5% in Ohio and 64.2% in the United States. The median housing value in Hamilton County in 1990 was $72,246, compared to $64,696 in Mt. Healthy, $63,457 in the State of Ohio and $79,098 in the United States.

     An economic indicator that pertains more directly to the banking and thrift industries is the issuance of new housing permits. In 1994, 1,676 new housing permits were issued in Hamilton County, a 12.9% decrease from 1993, compared to increases of 5.2% and 8.8% in Ohio and the United States, respectively. Another key economic indicator is the rate of unemployment. Unemployment has declined by 16.4% in Hamilton County since 1993, from 5.5% to 4.6%, compared to declines of 7.7% in Ohio and 7.4% in the United States. The source of the statistics disclosed in this and the preceding paragraph is the 1996 SOURCEBOOK OF DEMOGRAPHICS, produced by CACI, Inc.

     Although, there is only one other institution competing for deposits in Mt. Healthy, the Association has only 1.1% of the thrift deposits and 0.7% of all financial deposits in Hamilton County.

LENDING ACTIVITIES

     GENERAL. The Association's principal lending activity is the origination of conventional real estate loans secured by one- to four-family residences located in the Association's primary market area. A limited number of loans secured by multifamily properties containing five units or more and by nonresidential real estate and loans for the construction of residences have been originated by the Association. In addition to real estate lending, the Association originates a limited number of loans secured by deposit accounts.

     LOAN PORTFOLIO COMPOSITION. The following table presents certain information in respect of the composition of the Association's loan portfolio at the dates indicated:


                                                                                              At September 30,
                                                         At June 30,     ----------------------------------------------------------
                                                            1996                1995                1994                1993
                                                     ------------------  ------------------  ------------------  ------------------
                                                               Percent             Percent             Percent             Percent
                                                               of total            of total            of total            of total
                                                      Amount    loans     Amount    loans     Amount    loans     Amount    loans
                                                      ------    -----     ------    -----     ------    -----     ------    -----
                                                                             (Dollars in thousands)
Real estate loans:
   One- to four-family                               $20,763     92.8%   $21,093     91.6%   $21,299     90.0%   $16,482     87.0%
   Multifamily                                           410      1.8        465      2.0        500      2.1        508      2.7
   Nonresidential                                      1,186      5.3      1,431      6.3      1,627      6.9      1,917     10.1
   Construction                                            -        -        146      0.6        260      1.1          -        -
                                                     -------    -----    -------    -----    -------    -----    -------    -----

         Total real estate loans                      22,359     99.9     23,135    100.5     23,686    100.1     18,907     99.8
Consumer loans:
   Loans on deposits                                     107      0.5        118      0.5        117      0.5        154      0.8
                                                     -------    -----    -------    -----    -------    -----    -------    -----
Total loans                                           22,466    100.4     23,253    101.0     23,803    100.6     19,061    100.6
   Less:
      Undisbursed portion of loans in process              -        -        146      0.6         41      0.1          -        -
      Unearned and deferred income                        30      0.2         50      0.2         65      0.3         77       .4
      Allowance for loan losses                           52      0.2         39      0.2         39      0.2         39       .2
                                                     -------    -----    -------    -----    -------    -----    -------    -----

         Net loans                                   $22,384    100.0%   $23,018    100.0%   $23,658    100.0%   $18,945    100.0%
                                                     -------    -----    -------    -----    -------    -----    -------    -----
                                                     -------    -----    -------    -----    -------    -----    -------    -----

     LOAN MATURITY SCHEDULE. The following table sets forth certain information as of June 30, 1996, regarding the dollar amount of loans maturing in the Association's portfolio based on their contractual terms to maturity before consideration of net items. Demand loans and other loans having no stated schedule of repayments or no stated maturity are reported as due in one year or less.


                                    Due during the year ending         Due 4-5     Due 6-10     Due 11-20    Due more
                                             June 30,                   years        years        years      than 20
                                 --------------------------------       after        after        after     years after
                                  1997         1998         1999       6/30/96      6/30/96      6/30/96      6/30/96       Total
                                 ------       ------       ------      -------      -------      -------      -------       -----
                                                                                (In thousands)
Real estate loans:
   One- to four-family             $620          $50          $65         $424       $1,509      $10,051       $8,044      $20,763
   Multifamily                        -            1            1            -           68          340            -          410
   Nonresidential                     1            2            3            -          197          983            -        1,186
Consumer loans                       68           16           15            8            -            -            -          107
                                   ----          ---          ---         ----       ------      -------       ------      -------
Total                              $689          $69          $84         $432       $1,774      $11,370       $8,044      $22,466
                                   ----          ---          ---         ----       ------      -------       ------      -------
                                   ----          ---          ---         ----       ------      -------       ------      -------

     All of the Association's loans have fixed rates of interest.

     LOANS SECURED BY ONE- TO FOUR-FAMILY RESIDENCES. The principal lending activity of the Association is the origination of conventional loans secured by first mortgages on one- to four-family residences, primarily single-family residences located within the Association's primary market area. At June 30, 1996, the Association's one- to four-family residential loans totaled approximately $20.7 million, or 92.8% of total loans.

     OTS regulations and Ohio law limit the amount which the Association may lend in relationship to the appraised value of the real estate and improvements which will secure the loan (the "LTV") at the time of loan origination. In accordance with such regulations, the Association makes fixed-rate loans on one- to four-family residences up to 95% of the value of the real estate and improvements thereon, although most of the Association's one- to four-family loans have an LTV of 80% or less. The Association requires private mortgage insurance for the amount of such loans in excess of 80% of the value of the real estate securing such loans.

     Fixed-rate loans are offered by the Association, currently for terms of up to 30 years, though most loans are originated with terms of 20 years or less. The Association does not currently originate adjustable-rate mortgage loans ("ARMs"), though management is considering plans to offer ARMs in the future in an effort to decrease the Association's interest rate risk.

     The Association also makes closed-end home equity loans, which do not provide the borrower with a line of credit at the Association, in an amount which, when added to the prior indebtedness secured by the real estate, does not exceed 80% of the estimated value of the real estate. Home equity loans are secured by real estate and are made only to borrowers as to whom the Association holds the first mortgage. Of the $20.7 million of one- to four-family residential loans, approximately $283,000 were closed-end home equity loans.

     LOANS SECURED BY MULTIFAMILY RESIDENCES. In addition to loans on one- to four-family properties, the Association originates a limited number of loans secured by multifamily properties, which contain more than four units. At June 30, 1996, loans secured by multifamily residences totaled approximately $410,000, or 1.8% of total loans. At June 30, 1996, the largest single loan secured by a multifamily residence was $191,000 and was performing in accordance with its terms. Multifamily loans are offered with fixed rates for terms of up to 30 years and have LTVs of up to 80%.

     Multifamily lending is generally considered to involve a higher degree of risk than one- to four-family residential lending because the borrower typically depends upon income generated by the project to cover operating expenses and debt service. The profitability of a project can be affected by economic conditions, government policies and other factors beyond the control of the borrower. The Association attempts to reduce the risk associated with multifamily lending by evaluating the creditworthiness of the borrower and the projected income from the project and by obtaining personal guarantees on loans made to corporations and partnerships. The Association requires borrowers to agree to submit financial statements annually to enable the Association to monitor the loan and requires the assignment of rents.

     LOANS SECURED BY NONRESIDENTIAL REAL ESTATE. The Association also originates loans for the purchase of nonresidential real estate located within close proximity to the Association's offices, though it has not originated such a loan in the last three years. Among the properties securing the nonresidential real estate loans originated by the Association are office buildings, retail properties and a veterinary clinic, all located within the immediate vicinity of the Association's offices. At June 30, 1996, approximately $1.2 million, or 5.3%, of the Association's total loans were secured by mortgages on nonresidential real estate. The Association's nonresidential real estate loans have fixed rates, terms of up to 20 years and LTVs of up to 75%. See "Delinquent Loans, Nonperforming Assets and Classified Assets."

     Although loans secured by nonresidential real estate have higher interest rates than one- to four-family residential real estate loans, nonresidential real estate lending is generally considered to involve a higher degree of risk than residential lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties. The Association has endeavored to reduce such risk by evaluating the credit history of the borrower, the location of the real estate, the financial condition of the borrower, the quality and characteristics of the income stream generated by the property and the appraisals supporting the property's valuation. The Association also requires personal guarantees.

     CONSTRUCTION LOANS. The Association has made in the past a limited number of loans for the construction of residential real estate. Such loans are structured as permanent loans with fixed rates of interest and terms of up to 30 years. During the first six months while the residence is being constructed, the borrower is required to pay interest only. Such loans have an LTV of 80% or more, with the value of the land counting as part of the down payment if already owned. Construction loans originated by the Association are made to owner-occupants for the construction of single-family homes by a general contractor. At June 30, 1996, the Association had no construction loans.

     COMMERCIAL LOANS. The Association does not issue any letters of credit or originate or purchase any loans for commercial, business or agricultural purposes, other than loans secured by real estate.

     CONSUMER LOANS. The Association makes loans at fixed rates of interest to depositors on the security of their deposit accounts. At June 30, 1996, the Association had approximately $107,000, or 0.5% of total loans, invested in such consumer loans.

     LOAN SOLICITATION AND PROCESSING. Loan originations are developed from a number of sources, including continuing business with depositors, other borrowers and real estate developers, solicitations by the Association's lending staff and walk-in customers.

     Loan applications for permanent real estate loans are taken by loan personnel. The Association typically obtains a credit report, verification of employment and other documentation concerning the creditworthiness of the borrower. An appraisal of the fair market value of the real estate which will be given as security for the loan is prepared by an appraiser approved by the Board of Directors. Upon the completion of the appraisal and the receipt of information on the credit history of the borrower, the application for a loan is submitted for review in accordance with the Association's underwriting guidelines. Loans are approved by the full Board of Directors of the Association.

     Until October 1995, if a mortgage loan application was approved, the Association typically obtained an attorney's opinion of title. Presently, the Association obtains title insurance on loans secured by real estate unless the borrower is seeking to refinance a loan the Association originated. Borrowers are required to carry satisfactory fire and casualty insurance and flood insurance, if applicable, and to name the Association as an insured mortgagee.

     The procedure for approval of construction loans is the same as for permanent real estate loans, except that an appraiser evaluates the building plans, construction specifications and estimates of construction costs. The Association also evaluates the feasibility of the proposed construction project and the experience and record of the builder. Once approved, the construction loan is disbursed in portions based upon periodic inspections of construction progress.

     LOAN ORIGINATIONS AND PARTICIPATION. Currently, the Association is originating only fixed-rate loans for its portfolio and not with the intention of selling such loans in the secondary market. The Association does not service loans for other financial institutions.

     The following table presents the Association's loan origination activity for the periods indicated:


                                             Nine months ended
                                                  June 30,                       Year ended September 30,
                                           ----------------------        -------------------------------------
                                             1996           1995           1995           1994           1993
                                           -------        -------        -------        -------        -------
                                                                     (In thousands)
Loans originated:
   One- to four-family residential         $ 1,991        $   684        $ 2,115        $10,216        $ 7,425
   Nonresidential                               38              -              -            368            184
   Construction                                  -              -            146             41              -
   Consumer                                     20             75             97             37            135
                                           -------        -------        -------        -------        -------
      Total loans originated                 2,049            759          2,358         10,662          7,744

Principal repayments                        (2,695)        (1,733)        (3,018)        (6,008)        (7,479)

Increase in other items, net(1)                 12             14             20             59             64
                                           -------        -------        -------        -------        -------
Net increase (decrease)                    $  (634)       $  (960)       $  (640)       $ 4,713         $  329
                                           -------        -------        -------        -------        -------
                                           -------        -------        -------        -------        -------

_____________________________

(1) Other items consist of loans in process, deferred loan origination fees and allowance for loan losses.


     OTS regulations generally limit the aggregate amount that a savings association may lend to any one borrower to an amount equal to 15% of the association's total capital for risk-based purposes plus any loan reserves not already included in total capital (collectively, "Unimpaired Capital"). A savings association may lend to one borrower an additional amount not to exceed 10% of the association's Unimpaired Capital if the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." In addition, the regulations require that loans to certain related or affiliated borrowers be aggregated for purposes of such limits. Two exceptions to these limits permit loans to one borrower of up to $500,000 "for any purpose" and, subject to certain conditions, including OTS prior approval, loans to one borrower for the development of domestic residential housing units in amounts up to the lesser of $30 million or 30% of the saving associations total capital.

     Based on such limits, the Association was able to lend approximately $1.1 million to one borrower at June 30, 1996. The largest amount the Association had outstanding to one borrower at June 30, 1996, was $545,100, consisting of three loans, the largest of which is $309,700. Each of such loans was secured by one- to four-family real estate and was performing in accordance with it terms.

     DELINQUENT LOANS, NONPERFORMING ASSETS AND CLASSIFIED ASSETS. Payments on loans made by the Association are due on the first day of the month with the interest portion of the payment applicable to interest accrued during the prior month. When a loan payment has not been made by the thirtieth of the month, a late notice is sent. In addition, if the loan is on the borrower's primary residence, the Association will send a notice of available counseling for delinquent borrowers. If payment is not received by the sixtieth day, a second notice is sent. Telephone calls are made to the borrower in connection with both the 30- and 60-day notices. If the Association is unable to make contact with the borrower by mail or telephone, a representative from the Association will make a personal visit to the property in an attempt to speak with the borrower.

     When a loan secured by real estate becomes more than 90 days delinquent it is considered nonperforming by the Association and the above steps are repeated and a letter is sent to the borrower by the Association to inform the borrower that foreclosure proceedings will begin if the loan is not brought current promptly. The borrower is also counseled to make every effort to sell the property before it is lost in a sheriff's sale. If the customer fails to take any action, a request is made to the Board of Directors to authorize foreclosure proceedings.

     If a foreclosure occurs, the real estate is sold at public sale and may be purchased by the Association, to be sold as soon as possible by the Association without the use of a real estate agent.

     The following table reflects the amount of loans in a delinquent status as of the dates indicated:


                                  At June 30,             At September 30,           At September 30,           At September 30,
                           -------------------------  -------------------------  -------------------------  ------------------------
                                     1996                       1995                       1994                       1993
                           -------------------------  -------------------------  -------------------------  ------------------------
                                            Percent                    Percent                    Percent                    Percent
                                            of total                   of total                   of total                  of total
                           Number   Amount   loans    Number   Amount   loans    Number   Amount   loans    Number   Amount   loans
                           ------   ------   -----    ------   ------   -----    ------   ------   -----    ------   ------   -----
                                                                             (Dollars in thousands)
Loans delinquent for:
  30 - 59 days                 19     $357     1.6%       17     $902     3.9%       23     $424     2.3%       23     $505     2.7%
  60 - 89 days                  6      148     0.6         2       20     0.1         2       45     0.2         5       89     0.5
  90 days and over              1       15     0.1         -        -       -         -        -       -         6      183     1.0
                               --     ----     ---        --     ----     ---        --     ----     ---        --     ----     ---
    Total delinquent loans     26     $520     2.3%       19     $922     4.0%       25     $469     2.5%       34     $777     4.2%
                               --     ----     ---        --     ----     ---        --     ----     ---        --     ----     ---
                               --     ----     ---        --     ----     ---        --     ----     ---        --     ----     ---

     The following table sets forth information with respect to the accrual and nonaccrual status of the Association's loans and other nonperforming assets at the dates indicated:


                                                            At June 30,                        At  September 30,
                                                       ---------------------         ------------------------------------
                                                        1996           1995           1995           1994           1993
                                                       ------         ------         ------         ------         ------
                                                                            (Dollars in thousands)
Accruing loans delinquent more
  than 90 days (1)                                       $15          $   -          $   -         $    -           $ 89
Loans accounted for on a
  nonaccrual basis:
  Real estate
     One- to four-family                                   -              -              -              -             32
     Multifamily                                           -              -              -              -             72
     Nonresidential                                        -              -              -              -              -
  Consumer                                                 -              -              -              -              -
                                                         ---            ---            ---            ---           ----
     Total nonaccrual loans                                -              -              -              -            104
                                                         ---            ---            ---            ---           ----

     Total nonperforming loans                            15              -              -              -            193

  Real estate acquired through foreclosure                 -              -              -              -             79
                                                         ---            ---            ---            ---           ----

     Total nonperforming assets                          $15           $  -          $   -          $   -           $272
                                                         ---            ---            ---            ---           ----
                                                         ---            ---            ---            ---           ----

     Allowance for loan losses                           $52            $39            $39            $39          $  39
                                                         ---            ---            ---            ---           ----
                                                         ---            ---            ---            ---           ----

     Nonperforming assets as a percent
        of total assets                                    -            N/A            N/A            N/A           0.6%

     Nonperforming loans as a percent
        of total loans                                  0.1%            N/A            N/A            N/A           1.0%

     Allowance for loan losses as a percent
        of nonperforming loans                        346.7%            N/A            N/A            N/A          20.2%

_____________________________

(1) Consists entirely of one- to four-family residential loans for all dates presented.


     The Association had no nonaccruing loans during the nine months ended June 30, 1996.

     OTS regulations require that each thrift institution classify its own assets on a regular basis. Problem assets are classified as "substandard," "doubtful" or "loss." "Substandard" assets have one or more defined weaknesses and are characterized by the distinct possibility that the Association will sustain some loss if the deficiencies are not corrected. "Doubtful" assets have the same weaknesses as "substandard" assets, with the additional characteristics that (i) the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, questionable and (ii) there is a high possibility of loss. An asset classified "loss" is considered uncollectible and of such little value that its continuance as an asset of the Association is not warranted. The regulations also contain a "special mention" category, consisting of assets which do not currently expose an institution to a different degree of risk to warrant classification but which possess credit deficiencies or potential weaknesses deserving management's' close attention.

     The aggregate amounts of the Association's classified assets at the dates indicated were as follows:


                                                            At September 30,
                                 At June 30,     --------------------------------------
                                    1996           1995           1994           1993
                                 ----------      --------       --------       --------
                                                      (In thousands)
Classified assets:
  Substandard                        $51            $15            $52           $167
  Doubtful                             -              -              -              -
  Loss                                 2              2              3              3
                                     ---            ---            ---           ----
    Total classified assets          $53            $17            $55           $170
                                     ---            ---            ---           ----
                                     ---            ---            ---           ----

     The Association establishes general allowances for loan losses for any loan classified as substandard or doubtful. If an asset, or portion thereof, is classified as loss, the Association establishes specific allowances for losses in the amount of 100% of the portion of the asset classified loss. See "Allowance for Loan Losses." Generally, the Association charges off the portion of any real estate loan deemed to be uncollectible.

     The Association analyzes each classified asset on a monthly basis to determine whether changes in the classifications are appropriate under the circumstances. Such analysis focuses on a variety of factors, including the amount of any delinquency and the reasons for the delinquency, if any, the use of the real estate securing the loan, the status of the borrower and the appraised value of the real estate. As such factors change, the classification of the asset will change accordingly.

     ALLOWANCE FOR LOAN LOSSES. The Association maintains an allowance for loan losses based upon a number of relevant factors, including, but not limited to, growth and changes in the composition of the loan portfolio, trends in the level of delinquent and problem loans, current and anticipated economic conditions in the primary lending area, past loss experience and possible losses arising from specific problem assets.

     The single largest component of the Association's loan portfolio consists of one- to four-family residential real estate loans. Substantially all of these loans are secured by property in the Association's lending area of Hamilton County, Ohio, which has a fairly stable economy. The Association's practice of making loans primarily in its local market area has contributed to a low historical charge-off rate. In addition to one- to four-family residential real estate loans, the Association makes home equity, multifamily residential real estate, nonresidential real estate and construction loans. These real estate loans are also secured by property in the Association's lending area.
The Association has not experienced any significant charge-offs from these other real estate loan categories in recent years. Only 0.5% of the Association's total loans are comprised of consumer loans, which carry a higher degree of risk than the real estate loans.

     The following table sets forth an analysis of the Association's allowance for loan losses for the periods indicated:


                                                 Nine months ended June 30,            Year ended September 30,
                                                --------------------------     --------------------------------------
                                                   1996            1995          1995           1994           1993
                                                ----------      ----------     --------       --------       --------
                                                                       (Dollars in thousands)
Balance at beginning of period                      $39            $39            $39            $39            $33
Loans charged-off:
   Residential real estate loans                      -              -              -              -             (4)
   Nonresidential real estate loans                   -              -              -              -              -
   Consumer loans                                     -              -              -              -              -
                                                    ---            ---            ---            ---            ---
Total charge-offs                                     -              -              -              -             (4)
Recoveries                                            -              -              -              -              -
Provision for possible loan losses                   13              -              -              -             10
                                                    ---            ---            ---            ---            ---
Balance at end of period                            $52            $39            $39            $39            $39
                                                    ---            ---            ---            ---            ---
                                                    ---            ---            ---            ---            ---

Ratio of net charge-offs to average loans           -                -              -              -            .02%
                                                    ---            ---            ---            ---            ---
                                                    ---            ---            ---            ---            ---

Ratio of allowance for loan losses
to total loans                                      .23%           .17%           .17%           .16%           .21%
                                                    ---            ---            ---            ---            ---
                                                    ---            ---            ---            ---            ---

     The allowance for loan losses is based on estimates and is, therefore, monitored monthly and adjusted as necessary to provide an adequate allowance.

INVESTMENT ACTIVITIES

     Federal regulation and Ohio law permit the Association to invest in various types of investment securities, including interest-bearing deposits in other financial institutions, U.S. Treasury and agency obligations, mortgage-backed securities and certain other specified investments. The Board of Directors of the Association has adopted an investment policy which authorizes management to make investments in U.S. Government and agency securities, deposits in the FHLB, certificates of deposit in federally-insured financial institutions, and federal funds at commercial banks. The Board of Directors has primary responsibility for implementation of the investment policy. The Association's investment policy is designed primarily to provide and maintain liquidity within regulatory guidelines, to maintain a balance of high quality investments to minimize risk and to maximize return without sacrificing liquidity and safety. See "REGULATION" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Changes in Financial Condition; - Liquidity and Capital Resources." The following table sets forth the composition of the Company's investment portfolio, excluding mortgage-backed securities, at the dates indicated:

                                                                                            At September 30,
                                                 At June 30,        ---------------------------------------------------------------
                                                    1996                   1995                   1994                  1993
                                            --------------------    -------------------    -------------------   ------------------
                                              Book       Percent      Book      Percent      Book     Percent     Book     Percent
                                              Value      of total     Value     of total     Value    of total    Value    of total
                                            --------     -------    --------    --------   --------   --------   --------  --------
                                                                              (Dollars in thousands)
Interest-bearing deposits
  in other financial
  institutions (1)                           $10,771      53.0%      $10,483      54.3%    $11,843      65.5%    $19,444      83.6%
U.S. Government agency
  obligations  (2)                             8,554      42.1         7,984      41.3       5,890      32.6       3,496      15.0
FHLMC stock (3)                                  622       3.1           504       2.6          29        .2          29        .1
FHLB stock                                       357       1.8           339       1.8         318       1.7         302       1.3
                                             -------     -----       -------     -----     -------     -----     -------     -----
  Total                                      $20,304     100.0%      $19,310     100.0%    $18,080     100.0%    $23,271     100.0%
                                             -------     -----       -------     -----     -------     -----     -------     -----
                                             -------     -----       -------     -----     -------     -----     -------     -----

___________________________________

(1) Includes interest-bearing deposits, Federal Funds sold and certificates of deposit.

(2) Consists primarily of investments in U.S. Treasury Notes and Bills, which are classified as held to maturity at June 30, 1996.

(3)  Classified as available for sale at June 30, 1996, and September 30, 1995.

     The Association maintains a portfolio of mortgage-backed securities in the form of fixed-rate participation interests issued by the Government National Mortgage Association ("GNMA"). Mortgage-backed securities generally entitle the Association to receive a portion of the cash flows from an identified pool of mortgages and are guaranteed by the issuing agency as to principal and interest. Although mortgage-backed securities generally yield less than individual loans originated by the Association, management believes they are a prudent alternative for investing excess cash flow when available funds exceed local loan demand and as part of the Association's interest rate risk management. The following table sets forth certain information regarding the Association's investments in mortgage-backed securities at the dates indicated, all of which are classified as held to maturity:


                                              At June 30, 1996                                     At September 30, 1995
                                -----------------------------------------------     -----------------------------------------------
                                              Gross        Gross      Estimated                    Gross       Gross      Estimated
                                Amortized  unrealized    unrealized      Fair       Amortized   unrealized   unrealized      Fair
                                  Cost        gains         loss        Value         Cost         gains        loss        Value
                                ---------  ----------    ----------   ---------     ---------   ----------   ----------   ---------
                                                                           (In thousands)
GNMA participation
  certificates                   $1,785       $   71       $    -       $1,856       $2,211       $  102       $    -       $2,313
                                 ------       ------       ------       ------       ------       ------       ------       ------
                                 ------       ------       ------       ------       ------       ------       ------       ------

                                             At September 30, 1994
                                -----------------------------------------------
                                              Gross        Gross      Estimated
                                Amortized  unrealized    unrealized      Fair
                                  Cost        gains         loss        Value
                                ---------  ----------    ----------   ---------
                                                (In thousands)
GNMA participation
  certificates                   $2,441       $   32       $   54       $2,409
                                 ------       ------       ------       ------
                                 ------       ------       ------       ------

    The maturities of the Association's investment securities at June 30, 1996, are indicated in the following table:


                                                                                  At June 30, 1996
                                                          -------------------------------------------------------------------
                                                                                    1-5                     Total
                                                          Less than 1 year          years            investment securities
                                                          -----------------   ----------------    ---------------------------
                                                          Book                Book                Book      Market   Average
                                                          value     Yield     value     Yield     value     value     yield
                                                          ------    ------    ------    ------    ------    ------    ------
                                                                                   (Dollars in thousands)

Certificates of deposit in other financial institutions   $4,395      6.27%   $2,745      5.82%   $7,140    $7,140      6.10%
U.S. Government agency obligations (1)                    $5,157      6.16%   $3,397      5.81%   $8,554    $8,559      6.02%


- ------------------------------------

(1) Consists primarily of investments in U.S. Treasury Notes and Bills, which are classified as held to maturity at June 30, 1996.


DEPOSITS AND BORROWINGS

    GENERAL. Deposits have traditionally been the primary source of the Association's funds for use in lending and other investment activities. In addition to deposits, the Association derives funds from interest payments and principal repayments on loans and income on earning assets. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." Loan payments are a relatively stable source of funds, while deposit inflows and outflows fluctuate in response to general interest rates and money market conditions.

    DEPOSITS. Deposits are attracted principally from within the Association's market area through the offering of a selection of deposit instruments, including regular passbook savings accounts, term certificate accounts and Individual Retirement Accounts ("IRAs"). Interest rates paid, maturity terms, service fees and withdrawal penalties for the various types of accounts are established weekly by the Board of Directors of the Association based on the Association's liquidity requirements, growth goals and interest rates paid by competitors. The Association does not use brokers to attract deposits. The amount of deposits from outside the Association's market area is not significant.

    At June 30, 1996, the Association's certificates of deposit totaled approximately $23.2 million, or 60.6% of total deposits. Of such amount, approximately $17.5 million in certificates of deposit mature within one year. Based on past experience and the Association's prevailing pricing strategies, management believes that a substantial percentage of such certificates will be renewed with the Association at maturity.

    The following table sets forth the dollar amount of deposits in the various types of accounts offered by the Association at the dates indicated:


                                         At June 30,                                     At September 30,
                                     -------------------      ---------------------------------------------------------------------
                                            1996                     1995                     1994                     1993
                                     -------------------      -------------------      -------------------      -------------------
                                                Percent                  Percent                  Percent                  Percent
                                                of total                 of total                 of total                 of total
                                      Amount    deposits       Amount    deposits       Amount    deposits       Amount    deposits
                                     --------   --------      --------   --------      --------   --------      --------   --------
                                                                          (Dollars in thousands)
Transaction accounts:
Passbook accounts (1)                $11,424      29.9%       $11,008      28.9%       $12,058      31.2%       $12,109      29.8%
Club accounts (2)                         37        .1             54        .1             54        .1             55        .1
Money market accounts (3)              3,574       9.4          3,857      10.2          5,988      15.5          6,676      16.4
                                     -------     -----        -------     -----        -------     -----        -------     -----
Total transaction accounts            15,035      39.4         14,919      39.2         18,100      46.8         18,840      46.3

Certificates of deposit (4)           23,155      60.6         23,137      60.8         20,574      53.2         21,863      53.7
                                     -------     -----        -------     -----        -------     -----        -------     -----

  Total deposits                     $38,190     100.0%       $38,056     100.0%       $38,674     100.0%       $40,703     100.0%
                                     -------     -----        -------     -----        -------     -----        -------     -----
                                     -------     -----        -------     -----        -------     -----        -------     -----


- -----------------------------------

(1) The weighted average interest rates on passbook accounts were 2.83% at June 30, 1996, and 3.09% at September 30, 1995 and 1994, and 3.22% at September 30, 1993.

(2) The weighted average interest rates on club accounts were 5.08% at June 30, 1996, and 5.07%, 5.00% and 5.00%, at September 30, 1995, 1994 and 1993,
    respectively.

(3) The weighted average interest rates on money market accounts were 2.83%, 3.09%, 3.11% and 3.26%, at June 30, 1996, and September 30, 1995, 1994 and
    1993.

(4) The weighted average rates on all certificates of deposit were 5.74%, 5.04%, 4.38% and 4.43% at June 30, 1996, and September 30, 1995, 1994 and
    1993, respectively


    The following table shows rate and maturity information for the Association's certificates of deposit at June 30, 1996:

                                            Amount Due
                      ----------------------------------------------------
                                       Over          Over
                       Up to        1 year to     2 years to
Rate                  one year       2 years        3 years         Total
- ----                  --------       -------        -------         -----
                                          (In thousands)

4.99 - less             2,792              -              -       $  2,792
5.00 - 5.99%           12,819          3,368            886         17,073
6.00 - 6.99%            1,532            970            156          2,658
7.00 - 7.99%              391            241              -            632
                      -------        -------        -------        -------

Total certificates
  of deposit          $17,534         $4,579         $1,042        $23,155
                      -------        -------        -------        -------
                      -------        -------        -------        -------


    The following table presents the amount of the Association's certificates of deposit of $100,000 or more by the time remaining until maturity at June 30, 1996:

         Maturity                                Amount
         --------                                ------
                                             (In thousands)

         September 30, 1996                      $   510
         December 31, 1996                           118
         March 31, 1997                              207
         June 30, 1997                               268
         After June 30, 1997                         125
                                                 -------

              Total                              $ 1,228
                                                 -------
                                                 -------

    The following table sets forth the Association's deposit account balance activity for the periods indicated:


                                            Nine months ended
                                                 June 30,                      Year ended September 30,
                                         -----------------------       --------------------------------------
                                           1996           1995           1995           1994           1993
                                         --------       --------       --------       --------       --------
                                                                  (Dollars in thousands)
 Beginning balance                       $ 38,056       $ 38,674       $ 38,674       $ 40,703       $ 41,719
 Deposits                                  10,015         14,999         19,344         16,866         21,265
 Withdrawals                              (10,875)       (16,566)       (21,039)       (19,905)       (23,390)
 Interest credited                            994            766          1,077          1,010          1,109
                                         --------       --------       --------       --------       --------
 Ending balance
                                         $ 38,190       $ 37,873       $ 38,056       $ 38,674       $ 40,703
                                         --------       --------       --------       --------       --------
                                         --------       --------       --------       --------       --------
 Net increase (decrease)                 $    134       $   (801)     $    (618)      $ (2,029)      $ (1,016)
                                         --------       --------       --------       --------       --------
                                         --------       --------       --------       --------       --------
 Percent increase (decrease)                  0.4%          (2.1)%         (1.6)%         (5.0)%         (2.4)%
                                         --------       --------       --------       --------       --------
                                         --------       --------       --------       --------       --------


    BORROWINGS. The FHLB system functions as a central reserve bank providing credit for its member institutions and certain other financial institutions.
See "REGULATION - Federal Home Loan Banks." As a member in good standing of the FHLB of Cincinnati, the Association is authorized to apply for advances from the FHLB of Cincinnati, provided certain standards of creditworthiness have been met. Under current regulations, an association must meet certain qualifications to be eligible for FHLB advances. The extent to which an association is eligible for such advances will depend upon whether it meets the Qualified Thrift Lender Test (the "QTL Test"). See "REGULATION - Office of Thrift Supervision -- Qualified Thrift Lender Test." If an association meets the QTL Test, the association will be eligible for 100% of the advances it would otherwise be eligible to receive. If an association does not meet the QTL Test, the association will be eligible for such advances only to the extent it holds specified QTL Test assets. At June 30, 1996, the Association was in compliance with the QTL Test. The Association has never utilized FHLB advances.

COMPETITION

    The Association competes for deposits with other savings and loan associations, savings banks, commercial banks and credit unions and with issuers of commercial paper and other securities, including shares in money market mutual funds. The primary factors in competition for deposits are customer service and convenience of office location. In making loans, the Association competes with other savings associations, savings and loan associations, commercial banks, mortgage brokers, consumer finance companies, credit unions, leasing companies and other lenders. The Association competes for loan originations primarily through the interest rates and loan fees it charges and through the efficiency and quality of services it provides to borrowers. Competition is intense and is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable. The Association does not offer all of the products and services offered by some of its competitors, particularly commercial banks.

PROPERTIES

    The following table sets forth certain information at June 30, 1996, regarding the properties on which the main office and the branch office of the Association are located:


                                 Owned or         Date         Square       Net book
Location                          leased        acquired       footage        value        Deposits
- --------                         --------       --------       -------      --------       --------
                                                                                        (In thousands)
7522 Hamilton Avenue
Mt. Healthy, Ohio 45231           Owned           1964          2,325        $74,000        $32,902

125-127 Miami Avenue
North Bend, Ohio  45052           Owned           1994          1,753        $ 5,000        $ 5,288


EMPLOYEES

    At June 30, 1996, the Association had six full-time employees and three part-time employees. The Association believes that relations with its employees are excellent. The Association offers health, life and disability benefits to all employees and although it has had a defined benefit pension plan for its full-time employees in the past, such plan is in the process of being terminated. None of the employees of the Association are represented by a collective bargaining unit.

LEGAL PROCEEDINGS

    The Association is not presently involved in any material legal proceedings. From time to time, the Association is a party to legal proceedings incidental to its business to enforce its security interest in collateral pledged to secure loans made by the Association.


                                      MANAGEMENT

                           DIRECTORS AND EXECUTIVE OFFICERS

    MFC. The Board of Directors of MFC consists of seven members divided into two classes. All of the directors of MFC were initially elected to the Board of Directors in 1996. Each director is elected for a two-year term and until his other successor is elected or until his or her earlier resignation, removal from office or death. The following table presents certain information in respect of the members of the Board of Directors and the executive officers of MFC:

Name                            Age    Position                   Term Expires
- ----                            ---    --------                   ------------
Robert Gandenberger             68     Director                       1998
John T. Larimer                 62     Director and President         1998
Rae Skirvin Larimer             60     Director and Secretary         1997
Edgar H. May                    71     Director                       1998
R. C. Meyerenke                 73     Director and Treasurer         1997
Wilbur H. Tisch                 79     Director                       1997
Kathleen A. White               39     Director                       1997
Julie M. Bertsch                34     Chief Financial Officer           -


    ROBERT GANDENBERGER. Mr. Gandenberger retired as Supervisor of the Hamilton County Ohio Recorder's Office in 1994. From 1991 to 1994, Mr. Gandenberger served as a director of Cleves-North Bend.

    JOHN T. LARIMER. Mr. Larimer, an attorney, has served as President of the Association since 1993 and as Managing Officer of the Association since November 1995. He has been a director of the Association since 1976. Mr. Larimer is Rae Skirvin Larimer's spouse and is a brother-in-law of Una Schaeperklaus, a director of the Association.

    RAE SKIRVIN LARIMER. Ms. Larimer has been legal counsel for the Association since 1975. Ms. Larimer is John Larimer's spouse and Una Schaeperklaus' sister.

    EDGAR H. MAY. Mr. May has served as a director of the Association since 1992. From 1960 until his retirement in 1994, Mr. May was a broker and partner in Ed May Realty Co., located in Deer Park, Ohio.

    R. C. MEYERENKE. Mr. Meyerenke has served the Association as a director since 1974 and as the Treasurer since _______. From 1974 until his retirement in 1991, Mr. Meyerenke was the Managing Officer of the Association.

    WILBUR H. TISCH. Mr. Tisch retired as owner and President of General Metal Works in 1983. Mr. Tisch served as director of Cleves-North Bend from 1975 to 1994 and as President from 1986 to 1994.

    KATHLEEN A. WHITE. Ms. White has been employed as a real estate title examiner since 1980.

    JULIE M. BERTSCH. Ms. Bertsch, a Certified Public Accountant, was hired as Chief Financial Officer of MFC and the Association in June 1996. Prior to joining MFC, Ms. Bertsch was employed from August 1987 until June 1996 with Grant Thornton LLP, independent certified public accountants.

    THE ASSOCIATION. The Amended Constitution of the Association provides for a Board of Directors consisting of not less than five nor more than seven directors. The Board of Directors of the Association currently consists of five directors. Each director serves for a three-year term. The Board of Directors met 46 times during the fiscal year ended September 30, 1995, for regular and special meetings. No director attended fewer than 75% of the aggregate of such meetings and all meetings of the committees of which such director was a member.

    The following table presents certain information with respect to the present directors and executive officers of the Association:


                                                                     Year of
                             Position(s) with                      commencement      Term
Name                         the Association                      of directorship   expires
- ----                         ----------------                     ---------------   -------
John T. Larimer         Director, President and Managing Officer      1975           1997
David H. Korn           Director                                      1961           1997
R. C. Meyerenke         Director and Treasurer                        1974           1999
Edgar H. May            Director                                      1992           1998
Una Schaeperklaus       Director and Secretary                        1992           1998
Julie M. Bertsch        Chief Financial Officer                          -              -
Charles D. Dell         Vice President/Lending                           -              -


    DAVID H. KORN. Mr. Korn has served as a director of the Association since 1961. During the past five years, Mr. Korn has served as a consultant to the President of a heating and air conditioner contractor, located in Mt. Healthy, Ohio.

    UNA SCHAEPERKLAUS. Ms. Schaeperklaus has served as a director of the Association since 1992. From 1986 to 1992, Ms. Schaeperklaus served as a director of Cleves-North Bend, which merged into the Association in 1994. Ms. Schaeperklaus is Mr. Larimer's sister-in-law and Ms. Larimer's sister.

    CHARLES D. DELL. Mr. Dell was named Vice President/Lending of the Association in June 1996. From 1986 until June 1996, Mr. Dell served as Vice President/Lending at Centennial Savings Bank, fsb, located in Cincinnati, Ohio.

    After the Conversion, each director of the Association will continue to serve the Association, and each director and of MFC will continue to serve MFC.

COMMITTEES OF DIRECTORS

    The Board of Directors of the Association has an Audit Committee and a Loan Appraisal Committee.

    The members of the Audit Committee are Messrs. Korn, Meyerenke and Larimer. The Audit Committee is responsible for auditing teller boxes, reviewing and reporting to the full Board of Directors on the independent audits of the Association and reviewing loan files for regulatory compliance and adherence to the Association's lending policies. The Audit Committee met five times during fiscal year 1995.

    The Loan Appraisal Committee is comprised of Messrs. May, Larimer and Korn. The function of the Loan Appraisal Committee is to review delinquent loans, non-performing assets and REO properties and to report and recommend action to the full Board of Directors with regard thereto. The Loan Appraisal Committee met 15 times during fiscal year 1995.

    The Board of Directors of MFC does not currently have any committees.

COMPENSATION

    Each director of the Association currently receives a fee of $19,500 per year for service as a director of the Association. Effective April 1996, directors no longer received committee fees. During fiscal year 1995, a total of $108,000 was paid in directors' and committee fees.

    During the fiscal year ended September 30, 1995, no executive officer of the Association received annual compensation in an amount equal to or greater than $100,000. The following table presents certain information regarding the annual compensation received by Mr. Larimer during such period:


    MFC does not currently pay directors' fees, but intends to pay a fee of $10,000 per year to those directors who do not serve on the Association's Board of Directors.

                              SUMMARY COMPENSATION TABLE


                                                      Annual Compensation
                                                      -------------------

Name and Principal Position        Year                    Salary ($)
- --------------------------------------------------------------------------------
John T. Larimer, President         1995                    $44,975(1)
- ----------------------------

(1) Consists of salary in the amount of $22,500 and directors' fees in the amount of $22,475. Does not include amounts attributable to other miscellaneous benefits received by executive officers. The cost to the Association of providing such benefits to Mr. Larimer was less than 10% of his cash compensation.


    Mr. Larimer became the Managing Officer of the Association in November, 1995. His current salary is $94,500 per year.

PENSION PLAN

    The Association sponsors a defined benefit pension plan (the "Pension Plan") for the benefit of its full-time employees which it is in the process of terminating.

STOCK BENEFIT PLANS

    EMPLOYEE STOCK OWNERSHIP PLAN. MFC has established the ESOP for the benefit of employees of MFC and its subsidiaries, including the Association, who are age 21 or older and who have completed at least one year of service with MFC and its subsidiaries. The Board of Directors of MFC believes that the ESOP will be in the best interests of MFC and its shareholders.

    The ESOP trust intends to borrow funds from MFC with which to acquire up to 8% of the Common Shares sold in connection with the Conversion. Such loan will be secured by the Common Shares purchased with the proceeds from the loan and will be repaid by the ESOP over a period of up to eight years. The primary source of repayment will be contributions made to the ESOP by the Association. Common Shares purchased with such loan proceeds will be held in a suspense account for allocation among ESOP participants as the loan is repaid. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase common shares on the open market or may purchase authorized but unissued common shares. If the ESOP purchases authorized but unissued common shares, such purchases could have a dilutive effect on the interests of MFC's shareholders.

    Contributions to the ESOP and shares released from the suspense account will be allocated pro rata to participants on the basis of compensation. Except for participants who retire, become disabled, or die during the plan year, all other participants must have completed at least 1,000 hours of service and be employed on the last day of the plan year in order to receive an allocation. Benefits become vested after five years of service. Vesting will be accelerated upon retirement at or after age 65, death, disability, termination of the ESOP or change in control of MFC or the Association. Forfeitures will be reallocated among remaining participating employees. Benefits may be paid either in MFC Common Shares or in cash. Benefits may be payable upon retirement, death, disability or separation from service. Benefits payable under the ESOP cannot be estimated.

    MFC or a committee appointed by the Board of Directors of MFC will administer the ESOP. The Common Shares and other ESOP funds will be held by a trustee selected and appointed by MFC (the "ESOP Trustee"). The ESOP Trustee must vote all common shares of MFC held in the ESOP that are allocated to the accounts of ESOP participants in accordance with the instructions of such participants. Common shares held by the ESOP that are not allocated to participants' accounts and allocated shares for which voting instructions are not received will be voted by the ESOP Trustee in its sole discretion.

    Contributions will be made to the ESOP by the Association based upon the understanding that the ESOP will be a tax-qualified plan under the Code. Although no assurances can be given, MFC expects a favorable result when the ESOP is submitted to the IRS for a determination in respect of such tax qualification.

    STOCK OPTION PLAN. After the completion of the Conversion, the Board of Directors of MFC intends to adopt the Stock Option Plan, subject to approval by the shareholders of MFC. The purposes of the Stock Option Plan include retaining and providing incentives to the directors, officers and employees of MFC and its subsidiaries by facilitating their purchase of a stock interest in MFC.

    Options granted to the officers and employees under the Stock Option Plan may be "incentive stock options" within the meaning of Section 422 of the Code ("ISOs"). Options granted under the Stock Option Plan to directors who are not full-time employees of MFC or the Association will not qualify under the Code and thus will not be ISOs ("non-qualified stock options"). The option exercise price will be determined by the Stock Option Committee at the time of grant; provided, however, that the exercise price for an option must not be less than 100% of the fair market value of the shares on the date of the grant. No stock option will be exercisable after the expiration of ten years from the date that it is granted, except that in the case of an ISO granted to an employee who owns more than 10% of MFC's outstanding common shares at the time such ISO is granted under the Stock Option Plan, the exercise price of the ISO may not be less than 110% of the fair market value of the shares on the date of the grant and the ISO may not be exercisable after the expiration of five years from the date of grant.

    An option recipient cannot transfer or assign an option other than by will, in accordance with the laws of descent and distribution or pursuant to a domestic relations order issued by a court of competent jurisdiction. "Termination for cause," as defined in the Stock Option Plan, will result in the termination of any outstanding options.

    MFC will receive no monetary consideration for the granting of options under the Stock Option Plan. Upon the exercise of options, MFC will receive a payment of cash, common shares of MFC or a combination of cash and common shares from option recipients in exchange for shares issued.

    A number of shares equal to 10% of the Common Shares sold in the Offering is expected to be reserved for issuance by MFC upon the exercise of options to be granted to certain directors, officers and employees of MFC and its subsidiaries from time to time under the Stock Option Plan. No determination has been made regarding the recipients of awards under the Stock Option Plan or the number of shares to be awarded to individual recipients. The Stock Option Committee may grant options under the Stock Option Plan to the directors, officers and employees of MFC and the Association at such times as they deem most beneficial to MFC on the basis of the individual participant's responsibility, tenure and future potential.

    In accordance with OTS regulations, the following restrictions will apply if the Stock Option Plan is implemented by MFC during the first year following the completion of the Conversion: (i) the Stock Option Plan must be approved by the shareholders of MFC at an annual or a special meeting of shareholders, in either case to be held no sooner than six months after the completion of the Conversion; (ii) awards to directors who are not full-time employees of MFC or the Association may not exceed 5% per person and 30% in the aggregate of the total number of plan shares; (iii) awards to directors or other persons who are full-time employees of MFC or the Association may not exceed 25% of the plan shares per person; and (iv) options will become exercisable at the rate of one-fifth per year commencing no earlier than one year from the date of grant, subject to acceleration of vesting only in the event of the death or disability of a participant.

    RECOGNITION AND RETENTION PLAN AND TRUST. After the completion of the Conversion, the Association intends to adopt the RRP. The purpose of the RRP is to provide directors, officers and certain key employees of the Association with an ownership interest in the Association in a manner designed to compensate such directors, officers and key employees for services to the Association. The Association expects to contribute sufficient funds to enable the RRP to purchase up to 4% of the Common Shares sold in the Offering. Such shares may be purchased in the market following the Conversion or may be purchased from the authorized but unissued shares of MFC.

    The RRP Committee will administer the RRP and determine the number of shares to be granted to eligible participants. Each participant granted shares under the RRP will be entitled to the benefit of any dividends or other distributions paid on such shares prior to the shares being earned, although dividends or other distributions on shares held in the RRP Trust will not be distributed to the participant until the shares are distributed to the participant. Compensation expense in the amount of the fair market value of the RRP shares will be recognized as the shares are earned.

    No determination has been made regarding recipients of RRP awards or the number of shares to be awarded to individual recipients. In accordance with OTS regulations, the following restrictions will apply if the RRP is implemented during the first year following the completion of the Conversion: (i) the RRP must be approved by the shareholders of MFC at an annual or a special meeting of shareholders, in either case to be held no sooner than six months after the completion of the Conversion; (ii) awards to directors who are not full-time employees of MFC or the Association may not exceed 5% per person and 30% in the aggregate of the total number of plan shares; (iii) awards to directors or other persons who are full-time employees of MFC or the Association may not exceed 25% per person; (iv) RRP shares will be earned and nonforfeitable at the rate of one-fifth per year on each of the first five anniversaries of the award, subject to acceleration only in the event of the death or disability of a participant; and (v) RRP shares will be voted by the RRP Trust until distributed to a participant.

EMPLOYMENT AGREEMENT

    The Association intends to enter into an employment agreement with Mr. Larimer (the "Employment Agreement"). The Association currently has no employment agreements with any of its officers. The Employment Agreement will become effective upon the completion of the Conversion and will provide for a term of three years, a salary of not less than $94,500 and performance review by the Board of Directors not less often than annually. The Employment Agreement will also provide for the inclusion of Mr. Larimer in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible.

    The Employment Agreement will be terminable by the Association at any time. In the event of termination by the Association for "just cause," as defined in the Employment Agreement, Mr. Larimer will have no right to receive any compensation or other benefits for any period after such termination. In the event of termination by the Association other than for just cause, at the end of the term of the Employment Agreement or in connection with a "change of control," as defined in the Employment Agreement, Mr. Larimer will be entitled to a continuation of salary payments for a period of time equal to the term of the Employment Agreement and a continuation of benefits substantially equal to those being provided at the date of termination of employment until the earliest to occur of the end of the term of the Employment Agreement or the date on which Mr. Larimer becomes employed full-time by another employer.

    The Employment Agreement also will contain provisions with respect to the occurrence within one year of a "change of control" of (1) the termination of employment of Mr. Larimer for any reason other than just cause, retirement or termination at the end of the term of the agreement, or (2) a constructive termination resulting from change in the capacity or circumstances in which Mr. Larimer is employed or a material reduction in his responsibilities, authority, compensation or other benefits provided under the Employment Agreement without Mr. Larimer's written consent. In the event of any such occurrence, Mr. Larimer will be entitled to payment of an amount equal to (a) the amount of compensation to which he would be entitled for the remainder of the term of the Employment Agreement, plus (b) the difference between (i) three times Mr. Larimer's average annual compensation for the three taxable years immediately preceding the termination of employment, less (ii) the amount paid to Mr. Larimer as compensation for the remainder of the employment term. In addition, Mr. Larimer will be entitled to continued coverage under all benefit plans until the earliest of the end of the term of the Employment Agreement or the date on which he is included in another employer's benefit plans as a full-time employee. The maximum which Mr. Larimer may receive, however, is limited to an amount which will not result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Code. "Control," as defined in the Employment Agreement, generally refers to the acquisition by any person or entity of the ownership or power to vote 10% or more of the voting stock of the Association or MFC, the control of the election of a majority of the directors of the Association or MFC or the exercise of a controlling influence over the management or policies of the Association or MFC.

    The aggregate payments that would have been made to Mr. Larimer, assuming his termination at June 30, 1996, following a change of control, would have been approximately $283,500.

CERTAIN TRANSACTIONS WITH THE ASSOCIATION

    In accordance with the OTS regulations, the Association makes loans to executive officers and directors of the Association in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those of comparable loans to other persons. There were no loans to directors or executive officers of the Association at June 30, 1996.

    Rae Skirvin Larimer, the spouse of John T. Larimer and sister of Una Schaeperklaus, serves as general counsel to the Association. The Association expects to continue to engage Ms. Larimer in such capacity in the future. In 1995, the Association paid $20,000 in legal fees to the firm of Rae Skirvin Larimer, Attorney-at-law, for Ms. Larimer's services.


                                      REGULATION

GENERAL



    As a savings and loan association incorporated under the laws of Ohio, the Association is subject to regulation, examination and oversight by the OTS and the Superintendent of the Division (the "Ohio Superintendent"). Because the Association's deposits are insured by the FDIC, the Association also is subject to general oversight by the FDIC. The Association must file periodic reports with the OTS, the Ohio Superintendent and the FDIC concerning its activities and financial condition. Examinations are conducted periodically by federal and state regulators to determine whether the Association is in compliance with various regulatory requirements and is operating in a safe and sound manner.
The Association is a member of the FHLB of Cincinnati.

    MFC will be a savings and loan holding company within the meaning of the Home Owners Loan Act, as amended (the "HOLA"). Consequently, MFC will be subject to regulation, examination and oversight by the OTS and will be required to submit periodic reports thereto. Because MFC and the Association are corporations organized under Ohio law, they are also subject to the provisions of the Ohio Revised Code applicable to corporations generally.

    The United States Congress is considering legislation to recapitalize the SAIF. See "- Federal Deposit Insurance Corporation -- Assessments." In connection with such legislation, Congress may eliminate the OTS and may require that the Association be regulated under federal law in the same fashion as banks. As a result, the Association may become subject to additional regulation, examination and oversight by the FDIC. In addition, MFC might become a bank holding company, subject to examination, regulation and oversight by the Board of Governors of the Federal Reserve ("FRB"), including greater activity and capital requirements than imposed on it by the OTS.

OHIO SAVINGS AND LOAN LAW

    The Ohio Superintendent is responsible for the regulation and supervision of Ohio savings and loan associations in accordance with the laws of the State of Ohio. Ohio law prescribes the permissible investments and activities of Ohio savings and loan associations, including the types of lending that such associations may engage in and the investments in real estate, subsidiaries and corporate or government securities that such associations may make. The ability of Ohio associations to engage in these state-authorized investments and activities is subject to oversight and approval by the FDIC, if such investments or activities are not permissible for a federally chartered savings and loan association. See "Federal Deposit Insurance Corporation -- State Association Activities."

    The Ohio Superintendent also has approval authority over any mergers involving or acquisitions of control of Ohio savings and loan associations. The Ohio Superintendent may initiate certain supervisory measures or formal enforcement actions against Ohio associations. Ultimately, if the grounds provided by law exist, the Ohio Superintendent may place an Ohio association in conservatorship or receivership.

    The Ohio Superintendent conducts regular examinations of the Association approximately once a year. Such examinations are usually conducted jointly with one or both federal regulators. The Ohio Superintendent imposes assessments on Ohio associations based on their asset size to cover the cost of supervision and examination.

OFFICE OF THRIFT SUPERVISION

    GENERAL. The OTS is an office in the Department of the Treasury and is responsible for the regulation and supervision of all federally chartered savings and loan associations and all other savings and loan associations the deposits of which are insured by the FDIC. The OTS issues regulations governing the operation of savings and loan associations, regularly examines such associations and imposes assessments on savings associations based on their asset size to cover the costs of this supervision and examination. The OTS also may initiate enforcement actions against savings and loan associations and certain persons affiliated with them for violations of laws or regulations or for engaging in unsafe or unsound practices. If the grounds provided by law exist, the OTS may appoint a conservator or receiver for a savings and loan association.

    REGULATORY CAPITAL REQUIREMENTS. The Association is required by OTS regulations to meet certain minimum capital requirements. For information regarding the Association's regulatory capital at June 30, 1996, and pro forma regulatory capital after giving effect to the Conversion, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources" and "REGULATORY CAPITAL COMPLIANCE."

    Current capital requirements call for tangible capital of 1.5% of adjusted total assets, core capital (which for the Association consists solely of tangible capital) of 3.0% of adjusted total assets and risk-based capital (which for the Association consists of core capital and general valuation allowances) of 8.0% of risk-weighted assets (assets, including certain off-balance sheet items, are weighted at percentage levels ranging from 0% to 100% depending on the relative risk).

    The OTS has proposed to amend the core capital requirement so that those associations that do not have the highest examination rating and an acceptable level of risk will be required to maintain core capital of from 4% to 5%, depending on the Association's examination rating and overall risk. The Association does not anticipate that it will be adversely affected if the core capital requirement regulation is amended as proposed.

    The OTS has adopted an interest rate risk component to the risk-based capital requirement, though the implementation of that component has been delayed. Pursuant to that requirement a savings association would have to measure the effect of an immediate 200 basis point change in interest rates on the value of its portfolio as determined under the methodology of the OTS. If the measured interest rate risk is above the level deemed normal under the regulation, the Association will be required to deduct one-half of such excess exposure from its total capital when determining its risk-based capital. In general, an association with less than $300 million in assets and a risk-based capital ratio in excess of 12% will not be subject to the interest rate risk component, and the association qualifies for such exemption. Pending implementation of the interest rate risk component, the OTS has the authority to impose a higher individualized capital requirement on any savings association it deems to have excess interest rate risk. The OTS also may adjust the risk-based capital requirement on an individualized basis to take into account risks due to concentrations of credit and non-traditional activities. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Asset and Liability Management."

    The OTS has adopted regulations governing prompt corrective action to resolve the problems of capital deficient and otherwise troubled savings and loan associations. At each successively lower defined capital category, an association is subject to more restrictive and numerous mandatory or discretionary regulatory actions or limits, and the OTS has less flexibility in determining how to resolve the problems of the institution. In addition, the OTS generally can downgrade an association's capital category, notwithstanding its capital level, if, after notice and opportunity for hearing, the association is deemed to be engaging in an unsafe or unsound practice because it has not corrected deficiencies that resulted in it receiving a less than satisfactory examination rating on matters other than capital or it is deemed to be in an unsafe or unsound condition. An undercapitalized association must submit a capital restoration plan to the OTS within 45 days after it becomes undercapitalized. Undercapitalized associations will be subject to increased monitoring and asset growth restrictions and will be required to obtain prior approval for acquisitions, branching and engaging in new lines of business. Critically undercapitalized institutions must be placed in conservatorship or receivership within 90 days of reaching that capitalization level, except under limited circumstances. The Association's capital at June 30, 1996, meets the standards for the highest level, a "well-capitalized" institution.

    Federal law prohibits a savings and loan association from making a capital distribution to anyone or paying management fees to any person having control of the association if, after such distribution or payment, the association would be undercapitalized. In addition, each company controlling an undercapitalized association must guarantee that the association will comply with its capital plan until the association has been adequately capitalized on an average during each of four preceding calendar quarters and must provide adequate assurances of performance. The aggregate liability pursuant to such guarantee is limited to the lesser of (i) an amount equal to 5% of the association's total assets at the time the association became undercapitalized or (ii) the amount that is necessary to bring the association into compliance with all capital standards applicable to such association at the time the association fails to comply with its capital restoration plan.

    LIQUIDITY. OTS regulations require that savings associations maintain an average daily balance of liquid assets (cash, certain time deposits, association's acceptances and specified United States government, state or federal agency obligations) equal to a monthly average of not less than 5% of its net withdrawable savings deposits plus borrowings payable in one year or less. Federal regulations also require each member institution to maintain an average daily balance of short-term liquid assets of not less than 1% of the total of its net withdrawable savings accounts and borrowings payable in one year or less. Monetary penalties may be imposed upon member institutions failing to meet liquidity requirements. The eligible liquidity of the Association at June 30, 1996, was approximately $20.1 million, or 52.2%, which exceeded the 5% liquidity requirement by approximately $18.2 million. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources."

    QUALIFIED THRIFT LENDER TEST. Savings and loan associations are required to maintain a specified level of investments in assets that are designated as qualifying thrift investments. Such investments are generally related to domestic residential real estate and manufactured housing and include stock issued by any FHLB, the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association. The QTL test requires that 65% of an institution's "portfolio assets" (total assets less goodwill and other intangibles, property used to conduct business and 20% of liquid assets) consist of qualified thrift investments on a monthly average basis in 9 out of every 12 months. The OTS may grant exceptions to the QTL test under certain circumstances. If a savings and loan association fails to meet the QTL Test, the association and its holding company will be subject to certain operating restrictions. A savings and loan association that fails to meet the QTL Test will not be eligible for new FHLB advances. See "Federal Home Loan Banks." At June 30, 1996, the Association had QTL investments totalling approximately 75% of its total portfolio assets.

    LENDING LIMIT. OTS regulations generally limit the aggregate amount that a savings association can lend to one borrower or group of related borrowers to an amount equal to 15% of the association's unimpaired capital, which is defined for this purpose as total capital for regulatory purposes. A savings association may lend to one borrower an additional amount not to exceed 10% of the association's unimpaired capital if the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." Notwithstanding the level of unimpaired capital and surplus, a savings association may lend up to $500,000 to any one borrower or group of related borrowers. See "THE BUSINESS OF THE ASSOCIATION - Lending Activities -- Loan Originations, Purchases and Sales."

    TRANSACTIONS WITH INSIDERS AND AFFILIATES. Loans to insiders are also subject to Section 22(g) and (h) of the Federal Reserve Act ("FRA"), which place restrictions on loans to executive officers, directors and principal shareholders and their related interests. Generally, such loans must conform to the lending limit on loans to one borrower, and the total of such loans to executive officers, directors, principal shareholders and their related interests cannot exceed the association's unimpaired capital and surplus or 200% of unimpaired capital and surplus for eligible adequately capitalized institutions with less than $100 million in assets. See "- Lending Limit."
Most loans to directors, executive officers and principal shareholders must be approved in advance by a majority of the "disinterested" members of the board of directors of the association with any "interested" director not participating. All loans to directors, executive officers and principal shareholders must be made on terms substantially the same as offered in comparable transactions with the general public. Loans to executive officers are subject to additional limits. The Association was in compliance with such restrictions at June 30, 1996. See "MANAGEMENT - Certain Transactions with the Association."

    Savings associations must comply with Sections 23A and 23B of the FRA, pertaining to transactions with affiliates. An affiliate of a savings association is any company or entity that controls, is controlled by or is under common control with the savings and loan association. MFC will be an affiliate of the Association. Generally, Sections 23A and 23B of the FRA (i) limit the extent to which a savings and loan association or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, (ii) limit the aggregate of all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and (iii) require that all such transactions be on terms substantially the same, or at least as favorable to the association, as those provided in transactions with a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions. In addition to the limits in Sections 23A and 23B, a savings association may not make any loan or other extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for a association holding company and may not purchase or invest in securities of any affiliate except shares of a subsidiary. The Association was in compliance with these requirements and restrictions at June 30, 1996.

    LIMITATIONS ON CAPITAL DISTRIBUTIONS. The OTS imposes various restrictions or requirements on the ability of associations to make capital distributions, according to ratings of associations based on their capital level and supervisory condition. Capital distributions, for purposes of such regulation, include, without limitation, payments of cash dividends, repurchases and certain other acquisitions by an association of its shares and payments to stockholders of another association in an acquisition of such other association.

    The first rating category is Tier 1, consisting of associations that, before and after the proposed capital distribution, meet their fully phased-in capital requirement. Associations in this category may make capital distributions during any calendar year equal to the greater of 100% of their net income, current year-to-date, plus 50% of the amount by which the lesser of such association's tangible, core or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, or the amount authorized for a Tier 2 association. The second category, Tier 2, consists of associations that, before and after the proposed capital distribution, meet their current minimum, but not fully phased-in capital requirement. Associations in this category may make capital distributions up to 75% of their net income over the most recent four quarters. Tier 3 associations do not meet their current minimum capital requirement and must obtain OTS approval of any capital distribution. A Tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 association.

    The Association meets the requirements for a Tier 1 association and has not been notified of any need for more than normal supervision. The Association will also be prohibited from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the net worth of the Association would be reduced below the amount required to be maintained for the liquidation account established in connection with the Conversion. In addition, as a subsidiary of MFC, the Association will also be required to give the OTS 30 day's notice prior to declaring any dividend on its stock. The OTS may object to the dividend during that 30-day period based on safety and soundness
concerns.   Moreover, the

OTS may prohibit any capital distribution otherwise permitted by regulation if the OTS determines that such distribution would constitute an unsafe or unsound practice.

    In December 1994, the OTS issued a proposal to amend the capital distributions limits. Under that proposal, associations not owned by a holding company with an examination rating of 1 or 2 could make a capital distribution without notice to the OTS, if they remain adequately capitalized, as described above, after the distribution is made. Any other association seeking to make a capital distribution that would not cause the association to fall below the capital levels to qualify as adequately capitalized or better, would have to provide notice to the OTS. Except under limited circumstances and with OTS approval, no capital distributions would be permitted if it caused the association to become undercapitalized.

    HOLDING COMPANY REGULATION.   After the Conversion, MFC will be a savings
and loan holding company within the meaning of the HOLA. As such, MFC will register with the OTS and will be subject to OTS regulations, examination, supervision and reporting requirements. Congress is considering legislation which may require that MFC become a bank holding company regulated by the FRB. Bank holding companies with more than $150 million in assets are subject to capital requirements similar to those imposed on the Association and have more extensive interstate acquisition authority than savings and loan holding companies. They are also subject to more restrictive activity and investment limits than savings and loan holding companies. No assurances can be given that such legislation will be enacted, and MFC cannot be certain of the legislation's impact on its future operations until it is enacted.

    The HOLA generally prohibits a savings and loan holding company from controlling any other savings and loan association or savings and loan holding company, without prior approval of the OTS, or from acquiring or retaining more than 5% of the voting shares of a savings and loan association or holding company thereof, which is not a subsidiary. Under certain circumstances, a savings and loan holding company is permitted to acquire, with the approval of the OTS, up to 15% of the previously unissued voting shares of an undercapitalized savings and loan association for cash without such savings and loan association being deemed to be controlled by such holding company. Except with the prior approval of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock may also acquire control of any savings institution, other than a subsidiary institution, or any other savings and loan holding company.

    MFC will be a unitary savings and loan holding company. Under current law, there are generally no restrictions on the activities of unitary savings and loan holding companies and such companies are the only financial institution holding companies which may engage in commercial, securities and insurance activities without limitation. The broad latitude under current law is restricted if the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings and loan association. The OTS may impose such restrictions as deemed necessary to address such risk, including limiting (i) payment of dividends by the savings and loan association; (ii) transactions between the savings and loan association and its affiliates; and (iii) any activities of the savings and loan association that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings and loan association. Notwithstanding the foregoing rules as to permissible business activities of a unitary savings and loan holding company, if the savings and loan association subsidiary of a holding company fails to meet the QTL Test, then such unitary holding company would become subject to the activities restrictions applicable to multiple holding companies. At June 30, 1996, the Association met the QTL Test. See "Qualified Thrift Lender Test."

    If MFC were to acquire control of another savings institution, other than through a merger or other business combination with the Association, MFC would become a multiple savings and loan holding company. Unless the acquisition is an emergency thrift acquisition and each subsidiary savings and loan association meets the QTL Test, the activities of MFC and any of its subsidiaries (other than the Association or other subsidiary savings and loan associations) would thereafter be subject to activity restrictions. The HOLA provides that, among other things, no multiple savings and loan holding company or subsidiary thereof that is not a savings institution shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity other than (i) furnishing or performing management services for a subsidiary savings institution; (ii) conducting an insurance agency or escrow business; (iii) holding, managing or liquidating assets owned by or acquired from a subsidiary savings institution;
(iv) holding or managing properties used or occupied by a subsidiary savings institution; (v) acting as trustee under deeds of trust; (vi) those activities previously directly authorized by federal regulation as of March 5, 1987, to be engaged in by multiple holding companies; or (vii) those activities authorized by the FRB as permissible for bank holding companies, unless the OTS by regulation prohibits or limits such activities for savings and loan holding companies, and which have been approved by the OTS prior to being engaged in by a multiple holding company.

    The OTS may approve an acquisition resulting in the formation of a multiple savings and loan holding company that controls savings and loan associations in more than one state only if the multiple savings and loan holding company involved controls a savings and loan association that operated a home or branch office in the state of the association to be acquired as of March 5, 1987, or if the laws of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions). As under prior law, the OTS may approve an acquisition resulting in a multiple savings and loan holding company controlling savings and loan associations in more than one state in the case of certain emergency thrift acquisitions.

    No subsidiary savings and loan association of a savings and loan holding company may declare or pay a dividend on its permanent or nonwithdrawable stock unless it first gives the OTS 30 days advance notice of such declaration and payment. Any dividend declared during such period or without the giving of such notice shall be invalid.

FDIC REGULATIONS

    DEPOSIT INSURANCE. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of banks and thrifts and safeguards the safety and soundness of the banking and thrift industries. The FDIC administers two separate insurance funds, the BIF for commercial banks and state savings banks and the SAIF for savings associations and banks that have acquired deposits from savings associations. The FDIC is required to maintain designated levels of reserves in each fund. The reserves of the SAIF are currently below the level required by law, primarily because a significant portion of the assessments paid into the SAIF have been used to pay the cost of prior thrift failures, while the reserves of the BIF met the level required by law in May, 1995. Thrifts are generally prohibited from converting from one insurance fund to the other until the SAIF meets its designated reserve level, except with the prior approval of the FDIC in certain limited cases, and provided certain fees are paid. The insurance fund conversion provisions do not prohibit a SAIF member from converting to a bank charter or merging with a bank during the moratorium as long as the resulting bank continues to pay the applicable insurance assessments to the SAIF during such period and as long as certain other conditions are met.

    The Association is a member of the SAIF and its deposit accounts are insured by the FDIC up to the prescribed limits. The FDIC has examination authority over all insured depository institutions, including the Association, and has authority to initiate enforcement actions against federally insured savings associations if the FDIC does not believe the OTS has taken appropriate action to safeguard safety and soundness and the deposit insurance fund.

    ASSESSMENTS. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and members of the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to the target level within a reasonable time and may decrease such rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments vary depending on the risk the institution poses to its deposit insurance fund. Such risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.

    Because of the differing reserve levels of the SAIF and the BIF, deposit insurance assessments paid by healthy commercial banks were recently reduced significantly below the level paid by healthy savings associations. Assessments paid by healthy savings associations exceeded those paid by healthy commercial banks by approximately $.19 per $100 in deposits in late 1995 and will exceed them by $.23 per $100 in deposits beginning in 1996. Such premium disparity could have a negative competitive impact on MFC and other institutions with SAIF deposits.

    Congress is considering legislation to recapitalize the SAIF and to eliminate the significant premium disparity between the BIF and the SAIF. Currently, the recapitalization plan provides for the payment within 60 days of the enactment of the legislation of a special assessment of approximately $.85 per $100 of SAIF deposits held at some date in 1996, in order to increase SAIF reserves to the level required by law. Certain associations holding SAIF insured deposits would pay a lower special assessment. In addition, the cost of prior thrift failures would be shared by both the SAIF and the BIF. Such cost sharing might increase BIF assessments by $.02 to $.025 per $100 in deposits. SAIF assessments for healthy savings associations would be set at a significantly lower level after the special assessment is paid by all SAIF institutions and could never be reduced below the level set for healthy BIF institutions

    The recapitalization plan also provides for the merger of the SAIF and BIF on January 1, 1998. However, the SAIF recapitalization legislation currently provides for an elimination of the federal thrift charter or of the separate federal regulation of thrifts prior to the merger of the deposit insurance funds. The Association would be regulated under federal law as a bank, and, as a result, would become subject to the more restrictive activity limitations imposed on national banks, but it would have a specified period of time to divest of any non-conforming assets. The requirement that the Association convert to a bank charter could have an adverse effect on MFC, although until such proposals are acted upon by Congress, the extent of such effect is uncertain.

    The Association had $37.6 million in deposits at March 31, 1995. If the one-time special assessment in the legislative proposal is enacted into law based upon deposits at March 31, 1995, the Association will pay an additional pre-tax assessment of approximately $320,000, which will reduce capital and earnings for the quarter in which the special assessment is recorded. However, it is expected that quarterly SAIF assessments would be reduced significantly after such special assessment is paid.

    No assurances can be given that the SAIF recapitalization plan will be enacted into law or in what form it may be enacted. In addition, MFC can give no assurances that the disparity between BIF and SAIF assessments will be eliminated and cannot be certain of the impact of its being regulated as a bank holding company or the Association being regulated as a bank until the legislation requiring such change is enacted. If the proposed legislation is not enacted, SAIF premiums may increase and the disparity between BIF and SAIF premiums may become more pronounced, which would negatively impact the Association.

FRB REGULATIONS

    FRB regulations currently require savings associations to maintain reserves of 3% of net transaction accounts (primarily NOW accounts) up to $52.0 million in such accounts (subject to an exemption of $4.3 million) and of 10% of net transaction accounts over $52.0 million. At June 30, 1996, the Association was in compliance with the FRB's reserve requirements.

FEDERAL HOME LOAN BANKS

    The FHLBs provide credit to their members in the form of advances.  See
"THE BUSINESS OF THE ASSOCIATION - Deposits and Borrowings." The Association is a member of the FHLB of Cincinnati and must maintain an investment in the capital stock of the FHLB of Cincinnati in an amount equal to the greater of 1% of the aggregate outstanding principal amount of the Association's residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, and 5% of its advances from the FHLB. The Association is in compliance with this requirement with an investment in stock of the FHLB of Cincinnati of $357,000 at June 30, 1996.


    Upon the origination or renewal of a loan or advance, the FHLB of Cincinnati is required by law to obtain and maintain a security interest in collateral in one or more of the following categories: fully disbursed, whole first mortgage loans on improved residential property or securities representing a whole interest in such loans; securities issued, insured or guaranteed by the U.S. Government or an agency thereof; deposits in any FHLB; or other real estate related collateral (up to 30% of the member association's capital) acceptable to the applicable FHLB, if such collateral has a readily ascertainable value and the FHLB can perfect its security interest in the collateral.

    FHLB advances to members such as the Association who meet the QTL Test are generally limited to the lower of (i) 25% of the member's assets and (ii) 20 times the member's investment in FHLB stock. At June 30, 1996, the Association's maximum limit on advances was approximately $7.1 million. The granting of advances is subject also to the FHLB's collateral and credit underwriting guidelines. The FHLB of Cincinnati currently offers advances with fixed and variable interest rates ranging from 6.20% to 8.25%, which included the following types of borrowings: short-term advances with terms ranging from one day to one year, including cash management accounts and lines of credit; fixed-rate, long-term advances with terms ranging from seven months to 20 years; and various customized advances with terms ranging from one month to 30 years and with call, balloon or mortgage-matching features.

    Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLBs. The standards take into account a member's performance under the Community Reinvestment Act and its record of lending to first-time home buyers. All long-term advances by each FHLB must be made only to provide funds for residential housing finance. The FHLBs have established an "Affordable Housing Program" to subsidize the interest rate of advances to member associations engaged in lending for long-term, low- and moderate-income, owner-occupied and affordable rental housing at subsidized rates. The FHLB of Cincinnati reviews and accepts proposals for subsidies under that program twice a year. The Association has not participated in such program.


                                       TAXATION

FEDERAL TAXATION

    MFC is subject to the federal tax laws that apply to corporations generally. With certain exceptions, the Association is also subject to the federal tax laws and regulations which apply to corporations generally. One such exception permits thrift institutions such as the Association which meet certain definitional tests relating to the composition of assets and other conditions prescribed by the Code to establish a reserve for bad debts and to make annual additions thereto which may, within specified limits, be taken as a deduction in computing taxable income. Legislation pending in Congress may eliminate this bad debt reserve provision in 1996 and may require the recapture of post-1987 bad debt reserves over a six-year period beginning in 1998. See "REGULATION - FDIC Regulations -- Assessments."

    For purposes of the bad debt reserve deduction, loans are categorized as "qualifying real property loans," which generally include loans secured by improved real estate, and "nonqualifying loans," which include all other types of loans. The amount of the bad debt reserve deduction for "nonqualifying loans" is computed under the experience method. A thrift institution may elect annually to compute its allowable addition to its bad debt reserves for qualifying loans under either the experience method or the percentage of taxable income method. There was no effect of utilizing the percentage of taxable income method to compute bad debt reserves on the Association's federal income taxes payable for fiscal 1995, 1994 and 1993, respectively, due to the 12% of deposits limitation.

    Under the experience method, the bad debt deduction for an addition to the reserve for "qualifying real property loans" or "nonqualifying loans" is an amount determined under a formula based upon a moving average of the bad debts actually sustained by a thrift institution over a period of years or an amount necessary to maintain a minimum reserve level amount for a statutory base year.

    The percentage of specially computed taxable income that is used to compute the percentage bad debt deduction is 8%. The percentage bad debt deduction thus computed is reduced by the amount permitted as a deduction for nonqualifying loans under the experience method. The availability of the percentage of taxable income method permits qualifying thrift institutions to be taxed at a lower effective federal income tax rate than that applicable to corporations generally. The effective maximum federal income tax rate applicable to a qualifying thrift institution (exclusive of any minimum tax or environmental tax), assuming the maximum percentage bad debt deduction, is approximately 31.3%.

    If less than 60% of the total dollar amount of an institution's assets (on a tax basis) consist of specified assets (generally, loans secured by residential real estate or deposits, educational loans, cash and certain governmental obligations), such institution may not deduct any addition to a bad debt reserve and generally must include reserves in excess of that allowable under the experience method in income over a six-year period. At June 30, 1996, at least 60% of the Association's total assets were specified assets. No representation can be made as to whether the Association will meet the 60% test for subsequent taxable years.

    Under the percentage of taxable income method, the percentage bad debt deduction cannot exceed the amount necessary to increase the balance in the reserve for "qualifying real property loans" to an amount equal to 6% of such loans outstanding at the end of the taxable year. Additionally, the total bad debt deduction attributable to "qualifying real property loans" cannot exceed the greater of (i) the amount deductible under the experience method and (ii) the amount which, when added to the bad debt deduction for "nonqualifying loans," equals the amount by which 12% of the amount comprising savings accounts at year-end exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. At June 30, 1996, and September 30, 1995 and 1994, the 12% of deposits limitation restricted the percentage of bad debt deduction available to the Association.

    In addition to the regular income tax, the Association is subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on "alternative minimum taxable income" (which is the sum of a corporation's regular taxable income, with certain adjustments, and tax preference items), less any available exemption. Such tax preference items include (i) 100% of the excess of a thrift institution's bad debt deduction over the amount that would have been allowable based on actual experience and (ii) interest on certain tax-exempt bonds issued after August 7, 1986. In addition, 75% of the amount by which a corporation's "adjusted current earnings" exceeds its alternative minimum taxable income computed without regard to this preference item and prior to reduction by net operating losses, is included in alternative minimum taxable income. Net operating losses can offset no more than 90% of alternative minimum taxable income. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax. Payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. In addition, for taxable years after 1986 and before 1996, the Association is also subject to an environmental tax equal to 0.12% of the excess of alternative minimum taxable income for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2.0 million.

    To the extent earnings appropriated to a thrift institution's bad debt reserves for qualifying real property loans and deducted for federal income tax purposes exceed the allowable amount of such reserves computed under the experience method, and to the extent of the institution's supplemental reserves for losses on loans (the "Excess"), such Excess may not, without adverse tax consequences, be utilized for payment of cash dividends or other distributions to a shareholder (including distributions in dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). Distribution of a cash dividend by a thrift institution to a shareholder is treated as made: first, out of the institution's post-1951 accumulated earnings and profits; second, out of the Excess; and third, out of such other accounts as may be proper. As of September 30, 1995, the Association's Excess for tax purposes totaled approximately $1.4 million. The Association believes it had approximately $6.0 million of accumulated earnings and profits for tax purposes as of September 30, 1995, which would be available for dividend distributions, provided regulatory restrictions applicable to the payment of dividends are met. See "DIVIDEND POLICY." No representation can be made as to whether the Association will have current or accumulated earnings and profits in subsequent periods.

    Under pending legislation currently awaiting the President's signature, the Association will be absolved of any tax liability related to the aforementioned Excess, but will be required to recapture its post-1987 percentage of bad debt deductions with a previously deferred tax liability totaling $8,000.

    The tax returns of the Association have been closed by statute or audited through fiscal year 1991. In the opinion of management, any examination of open returns would not result in a deficiency which could have a material adverse effect on the financial condition of the Association.

OHIO TAXATION

    MFC is subject to the Ohio corporation franchise tax, which, as applied to MFC, is a tax measured by both net earnings and net worth. The rate of tax is the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.9% of computed Ohio taxable income in excess of $50,000 and (ii) 0.582% times taxable net worth.

    In computing its tax under the net worth method, MFC may exclude 100% of its investment in the capital stock of the Association after the Conversion, as reflected on the balance sheet of MFC, as long as it owns at least 25% of the issued and outstanding capital stock of the Association. The calculation of the exclusion from net worth is based on the ratio of the excludable investment (net of any appreciation or goodwill included in such investment) to total assets multiplied by the net value of the stock. As a holding company, MFC may be entitled to various other deductions in computing taxable net worth that are not generally available to operating companies.

    A special litter tax is also applicable to all corporations, including MFC, subject to the Ohio corporation franchise tax other than "financial institutions." If the franchise tax is paid on the net income basis, the litter tax is equal to .11% of the first $50,000 of computed Ohio taxable income and
 .22% of computed Ohio taxable income in excess of $50,000. If the franchise tax is paid on the net worth basis, the litter tax is equal to .014% times taxable net worth.

    The Association is a "financial institution" for State of Ohio tax purposes. As such, it is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of the Association's book net worth determined in accordance with GAAP. As a "financial institution," the Association is not subject to any tax based upon net income or net profits imposed by the State of Ohio.


                                    THE CONVERSION

    THE OTS AND THE DIVISION HAVE APPROVED THE PLAN, SUBJECT TO THE APPROVAL OF THE PLAN BY THE MEMBERS OF THE ASSOCIATION ENTITLED TO VOTE ON THE PLAN AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS AND THE DIVISION. OTS AND DIVISION APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN.

GENERAL

    On April 16, 1996, the Board of Directors of the Association unanimously adopted the Plan and recommends that the voting members of the Association approve the Plan at the Special Meeting. During and upon completion of the Conversion, the Association will continue to provide the services presently offered to depositors and borrowers, will maintain its existing office and will retain its existing management and employees.

    Based on the current Valuation Range, between 858,500 and 1,161,500 Common Shares are expected to be offered in the Subscription Offering and the concurrent Community Offering at a price of $10 per share. Federal regulations require, with certain exceptions, that shares offered in connection with the Conversion must be sold up to at least the minimum point of the Valuation Range in order for the Conversion to become effective. The actual number of Common Shares sold in connection with the Conversion will be determined upon completion of the Offering in the sole discretion of the Board of Directors based on the final valuation of the Association, as converted. See "Pricing and Number of Common Shares to be Sold."

    The Common Shares will be offered in the Subscription Offering to the ESOP and certain present and former depositors of the Association. Any Common Shares not subscribed for in the Subscription Offering will be concurrently offered to the general public in the Community Offering in a manner which will seek to achieve the widest distribution of the Common Shares, but which will give preference to natural persons residing in Hamilton County, Ohio. If conducted, the Community Offering is expected to be completed by _________, 1996, and must be completed by ______, 1996, unless such period is extended by the Association with the approval of the OTS and the Division. If the Community Offering is determined not to be feasible, an occurrence that is not currently anticipated, the Boards of Directors of MFC and the Association will consult with the OTS and the Division to determine an appropriate alternative method of selling, up to the minimum of the Valuation Range, the Common Shares for which subscriptions were not received. No alternative sales methods are currently planned.

    OTS and Ohio regulations require the completion of the Conversion within 24 months after the date of the approval of the Plan by the voting members of the Association. The commencement and completion of the Conversion will be subject to market conditions and other factors beyond the Association's control. Due to changing economic and market conditions, no assurance can be given as to the length of time that will be required to complete the sale of the Common Shares. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Association. In such circumstances, the Association may also incur substantial additional printing, legal and accounting expenses in completing the Conversion. In the event the Conversion is not successfully completed, the Association will be required to charge all Conversion expenses against current earnings.

REASONS FOR THE CONVERSION

    In unanimously adopting the Plan, the Board of Directors of the Association determined that the Association will derive substantial benefits from the Conversion and that the Conversion is in the best interests of the Association and its members. The net proceeds from the sale of shares of stock will increase the Association's regulatory capital and thereby enable further growth, with the result that additional funds will be available for lending and other investment purposes.

    As a mutual institution, the Association has no stockholders and no authority to issue capital stock. The Board of Directors of the Association believes that the ability to issue and sell stock will provide additional capital for investment, increase the Association's operational flexibility and enable the Association to operate in the form used by commercial banks, most business corporations and an increasing number of thrift institutions. The formation of MFC will provide greater flexibility than the Association would have alone for growth and diversification of business activities. The Conversion also will enable the Association to utilize stock-related incentive programs, which the Board of Directors believes will benefit the Association by enabling it to attract and retain well-qualified directors, management and staff.

    The Conversion will also give members of the Association, at their option, the opportunity to become shareholders of MFC. No member of the Association will be obligated to subscribe or for Common Shares by voting on the Plan, nor will any member's savings account be converted into Common Shares by such vote.

PRINCIPAL EFFECTS OF THE CONVERSION

    VOTING RIGHTS. Deposit holders who are members of the Association in its mutual form will have no voting rights in the Association as converted and will not participate, therefore, in the election of directors or otherwise control the Association's affairs. Voting rights in MFC will be held exclusively by its shareholders, and voting rights in the Association will be held exclusively by MFC as the sole shareholder of the Association. Each holder of MFC's common shares will be entitled to one vote for each share owned on any matter to be considered by MFC's shareholders. See "DESCRIPTION OF AUTHORIZED SHARES."

    DEPOSIT ACCOUNTS AND LOANS. Deposit accounts in the Association, as converted, will be equivalent in amount, interest rate and other terms to the present deposit accounts in the Association, and the existing FDIC insurance on such deposits will not be affected by the Conversion. The Conversion will not affect the terms of loan accounts or the rights and obligations of borrowers under their individual contractual arrangements with the Association.

    TAX CONSEQUENCES. The consummation of the Conversion is expressly conditioned on receipt by the Association of a private letter ruling from the IRS or an opinion of counsel to the effect that the Conversion will constitute a tax-free reorganization as defined in Section 368(a) of the Code. The Association intends to proceed with the Conversion based upon an opinion received from its special counsel, Vorys, Sater, Seymour and Pease, to the following effect:

         (1)  The Conversion constitutes a reorganization within the meaning of
    Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by the Association in its mutual form or in its stock form as a result of the Conversion. The Association in its mutual form and the Association in its stock form will each be a "party to a reorganization" within the meaning of
    Section 368(b) of the Code;


         (2) No gain or loss will be recognized by the Association upon the receipt of money from MFC in exchange for the capital stock of the Association, as converted;

         (3) The assets of the Association will have the same basis in its hands immediately after the Conversion as they had in its hands immediately prior to the Conversion, and the holding period of the assets of the Association after the Conversion will include the period during which the assets were held by the Association before the Conversion;

         (4) No gain or loss will be recognized by the deposit account holders of the Association upon the issuance to them, in exchange for their respective withdrawable deposit accounts in the Association immediately prior to the Conversion, of withdrawable deposit accounts in the Association immediately after the Conversion, in the same dollar amount as their withdrawable deposit accounts in the Association immediately prior to the Conversion, plus, in the case of Eligible Account Holders and Supplemental Eligible Account Holders, the interests in the Liquidation Account of the Association, as described below;

         (5) The basis of the withdrawable deposit accounts in the Association held by its deposit account holders immediately after the Conversion will be the same as the basis of their deposit accounts in the Association immediately prior to the Conversion. The basis of the interests in the Liquidation Account received by the Eligible Account Holders and Supplemental Eligible Account Holders will be zero. The basis of the nontransferable subscription rights received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members will be zero (assuming that at distribution such rights have no ascertainable fair market value);

         (6) No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members upon the distribution to them of nontransferable subscription rights to purchase Common Shares (assuming that at distribution such rights have no ascertainable fair market value), and no taxable income will be realized by such Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members as a result of their exercise of such nontransferable subscription rights;

         (7) The basis of the Common Shares purchased by members of the Association pursuant to the exercise of subscription rights will be the purchase price thereof (assuming that such rights have no ascertainable fair market value and that the purchase price is not less than the fair market value of the shares on the date of such exercise), and the holding period of such shares will commence on the date of such exercise. The basis of the Common Shares purchased other than by the exercise of subscription rights will be the purchase price thereof (assuming in the case of the other subscribers that the opportunity to buy in the Subscription Offering has no ascertainable fair market value), and the holding period of such shares will commence on the day after the date of the purchase;

         (8) For purposes of Section 381 of the Code, the Association will be treated as if there had been no reorganization. The taxable year of the Association will not end on the effective date of the Conversion. Immediately after the Conversion, the Association in its stock form will succeed to and take into account the tax attributes of the Association in its mutual form immediately prior to the Conversion, including the Association's earnings and profits or deficit in earnings and profits;

         (9) The bad debt reserves of the Association in its mutual form immediately prior to the Conversion will not be required to be restored to the gross income of the Association in its stock form as a result of the Conversion and immediately after the Conversion such bad debt reserves will have the same character in the hands of the Association in its stock form as they would have had if there had been no Conversion. The Association in its stock form will succeed to and take into account the dollar amounts of those accounts of the Association in its mutual form which represent bad debt reserves in respect of which the Association in its mutual form has taken a bad debt deduction for taxable years ending on or before the Conversion; and

         (10) Regardless of book entries made for the creation of the Liquidation Account, the Conversion will not diminish the accumulated earnings and profits of the Association available for the subsequent distribution of dividends within the meaning of Section 316 of the Code. The creation of the Liquidation Account on the records of the Association will have no effect on its taxable income, deductions for additions to reserves for bad debts under Section 593 of the Code or distributions to stockholders under Section 593(e) of the Code.

    For Ohio tax purposes, the tax consequences of the Conversion will be as follows:

         (1) The Association is a "financial institution" for State of Ohio tax purposes, and the Conversion will not change such status;

         (2) The Association is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of the Association's equity capital determined in accordance with GAAP, and the Conversion will not change such status;

         (3) As a "financial institution," the Association is not subject to any tax based upon net income or net profit imposed by the State of Ohio, and the Conversion will not change such status;

         (4) The Conversion will not be a taxable transaction to the Association in its mutual or stock form for purposes of the Ohio corporate franchise tax. As a consequence of the Conversion, however, the annual Ohio corporate franchise tax liability of the Association will increase if the taxable net worth of the Association (i.e., book net worth computed in accordance with GAAP at the close of the Association's taxable year for federal income tax purposes) increases thereby; and

         (5) The Conversion will not be a taxable transaction to any deposit account holder or borrower member of the Association in its mutual or stock form for purposes of the Ohio corporate franchise tax and the Ohio personal income tax.

    The Association has received an opinion from Keller to the effect that the subscription rights have no ascertainable fair market value because the rights are received by specified persons at no cost, may not be transferred and are of short duration. The IRS could challenge the assumption that the subscription rights have no ascertainable fair market value.

    LIQUIDATION ACCOUNT. In the unlikely event of a complete liquidation of the Association in its present mutual form, each depositor in the Association would receive a pro rata share of any assets of the Association remaining after payment of the claims of all creditors, including the claims of all depositors to the withdrawable value of their deposit accounts. A depositor's pro rata share of such remaining assets would be the same proportion of such assets as the value of such depositor's deposit accounts bears to the total aggregate value of all deposit accounts in the Association at the time of liquidation.

    In the event of a complete liquidation of the Association in its stock form after the Conversion, each depositor would have a claim of the same general priority as the claims of all other general creditors of the Association. Except as described below, each depositor's claim would be solely in the amount of the balance in such depositor's deposit account plus accrued interest. The depositor would have no interest in the assets of the Association above that amount. Such assets would be distributed to MFC as the sole shareholder of the Association.

    For the purpose of granting a limited priority claim to the assets of the Association in the event of a complete liquidation thereof to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposit accounts at the Association after the Conversion, the Association will, at the time of Conversion, establish a liquidation account in an amount equal to the regulatory capital of the Association as of the latest practicable date prior to the Conversion at which such regulatory capital can be determined (the "Liquidation Account"). For this purpose, the Association will use the regulatory capital figure set forth in its latest statement of regulatory capital contained in the Prospectus. The Liquidation Account will not operate to restrict the use or application of any of the regulatory capital of the Association.

    Each Eligible Account Holder and Supplemental Eligible Account Holder will have a separate inchoate interest (the "Subaccount") in a portion of the Liquidation Account for Qualifying Deposits held on the Eligibility Record Date or the Supplemental Eligibility Record Date.

    The balance of each initial Subaccount shall be an amount determined by multiplying the amount in the Liquidation Account by a fraction, the numerator of which is the closing balance in the account holder's account as of the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, and the denominator of which is the total amount of all Qualifying Deposits of Eligible Account Holders and Supplemental Eligible Account Holders on the corresponding record date. The balance of each Subaccount may be decreased but will never be increased. If, at the close of business on the last day of each fiscal year of MFC subsequent to the respective record dates, the balance in the deposit account to which a Subaccount relates is less than the lesser of (i) the deposit balance in such deposit account at the close of business on the last day of any other fiscal year of MFC subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date or
(ii) the amount of the Qualifying Deposit as of the Eligibility Record Date or the Supplemental Eligibility Record Date, the balance of the Subaccount for such deposit account shall be adjusted proportionately to the reduction in such deposit account balance. In the event of any such downward adjustment, such Subaccount balance shall not be subsequently increased notwithstanding any increase in the deposit balance of the related deposit account. If any deposit account is closed, its related Subaccount shall be reduced to zero upon such closing.

    In the event of a complete liquidation of the converted Association (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall receive from the Liquidation Account a distribution equal to the current balance in each of such account holder's Subaccounts before any liquidation distribution may be made to MFC as the sole shareholder of the Association. Any assets remaining after satisfaction of such liquidation rights and the claims of the Association's creditors would be distributed to MFC as the sole shareholder of the Association. No merger, consolidation, purchase of bulk assets or similar combination or transaction with another financial institution, the deposits of which are insured by the FDIC, will be deemed to be a complete liquidation for this purpose and, in any such transaction, the Liquidation Account shall be assumed by the surviving institution.

    COMMON SHARES. SHARES ISSUED UNDER THE PLAN CANNOT AND WILL NOT BE INSURED BY THE FDIC. For a description of the characteristics of the Common Shares, see "DESCRIPTION OF AUTHORIZED SHARES."

INTERPRETATION AND AMENDMENT OF THE PLAN

    The Boards of Directors of the Association and MFC will interpret the Plan and to the extent permitted by law, all interpretations of the Plan by the Boards of Directors of MFC and the Association will be final. The Plan may be amended by the Boards of Directors of MFC and the Association at any time with the concurrence of the OTS and the Division. If the Association and MFC determine, upon advice of counsel and after consultation with the OTS and the Division, that any such amendment is material, subscribers will be notified of the amendment and will be provided the opportunity to affirm, increase, decrease or cancel their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.

CONDITIONS AND TERMINATION

    The completion of the Conversion requires the approval of the Plan by the voting members of the Association at the Special Meeting and the sale of the requisite amount of Common Shares within 24 months following the date of such approval. If these conditions are not satisfied, the Plan will automatically terminate and the Association will continue its business in the mutual form of organization. The Plan may be voluntarily terminated by the Board of Directors at any time before the Special Meeting and at any time thereafter with the approval of the OTS and the Division.

SUBSCRIPTION OFFERING

    THE SUBSCRIPTION OFFERING WILL EXPIRE AT 4:30 P.M., EASTERN TIME, ON _________, 1996 (THE "SUBSCRIPTION EXPIRATION DATE"). SUBSCRIPTION RIGHTS NOT EXERCISED BEFORE THE SUBSCRIPTION EXPIRATION DATE WILL BE VOID, WHETHER OR NOT THE ASSOCIATION HAS BEEN ABLE TO LOCATE EACH PERSON ENTITLED TO SUCH SUBSCRIPTION RIGHTS.

    Nontransferable subscription rights to purchase Common Shares are being issued at no cost to all eligible persons and entities in accordance with the preference categories established by the Plan, as described below. Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. EACH PERSON SUBSCRIBING FOR COMMON SHARES MUST REPRESENT TO THE ASSOCIATION THAT HE OR SHE IS PURCHASING THE COMMON SHARES FOR HIS OR HER OWN ACCOUNT AND THAT HE OR SHE HAS NO AGREEMENT OR UNDERSTANDING WITH ANY OTHER PERSON FOR THE SALE OR TRANSFER OF THE COMMON SHARES. ANY PERSON WHO ATTEMPTS TO TRANSFER HIS OR HER SUBSCRIPTION RIGHTS MAY BE SUBJECT TO PENALTIES AND SANCTIONS, INCLUDING LOSS OF THE SUBSCRIPTION RIGHTS.

    The number of Common Shares which a person who has subscription rights may purchase will be determined, in part, by the total number of Common Shares to be issued and the availability of Common Shares for purchase under the preference categories set forth in the Plan and certain other limitations. See "Limitations on Purchases of Common Shares." The sale of any Common Shares pursuant to subscriptions received is contingent upon approval of the Plan by the voting members of the Association at the Special Meeting.

    The preference categories and preliminary purchase limitations which have been established by the Plan, in accordance with applicable regulations, for the allocation of Common Shares are as follows:

              (a) Each Eligible Account Holder shall receive, without payment therefor, a nontransferable right to purchase up to the greater of (i) 2% of the total number of Common Shares to be sold in the Conversion (26,715 shares at the maximum of the Valuation Range, as adjusted) or (ii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares to be sold in connection with the Conversion by a fraction, the numerator of which is the amount of the Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders, subject to the limitation that no person, together with such person's Associates and other persons acting in concert with such person, may purchase more than 4% of the Common Shares sold in connection with the Conversion

    (53,429 shares at the maximum of the Valuation Range, as adjusted) and subject to adjustments by the Board of Directors of MFC and the Association as set forth in the Plan. If the exercise of subscription rights by Eligible Account Holders results in an over-subscription, Common Shares will be allocated among subscribing Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is less. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Eligibility Record Date bears to the total Qualifying Deposits of all Eligible Account Holders on such date. Notwithstanding the foregoing, Common Shares in excess of 1,161,500, the maximum of the Valuation Range, may be sold to the ESOP before fully satisfying the subscriptions of Eligible Account Holders. No fractional shares will be issued. For purposes of this paragraph (a), increases in the Qualifying Deposits of directors and executive officers of the Association during the twelve months preceding the Eligibility Record Date shall not be considered.

         (b) The ESOP shall receive, without payment therefor, a nontransferable right to purchase Common Shares in an aggregate amount of up to 10% of the Common Shares sold in the Conversion, provided that shares remain available after satisfying the subscription rights of Eligible Account Holders up to the maximum of the Valuation Range pursuant to paragraph (a) above. Although the Plan and OTS regulations permit the ESOP to purchase up to 10% of the Common Shares, MFC anticipates that the ESOP will purchase 8% of the Common Shares. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase Common Shares on the open market or may purchase authorized but unissued Common Shares. If the ESOP purchases authorized but unissued Common Shares, such purchases could have a dilutive effect on the interests of MFC's shareholders.

         (c) Each Supplemental Eligible Account Holder will receive, without payment therefor, a nontransferable right to purchase up to the greater of (i) 2% of the total number of Common Shares to be sold in the Conversion (26,715 shares at the maximum of the Valuation Range, as adjusted) or (ii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares to be sold in connection with the Conversion by a fraction, the numerator of which is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, subject to (i) the limitation that no person, together with such person's Associates and other persons acting in concert with such person, may purchase more than 4% of the Common Shares sold in connection with the Conversion (53,429 shares at the maximum of the Valuation Range, as adjusted) and (ii) the limitation that shares remain available after satisfying the subscription rights of Eligible Account Holders and the ESOP pursuant to paragraphs (a) and (b) above and subject to adjustments by the Board of Directors of MFC and the Association as set forth in the Plan. If the exercise of subscription rights by Supplemental Eligible Account Holders results in an oversubscription, Common Shares will be allocated among subscribing Supplemental Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is less. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Supplemental Eligibility Record Date bears to the total Qualifying Deposits of all Supplemental Eligible Account Holders on such date. No fractional shares will be issued.

              Subscription rights received by Supplemental Eligible Account Holders will be subordinate to the subscription rights of Eligible Account Holders and the ESOP.

         (d) Each Other Eligible Member, other than an Eligible Account Holder or Supplemental Eligible Account Holder, shall receive, without payment therefor, a nontransferable right to purchase a number of Common shares equal to up to 2% of the total number of Common Shares to be sold in the Conversion (26,715 shares at the maximum of the Valuation Range, as adjusted), subject to (i) the limitation that no person, together with such person's Associates and other persons acting in concert with such person, may purchase more than 4% of the Common Shares sold in connection with the Conversion (53,429 shares at the maximum of the Valuation Range, as adjusted) and (ii) the limitation that shares remain available after satisfying the subscription rights of Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders pursuant to paragraphs (a), (b) and (c) above and subject to adjustment by the Boards of Directors of MFC and the Association as set forth in the Plan. In the event of an oversubscription by Other Eligible Members, the available Common Shares will be allocated among subscribing Other Eligible Members in the same proportion that their subscriptions bear to the total amount of subscriptions by all Other Eligible Members; provided, however, that, to the extent sufficient Common Shares are available, each subscribing Other Eligible Member shall receive 25 Common Shares before the remaining available Common Shares are allocated.

    The subscription rights granted under this Plan are nontransferable. Each subscription right may be exercised only by the person to whom it is issued and only for such person's own account. Each person exercising subscription rights will be required to certify that such person is purchasing for such person's own account and that such person has no agreement or understanding for the sale or transfer of the Common Shares to which such person subscribes. The Association will use the information provided on the Order Form to ensure that those persons subscribing in the Subscription Offering have subscription rights and that the orders submitted do not exceed applicable purchase limitations. In order to ensure proper identification of subscription rights and proper allocations in the event of an oversubscription, it is the responsibility of each subscriber to provide correct account verification information and the correct address of the subscriber's primary residence.

    The Association will make reasonable efforts to comply with the securities laws of all states in the United States in which persons having subscription rights reside. However, no such person will be offered or receive any Common Shares under the Plan who resides in a foreign country or in a state of the United States with respect to which each of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan resides in such country or state; (ii) under the securities laws of such country or state, the granting of subscription rights or the offer or sale of Common Shares to such persons would require MFC or its officers or directors to register as a broker or dealer or to register or otherwise qualify its securities for sale in such country or state; and (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

    The term "resident" as used herein with respect to the Subscription
Offering means any person who, on the date of submission of an Order Form, maintained a bona fide residence within a jurisdiction in which the Common Shares are being offered for sale. If a person is a business entity, the person's residence shall be the location of the principal place of business. If the person is a personal benefit plan, the residence of the beneficiary shall be the residence of the plan. In the case of all other benefit plans, the residence of the trustee shall be the residence of the plan. In all cases, the determination of a subscriber's residency shall be in the sole discretion of the Association and MFC.

COMMUNITY OFFERING

    The Association is hereby offering Common Shares in the Community Offering concurrently with the Subscription Offering to the extent such shares remain available after the satisfaction of all subscriptions received in the Subscription Offering.

    THE COMMUNITY OFFERING IS EXPECTED TO END ON __________, 1996, AND MAY BE TERMINATED AT ANY TIME AFTER ORDERS FOR AT LEAST 1,335,725 COMMON SHARES HAVE BEEN RECEIVED. IN NO EVENT, HOWEVER, WILL THE COMMUNITY OFFERING EXTEND BEYOND ___________, 1996 (THE "COMMUNITY EXPIRATION DATE"), WITHOUT THE CONSENT OF THE OTS.

    If subscriptions are received in the Subscription Offering for up to 1,335,725 Common Shares, Common Shares may not be available in the Community Offering. In the event shares are available for the Community Offering, each person, together with any Associate or groups Acting in Concert, may purchase in the Community Offering up to 2% of the Common Shares sold in connection with the Conversion (26,715 shares at the maximum of the Valuation Range, as adjusted). If an insufficient number of Common Shares is available to fill all of the orders received in the Community Offering, the available Common Shares will be allocated in a manner to be determined by the Boards of Directors of MFC and the Association, subject to the following:

         (i) Preference will be given to natural persons who are residents of Hamilton County, Ohio, the county in which the offices of the Association are located;

        (ii) Orders received in the Community Offering will first be filled up to 2% of the total number of Common Shares offered, with any remaining shares allocated on an equal number of shares per order basis until all orders have been filled; and

       (iii) The right of any person to purchase Common Shares in the Community Offering is subject to the right of MFC and the Association to accept or reject such purchases in whole or in part.

    The term "resident," as used herein with respect to the Community Offering, means any natural person who, on the date of submission of an Order Form, maintains a bona fide residence within, as appropriate, Hamilton County, Ohio, or a jurisdiction in which the Common Shares are being offered for sale.

LIMITATIONS ON PURCHASES OF COMMON SHARES

    The Plan provides for certain additional limitations to be placed upon the purchase of Common Shares. To the extent Common Shares are available, the minimum number of Common Shares that may be purchased by any party is 25. No fractional shares will be issued.

    Currently, each Eligible Account Holder, Supplemental Eligible Account Holder and Other Eligible Member in the Subscription Offering and each person, together with his Associate or group Acting in Concert in the Community Offering, may purchase up to 2% of the Common Shares (26,715 shares at the maximum of the Valuation Range, as adjusted), subject to the limitation that no person, together with such person's Associates and others with whom such person may be acting in concert, may purchase more than 4% of the Common Shares sold in connection with the Conversion (53,429 shares at the maximum of the Valuation Range, as adjusted). Such limitation does not apply to the ESOP. Subject to applicable regulations but without further approval of the members of the Association, the purchase limitation may be increased or decreased after the commencement of the Offering in the sole discretion of the Boards of Directors of MFC and the Association. If such amount is increased, persons who subscribed for the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limits, subject to the rights and preferences of any person who has priority subscription rights. In the event that the purchase limitation is decreased after commencement of the Subscription Offering, the order of any person who subscribed for the maximum number of Common Shares shall be decreased by the minimum amount necessary so that such person shall be in compliance with the then maximum number of Common Shares permitted to be subscribed for by such person.

    "Acting in Concert" is defined as "knowing participation in a joint activity or independent conscious parallel action towards a common goal" or "a combination or pooling of voting or other interests in the securities of an issuer for a common purpose." Persons shall be presumed to be acting in concert with each other if: (i) both are purchasing Common Shares in the Conversion and are (a) executive officers, directors, trustees, or any one who performs, or whose nominee or representative performs, a similar policy making function at a company (other than the Association or MFC) or principal business units or subsidiaries of a company, or (b) any person who directly or indirectly owns or controls 10% or more of the stock of a company (other than the Association or MFC); or (ii) one person provides credit to the other for the purchase of Common Shares or is instrumental in obtaining that credit. In addition, if a person is presumed to be acting in concert with another person, then the person is presumed to act in concert with anyone else who is, or is presumed to be, acting in concert with that other person.

    A person's Associates consist of all of the following (collectively, "Associates"): (a) any corporation or organization (other than the Association) of which such person is an officer, partner or, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and
(c) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of the Association. Executive officers and directors of the Association, together with their Associates, may not purchase, in the aggregate, more than thirty-five percent of the total number of Common Shares sold in the Conversion. Shares acquired by the ESOP will not, pursuant to regulations governing the Conversion, be aggregated with the shares purchased by the directors, officers and employees of the Association.

    Purchases of Common Shares in the Offering are also subject to the change in control regulations which restrict direct and indirect purchases of 10% or more of the stock of any savings association by any person or group of persons acting in concert, under certain circumstances. See "RESTRICTIONS ON ACQUISITION OF MFC AND THE ASSOCIATION AND RELATED ANTI-TAKEOVER PROVISIONS - Federal Law and Regulation."

    After the Conversion, Common Shares, except for Common Shares purchased by officers and directors of MFC and the Association, will be freely transferable, subject to OTS and Division regulations. See "Restrictions on Transferability of Common Shares by Officers and Directors."

MARKETING PLAN

    The offering of the Common Shares is made only pursuant to this Prospectus which is available to all eligible subscribers by mail. Additional copies are available at the offices of the Association. See "ADDITIONAL INFORMATION." Officers and directors of the Association will be available to answer questions about the Conversion and may also hold informational meetings for interested persons. Such officers and directors will not be permitted to make statements about MFC or the Association unless such information is also set forth in this Prospectus, nor will they render investment advice. MFC will rely on Rule 3a4-1 under the Securities Exchange Act of 1934 (the "Exchange Act"), and sales of Common Shares will be conducted within the requirements of Rule 3a4-1, which will permit officers, directors and employees of MFC and the Association to participate in the sale of Common Shares. No officer, director or employee of MFC or the Association will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Shares.

    To assist MFC and the Association in marketing the Common Shares, the Association has retained the services of Webb, a broker-dealer registered with the SEC and member of the National Association of Securities Dealers, Inc. ("NASD"). Webb will assist the Association in (i) training and educating the Association's employees regarding the mechanics and regulatory requirements of the conversion process; (ii) conducting information meetings for subscribers and other potential purchasers; and (iii) keeping records of all stock subscriptions. For providing these services, the Association has agreed to pay Webb (a) a management fee of $25,000, all of which has been paid, and (b) a marketing fee of 1.5% of the aggregate dollar amount of Common Shares sold in the Subscription Offering and the Community Offering, excluding shares sold by Selected Brokers (as defined below), if any, and shares purchased by the ESOP and directors, officers, and employees of the Association and members of their immediate families. The management fee will be deducted from the marketing fee. Webb will also receive a fee of $6,500 for the performance of conversion agent and other data processing duties, which Webb shall subcontract. Webb is not obligated to purchase any Common Shares.

    The Association has also agreed to reimburse Webb for its legal fees and disbursements in an amount not to exceed $25,000. The Association and MFC have also agreed to indemnify Webb, under certain circumstances, against liabilities and expenses (including legal fees) arising out of or based upon untrue statements or omissions contained in the materials used in the Offering or in various documents submitted to regulatory authorities in respect of the Conversion, including liabilities under the Securities Act of 1933, as amended (the "Act").

SELECTED BROKERS

    If Common Shares remain available after the satisfaction of all subscriptions received in the Subscription Offering, Webb may enter into an agreement with certain brokers (the "Selected Brokers") to assist in the sale of Common Shares in the Community Offering. If Selected Brokers are used, Webb will receive commissions of no more than 5.5% of the aggregate purchase price of the Common Shares sold in the Community Offering by the Selected Brokers, and Webb will pay to the Selected Brokers a portion of the 5.5% commission pursuant to selected dealer agreements. During the Community Offering, Selected Brokers may only solicit indications of interest from their customers to place orders with the Association as of a certain date (the "Order Date") for the purchase of Common Shares. When and if the Association believes that enough indications of interest and orders have been received in the Community Offering to consummate the Conversion, Webb will request, as of the Order Date, Selected Brokers to submit orders to purchase shares for which they have previously received indications of interest from the customers. Selected Brokers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Brokers will debit the accounts of their customers on the date which will be three business days from the Order Date (the "Settlement Date"). On the Settlement Date, funds received by Selected Brokers will be remitted to the Association. It is anticipated that the Conversion will be consummated on the Settlement Date. However, if consummation is delayed after payment has been received by the Association from Selected Brokers, funds will earn interest at the passbook rate, currently an annual percentage yield of ____%, until the completion of the offering. Funds will be returned promptly in the event the Conversion is not consummated.

EFFECT OF EXTENSION OF COMMUNITY OFFERING

    If the Community offering extends beyond ________, 1996, persons who have subscribed for Common Shares in the Subscription Offering or in the Community Offering will receive a written notice that they have the right to increase, decrease or rescind their subscriptions for Common Shares at any time prior to 20 days before the end of the extension period. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription during any such extension will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription during any such extension shall have the appropriate portion of his funds promptly refunded with interest.

USE OF ORDER FORMS

    Subscriptions for Common Shares in the Subscription Offering and orders for Common Shares in the Community Offering may be made only by completing and submitting an Order Form. Any person who desires to subscribe for Common Shares in the Subscription Offering or order Common Shares in the Community Offering must do so by delivering to the Association, by mail or in person, prior to 4:30 p.m., Eastern Time, on _______, 1996, a properly executed and completed Order Form, together with full payment of the subscription price of $10 for each Common Share for which subscription is made. ANY ORDER FORM WHICH IS NOT RECEIVED BY THE ASSOCIATION PRIOR TO 4:30 P.M., EASTERN TIME, ON ________, 1996, OR FOR WHICH FULL PAYMENT HAS NOT BEEN RECEIVED BY THE ASSOCIATION PRIOR TO SUCH TIME, WILL NOT BE ACCEPTED. PHOTOCOPIES, TELECOPIES OR OTHER REPRODUCTIONS OF ORDER FORMS WILL NOT BE ACCEPTED. See "ADDITIONAL INFORMATION."

    AN EXECUTED ORDER FORM, ONCE RECEIVED BY MFC, MAY NOT BE MODIFIED, AMENDED OR RESCINDED WITHOUT THE CONSENT OF MFC, UNLESS (I) THE COMMUNITY OFFERING IS NOT COMPLETED WITHIN 45 DAYS AFTER THE SUBSCRIPTION EXPIRATION DATE OR (II) THE FINAL VALUATION OF THE ASSOCIATION, AS CONVERTED, IS LESS THAN $8,585,000 OR MORE THAN $13,357,250. IF EITHER OF THOSE EVENTS OCCUR, PERSONS WHO HAVE SUBSCRIBED FOR COMMON SHARES IN THE SUBSCRIPTION OFFERING OR ORDERED COMMON SHARES IN THE COMMUNITY OFFERING WILL RECEIVE WRITTEN NOTICE THAT, UNTIL A DATE SPECIFIED IN THE NOTICE, THEY HAVE A RIGHT TO AFFIRM, INCREASE, DECREASE OR RESCIND THEIR SUBSCRIPTIONS OR ORDERS. ANY PERSON WHO DOES NOT AFFIRMATIVELY ELECT TO CONTINUE HIS SUBSCRIPTION OR ORDER OR ELECTS TO RESCIND HIS SUBSCRIPTION OR ORDER DURING ANY SUCH EXTENSION WILL HAVE ALL OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST. ANY PERSON WHO ELECTS TO DECREASE HIS SUBSCRIPTION OR ORDER DURING ANY SUCH EXTENSION WILL HAVE THE APPROPRIATE PORTION OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST. IN ADDITION, IF THE MAXIMUM PURCHASE LIMITATION IS INCREASED TO MORE THAN 2% OF THE COMMON SHARES, PERSONS WHO HAVE SUBSCRIBED FOR 2% OF THE COMMON SHARES WILL BE GIVEN THE OPPORTUNITY TO INCREASE THEIR SUBSCRIPTIONS.

PAYMENT FOR COMMON SHARES

    Payment of the subscription or order price for all Common Shares for which subscription or order is made must accompany all completed Order Forms in order for subscriptions or orders to be valid. Payment for Common Shares may be made
(i) in cash, if delivered in person; (ii) by check, bank draft or money order made payable to the Association; or (iii) by authorization of withdrawal from deposit accounts in the Association (other than IRAs). The Association cannot lend money or otherwise extend credit to any person to purchase Common Shares, other than the ESOP.

    Payments made in cash or by check, bank draft or money order will be placed in a segregated savings account insured by the FDIC up to applicable limits until the Conversion is completed or terminated. Interest will be paid by the Association on such account at the Association's passbook savings account rate, currently annual percentage yield of 2.79%, from the date payment is received until the Conversion is completed or terminated. Payments made by check will not be deemed to have been received until such check has cleared for payment.

    Instructions for authorizing withdrawals from deposit accounts, including certificates of deposit, are provided in the Order Form. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase Common Shares, unless the Conversion is terminated. All sums authorized for withdrawal will continue to earn interest at the contract rate for such account or certificate until the completion or termination of the Conversion. Interest penalties for early withdrawal applicable to certificate accounts will be waived in the case of withdrawals authorized for the purchase of Common Shares. If a partial withdrawal from a certificate account results in a balance less than the applicable minimum balance requirement, the certificate will be canceled and the remaining balance will earn interest at the Association's passbook rate subsequent to the withdrawal.

    Persons who are beneficial owners of IRAs maintained at the Association do not personally have subscription rights related to such account. The account itself, however, may have subscription rights. In order to utilize funds in an IRA maintained at the Association, the funds must be transferred to a self-directed IRA that permits the funds to be invested in stock. There will be no early withdrawal or IRS penalties for such transfer. The beneficial owner of the IRA must direct the trustee of the account to use funds from such account to purchase Common Shares in connection with the Conversion.

THIS CANNOT BE DONE THROUGH THE MAIL. Persons who are interested in utilizing IRAs at the Association to subscribe for Common Shares should contact the Conversion Information Center at (513)___-____ for instructions and assistance.

    Subscriptions and orders will not be filled by the Association until subscriptions and orders have been received in the Offering for up to 858,500 Common Shares, the minimum point of the Valuation Range. If the Conversion is terminated, all funds delivered to the Association for the purchase of Common Shares will be returned with interest, and all charges to deposit accounts will be rescinded. If subscriptions and orders are received for at least 858,500 Common Shares, subscribers and other purchasers will be notified by mail, promptly on completion of the sale of the Common Shares, of the number of shares for which their subscriptions or orders have been accepted. The funds on deposit with the Association for the purchase of Common Shares will be withdrawn and paid to MFC in exchange for the Common Shares. Certificates representing Common Shares will be delivered promptly thereafter. The Common Shares will not be insured by the FDIC.

    If the ESOP subscribes for Common Shares in the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes but may pay for such Common Shares upon consummation of the Conversion.

SHARES TO BE PURCHASED BY MANAGEMENT PURSUANT TO SUBSCRIPTION RIGHTS

    The following table sets forth certain information regarding the subscription rights intended to be exercised by the directors and executive officers of the Association and MFC and their Associates and persons with whom they may be deemed to be Acting in Concert:

Name                                 Total shares(2)  Percent of total offering(1)  Aggregate purchase price(2)
- ----                                 --------------   ---------------------------   --------------------------
Robert Gandenberger                      2,000                   0.20%                    $   20,000
David H. Korn                           40,400                   4.00                        404,000
John T. Larimer (3)                     16,200                   1.60                        162,000
Rae Skirvin Larimer (3)                 14,200                   1.41                        142,000
R. C. Meyerenke                          2,500                   0.25                         25,000
Edgar H. May                             2,500                   0.25                         25,000
Una Schaeperklaus (3)                   10,000                   0.99                        100,000
Wilbur H. Tisch                          5,000                   0.50                         50,000
Kathleen A. White                          500                   0.05                          5,000
Julie M. Bertsch                         7,500                   0.74                         75,000
Charles D. Dell                         17,500                   1.73                        175,000
                                        ------                   ----                     ----------
All directors and executive
officers as a group (12 persons)       118,300                  11.71%                    $1,183,000
                                       -------                 ------                     ----------
                                       -------                 ------                     ----------

- -----------------------------

(1) Assumes that 1,010,000 Common Shares, the mid-point of the Valuation Range, will be sold in connection with the Conversion at $10 per share and that a sufficient number of Common Shares will be available to satisfy the intended purchases by directors and executive officers. See "Pricing and Number of Common Shares to be Sold."

(2) Amounts under "Total shares" and "Aggregate purchase price" may increase in the event that more than 1,010,000 Common Shares are sold in connection with the Conversion.

(3) John T. Larimer is Rae Skirvin Larimer's spouse and Una Schaeperklaus' sister-in-law. Rae Skirvin Larimer and Una Schaeperklaus are sisters.


    All purchases by executive officers and directors of the Association are being made for investment purposes only and with no present intent to resell.

PRICING AND NUMBER OF COMMON SHARES TO BE SOLD

    The aggregate offering price of the Common Shares will be based on the pro forma market value of the shares as determined by an independent appraisal of the Association. Keller, a firm which evaluates and appraises financial institutions, was retained by the Association to prepare an appraisal of the estimated pro forma market value of the Association as converted. Keller will receive a fee of $17,000 for its appraisal and one update. Such amount includes out-of-pocket expenses.

    Keller was selected by the Board of Directors of the Association because Keller has extensive experience in the valuation of thrift institutions, particularly in the mutual-to-stock conversion context. The Board of Directors interviewed Keller's principal, reviewed the credentials of Keller's appraisal personnel and obtained references and recommendations from other companies which have engaged Keller. Keller is certified by the OTS as a mutual-to-stock conversion appraiser. The Association and Keller have no relationships which would affect Keller's independence.

    The appraisal was prepared by Keller in reliance upon the information contained herein. Keller also considered the following factors, among others: the present and projected operating results and financial condition of the Association and the economic and demographic conditions in the Association's existing market area; the quality and depth of the Association's management and personnel; certain historical financial and other information relating to the Association; a comparative evaluation of the operating and financial statistics of the Association with those of other thrift institutions; the aggregate size of the Offering; the impact of the Conversion on the Association's regulatory capital and earnings potential; the trading market for stock of comparable thrift institutions and thrift holding companies; and general conditions in the markets for such stocks.

    Three valuation methods were used by Keller: price to book value; price to earnings; and price to assets. The most emphasis was placed on the price to book value method. The price to book value method compares the pro forma book value of the Association, which takes into consideration the going concern value of a thrift institution, to the book value of the comparable group. Upward and downward adjustments are made, as appropriate, to account for variations between the Association and the comparable group on specific factors. The net Conversion proceeds are included for purposes of determining the pro forma book value of the Association. The book value method focuses on the Association's financial condition and does not give as much consideration to earnings. The price to earnings method is used to ascertain the multiple of earnings at which the Association is likely to trade, based on the multiple of earnings at which a comparable group of thrift institutions trades. The comparable group consisted of 10 thrift institutions located in the Midwest which had similar operating and financial characteristics to the Association. In calculating the price to earnings ratio, Keller used the Association's core earnings for the year ended June 30, 1996. The use of core earnings eliminates items which are not generated by the principal business activities of the Association. The price to assets method does not consider the Association's financial condition or earnings. Consequently, it is not heavily relied on in valuing financial institutions. In determining the reasonableness and adequacy of the appraisal, the Board of Directors reviewed and considered the foregoing methodology and the appropriateness of the assumptions used by Keller in the preparation of the appraisal.

    The Pro Forma Value of the Association, as converted, determined by Keller, is $1,010,000 as of August 2, 1996. The Valuation Range established in accordance with the Plan is $8,585,000 to $11,615,000, which, based upon a per share offering price of $10, will result in the sale of between 858,500 and 11,615,000 Common Shares. The total number of Common Shares sold in the Conversion will be determined in the discretion of the Board of Directors, based on the Valuation Range. Pro forma shareholders' equity per share and pro forma earnings per share decrease moving from the low end to the high end of the Valuation Range. See "PRO FORMA DATA."

    In the event that Keller determines at the close of the Conversion that the aggregate pro forma value of the Association is higher or lower than the Pro Forma Value, but is nevertheless within the Valuation Range, MFC will make an appropriate adjustment by raising or lowering the total number of Common Shares sold in the Conversion consistent with the final Valuation Range. If, due to changing market conditions, the final valuation is less than $8,585,000 or more than $11,615,000, subscribers will be given a notice of such final valuation and the right to affirm, increase, decrease or rescind their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.

    THE APPRAISAL BY KELLER IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING COMMON SHARES OR VOTING TO APPROVE THE CONVERSION. IN PREPARING THE VALUATION,

KELLER HAS RELIED UPON AND ASSUMED THE ACCURACY AND COMPLETENESS OF THE AUDITED FINANCIAL STATEMENTS AND STATISTICAL INFORMATION PROVIDED BY THE ASSOCIATION. KELLER DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE ASSOCIATION, NOR DID KELLER VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE ASSOCIATION OR MFC. THE VALUATION CONSIDERS THE ASSOCIATION ONLY AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE ASSOCIATION. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON SHARES WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT THE CONVERSION PURCHASE PRICE.

    A copy of the complete appraisal is on file and open for inspection at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552; at the Central Regional Office of the OTS, 200 West. Madison Street, Suite 1300, Chicago, Illinois 60606; at the offices of the Division, 77 S. High Street, Columbus, Ohio 43215; and at the offices of the Association.


RESTRICTIONS ON REPURCHASE OF COMMON SHARES

    OTS regulations generally prohibit MFC from repurchasing any of its capital stock for three years following the date of completion of the Conversion, except as part of an open-market stock repurchase program during the second and third years following the Conversion involving no more than 5% of the outstanding capital stock during a twelve-month period. The OTS has recently indicated, however, that it would permit repurchases beginning after six months following the completion of the Conversion and will under certain circumstances, permit repurchases of more than 5% during a twelve-month period. In addition, after such a repurchase, the Association's regulatory capital must equal or exceed all regulatory capital requirements. Before the commencement of a repurchase program, MFC must provide notice to the OTS, and the OTS may disapprove the program if the OTS determines that it would adversely affect the financial condition of the Association or if it determines that there is no valid business purpose for such repurchase. Such repurchase restrictions would not prohibit the ESOP or the RRP from purchasing Common Shares during the first year following the Conversion.

    Ohio regulations prohibit MFC from repurchasing shares during the first year after the Conversion if the effect thereof would cause the Association not to meet its capital requirements.

RESTRICTIONS ON TRANSFER OF COMMON SHARES BY DIRECTORS AND OFFICERS

    Common Shares purchased by directors and executive officers of MFC will be subject to the restriction that such shares may not be sold for a period of one year following completion of the Conversion, except in the event of the death of the shareholder. The certificates evidencing Common Shares issued by MFC to directors and executive officers will bear a legend giving appropriate notice of the restriction imposed upon them. In addition, MFC will give appropriate instructions to the transfer agent (if any) for MFC's common shares in respect of the applicable restriction on transfer of any restricted shares. Any shares issued as a stock dividend, stock split or otherwise in respect of restricted shares will be subject to the same restrictions.

    Subject to certain exceptions, for a period of three years following the Conversion, no director or officer of MFC or the Association, or any of their Associates, may purchase any common shares of MFC without the prior written approval of the OTS, except through a broker-dealer registered with the SEC. This restriction will not apply, however, to negotiated transactions involving more than 1% of a class of outstanding common shares of MFC or shares acquired by any stock benefit plan of MFC or the Association.

    The Common Shares, like the stock of most public companies, are subject to the registration requirements of the Act. Accordingly, the Common Shares may be offered and sold only in compliance with such registration requirements or pursuant to an applicable exemption from registration. Common Shares received in the Conversion by persons who are not "affiliates" of MFC may be resold without registration. Common Shares received by affiliates of MFC will be subject to resale restrictions. An "affiliate" of MFC, for purposes of Rule 144, is a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, MFC. Rule 144 generally requires that there be publicly available certain information concerning MFC and that sales subject to Rule 144 be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is generally entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) 1% of the number of outstanding shares of MFC or (ii) if the shares are admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities association, such as Nasdaq Small Cap, the average weekly reported volume of trading during the four weeks preceding the sale.

RIGHTS OF REVIEW

    Any person aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves the Plan may obtain review of such action by filing in the Court of Appeals of the United States for the circuit in which the principal office or residence of such person is located or in the United States Court of Appeals for the District of Columbia, a written petition praying that the final action of the OTS be modified, terminated or set aside. Such petition must be filed within 30 days after the date of mailing of proxy materials to the voting members of the Association or within 30 days after the date of publication in the Federal Register of notice of approval of the Plan by the OTS, whichever is later.


               RESTRICTIONS ON ACQUISITION OF MFC AND THE ASSOCIATION
                         AND RELATED ANTI-TAKEOVER PROVISIONS

GENERAL

    Federal law and regulations, Ohio law, the Articles of Incorporation and Code of Regulations of MFC, the Amended Articles of Incorporation and Amended Constitution of the Association and certain employee benefit plans to be adopted by MFC and the Association contain certain provisions which may deter or prohibit a change of control of MFC and the Association. Such provisions are intended to encourage any acquiror to negotiate the terms of an acquisition with the Board of Directors of MFC, thereby reducing the vulnerability of MFC to takeover attempts and certain other transactions which have not been negotiated with and approved by the Board of Directors.

    Anti-takeover devices and provisions may, however, have the effect of discouraging sudden and other hostile takeover attempts which are not approved by the Board of Directors, even under circumstances in which shareholders may deem such takeovers to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to participate by virtue of such devices and provisions. Such provisions may also benefit management by discouraging changes of control in which incumbent management would be removed from office. The following is a summary of certain provisions of such laws, regulations and documents.

FEDERAL LAW AND REGULATION

    FEDERAL DEPOSIT INSURANCE ACT. The Federal Deposit Insurance Act (the "FDIA") provides that no person, acting directly or indirectly or in concert with one or more persons, shall acquire control of any insured savings association or holding company unless 60 days' prior written notice has been given to the OTS, and the OTS has not issued a notice disapproving the proposed acquisition. Control, for purposes of the FDIA, means the power, directly or indirectly, to direct the management or policies of an insured institution or to vote 25% or more of any class of securities of such institution. This provision of the FDIA is implemented by the OTS in accordance with the Regulations for Acquisition of Control of an Insured Institution, 12 C.F.R. Part 574 (the "Control Regulations"). Control, for purposes of the Control Regulations, exists in situations in which the acquiring party has direct or indirect voting control of at least 25% of the institution's voting shares or controls in any manner the election of a majority of the directors of such institution or the Director of the OTS determines that such person exercises a controlling influence over the management or policies of such institution. In addition, control is presumed to exist, subject to rebuttal, if the acquiring party (which includes a group "acting in concert") has voting control of at least 10% of the institution's voting stock and any of eight control factors specified in the Control Regulations exists. There are also rebuttable presumptions in the Control Regulations concerning whether a group "acting in concert" exists, including presumed action in concert among members of an "immediate family."
The Control Regulations apply to acquisitions of Common Shares in connection with the Conversion and to acquisitions after the Conversion.

    CHANGE IN CONTROL OF CONVERTED ASSOCIATIONS. A regulation of the OTS provides that, for a period of three years after the date of the completion of the Conversion, no person shall, directly or indirectly, offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of MFC or the Association without the prior written approval of the OTS. In addition to the actual ownership of more than 10% of a class of equity securities, a person shall be deemed to have acquired beneficial ownership of more than 10% of the equity securities of MFC or the Association if the person holds any combination of stock and revocable and/or irrevocable proxies of MFC under circumstances that give rise to a conclusive control determination or rebuttable control determination under the Control Regulations. Such circumstances include (i) holding any combination of voting shares and revocable and/or irrevocable proxies representing more than 25% of any class of voting stock of MFC enabling the acquirer (a) to elect one-third or more of the directors, (b) to cause MFC or the Association's shareholders to approve the acquisition or corporate reorganization of MFC, or (c) to exert a controlling influence on a material aspect of the business operations of MFC or the Association, and (ii) acquiring any combination of voting shares and irrevocable proxies representing more than 25% of any class of voting shares.

    Such three-year restriction does not apply (i) to any offer with a view toward public resale made exclusively to MFC or the Association or any underwriter or selling group acting on behalf of MFC or the Association, (ii) unless made applicable by the OTS by prior written advice, to any offer or announcement of an offer which, if consummated, would result in the acquisition by any person, together with all other acquisitions by any such person of the same class of securities during the preceding 12-month period, of not more than 1% of the class of securities, or (iii) to any offer to acquire or the acquisition of beneficial ownership of more than 10% of any class of equity security of MFC or the Association by a corporation whose ownership is or will be substantially the same as the ownership of MFC or the Association if made more than one year following the date of the Conversion. The foregoing restriction does not apply to the acquisition of the capital stock of MFC or the Association by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have the beneficial ownership in the aggregate of more than 25% of any class of equity security of MFC or the Association.

    HOLDING COMPANY RESTRICTIONS. Federal law generally prohibits a savings and loan holding company, without prior approval of the Director of the OTS, from (i) acquiring control of any other savings association or savings and loan holding company, (ii) acquiring substantially all of the assets of a savings association or holding company thereof, or (iii) acquiring or retaining more than 5% of the voting shares of a savings association or holding company thereof which is not a subsidiary.

    Under certain circumstances, a savings and loan holding company is permitted to acquire, with the approval of the Director of the OTS, up to 15% of the previously unissued voting shares of an undercapitalized savings association for cash without such savings association being deemed to be controlled by MFC. Except with the prior approval of the Director of the OTS, no director or officer of the savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's voting shares may acquire control of any savings institution, other than a subsidiary institution or any other savings and loan holding company.

OHIO LAW

    MERGER MORATORIUM STATUTE. Ohio has a merger moratorium statute regulating certain takeover bids affecting certain public corporations which have significant ties to Ohio. The statute prohibits, with some exceptions, any merger, combination or consolidation and any of certain other sales, leases, distributions, dividends, exchanges, mortgages or transfers between such an Ohio corporation and any person who has the right to exercise, alone or with others, 10% or more of the voting power of such corporation (an "Interested Shareholder") for three years following the date on which such person first becomes an Interested Shareholder. Such a business combination is permitted only if, prior to the time such person first becomes an Interested Shareholder, the Board of Directors of the issuing corporation has approved the purchase of shares which resulted in such person first becoming an Interested Shareholder.

    After the initial three-year moratorium, such a business combination may not occur unless (1) one of the exceptions referred to above applies, (2) the holders of at least two-thirds of the voting shares, and of at least a majority of the voting shares not beneficially owned by the Interested Shareholder, approve the business combination at a meeting called for such purpose, or (3) the business combination meets certain statutory criteria designed to ensure that the issuing public corporation's remaining shareholders receive fair consideration for their shares.

    An Ohio corporation, under certain circumstances, may "opt out" of the statute by specifically providing in its articles of incorporation that the statute does not apply to any business combination of such corporation. The statute still prohibits for 12 months, however, any business combination that would have been prohibited but for the adoption of such an opt-out amendment. The statute also provides that it will continue to apply to any business combination between a person who became an Interested Shareholder prior to the adoption of such an amendment as if the amendment had not been adopted. The Articles of Incorporation of MFC do not opt out of the protection afforded by Chapter 1704.

    CONTROL SHARE ACQUISITION STATUTE. Section 1701.831 of the Ohio Revised Code (the "Control Share Acquisition Statute") requires that certain acquisitions of voting securities which would result in the acquiring shareholder owning 20%, 33-1/3% or 50% of the outstanding voting securities of MFC (a "Control Share Acquisition") must be approved in advance by the holders of at least a majority of the outstanding voting shares represented at a meeting at which a quorum is present and a majority of the portion of the outstanding voting shares represented at such a meeting, excluding the voting shares owned by the acquiring shareholder. The Control Share Acquisition Statute was intended, in part, to protect shareholders of Ohio corporations from coercive tender offers.

    TAKEOVER BID STATUTE. Ohio law also contains a statute regulating takeover bids for any Ohio corporation. Such statute provides that no offeror may make a takeover bid unless (i) at least 20 days prior thereto the offeror announces publicly the terms of the proposed takeover bid and files with the Ohio Division of Securities (the "Securities Division") and provides the target company with certain information in respect of the offeror, his ownership of the company's shares and his plans for the company, and (ii) within ten days following such filing either (a) no hearing is required by the Securities Division, (b) a hearing is requested by the target company within such time but the Securities Division finds no cause for hearing exists, or (c) a hearing is ordered and upon such hearing the Securities Division adjudicates that the offeror proposes to make full, fair and effective disclosure to offerees of all information material to a decision to accept or reject the offer.

    The takeover bid statute also states that no offeror shall make a takeover bid if he owns 5% or more of the issued and outstanding equity securities of any class of the target company, any of which were purchased within one year before the proposed takeover bid, and the offeror, before making any such purchase, failed to announce his intention to gain control of the target company or otherwise failed to make full and fair disclosure of such intention to the persons from whom he acquired such securities. The United States District Court for the Southern District of Ohio has determined that the Ohio takeover bid statute is preempted by federal regulation.

ARTICLES OF INCORPORATION OF MFC

    RESTRICTION ON ACQUISITION OF MORE THAN 10% OF THE COMMON SHARES. The Articles of Incorporation of MFC provide that for five years after the effective date of the Conversion, no person, except the ESOP, may offer to acquire or acquire the beneficial ownership of more than 10% of any class of outstanding equity securities of MFC. If such a prohibited acquisition occurs, the securities owned by such person in excess of the 10% limit may not be voted on any matter submitted to the shareholders of MFC. The term "person" is defined as an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of MFC, but does not include an employee stock ownership plan for the benefit of the employees of the Association or MFC. The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of MFC's Common Shares. The ability of management or any other person to solicit revocable proxies from shareholders will not be restricted by such 10% limit.

    ABILITY OF THE BOARD OF DIRECTORS TO ISSUE ADDITIONAL SHARES. The Articles of Incorporation of MFC permit the Board of Directors of MFC to issue additional common shares. The ability of the Board of Directors to issue such additional shares may create impediments to gaining, or otherwise discourage persons from attempting to gain, control of MFC.

    MATTERS REQUIRING ENLARGED SHAREHOLDER VOTE. Article Sixth of the Articles of Incorporation of MFC provides that, in the event the Board of Directors recommends against the approval of any of the following matters, the holders of at least 75% of the voting shares of MFC are required to approve any such matters:

    (1)  A proposed amendment to the Articles of Incorporation of MFC;

    (2)  A proposed Amendment to the Code of Regulations of MFC;

    (3) A proposal to change the number of directors by action of the shareholders;

    (4) An agreement of merger or consolidation providing for the proposed merger or consolidation of MFC with or into one or more other corporations;

    (5) A proposed combination or majority share acquisition involving the issuance of shares of MFC and requiring shareholder approval;

    (6) A proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, of the assets, with or without the goodwill, of MFC; or

    (7)  A proposed dissolution of MFC.

    ELIMINATION OF CUMULATIVE VOTING. Section 1701.55 of the Ohio Revised Code provides in substance and effect that shareholders of a for profit corporation which is not a savings and loan association and which is incorporated under Ohio law must initially be granted the right to cumulate votes in the election of directors. The right to cumulate votes in the election of directors will exist at a meeting of shareholders if notice in writing is given by any shareholder to the President, a Vice President or the Secretary of an Ohio corporation, not less than 48 hours before a meeting at which directors are to be elected, that the shareholder desires that the voting for the election of directors shall be cumulative and if an announcement of the giving of such notice is made upon the convening of such meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice. If cumulative voting is invoked, each shareholder would have a number of votes equal to the number of directors to be elected, multiplied by the number of shares owned by him, and would be entitled to distribute his votes among the candidates as he sees fit.

    Section 1701.69 of the Ohio Revised Code provides that an Ohio corporation may eliminate cumulative voting in the election of directors after the expiration of 90 days after the date of initial incorporation by filing with the Ohio Secretary of State an amendment to the articles of incorporation eliminating cumulative voting. The Articles of Incorporation of MFC will be amended prior to the consummation of the Conversion to eliminate cumulative voting. The elimination of cumulative voting may make it more difficult for shareholders to elect as directors persons whose election is not supported by the Board of Directors of MFC.

EMPLOYEE BENEFIT PLANS

    The Stock Option Plan, the ESOP and the RRP also may be deemed to have certain anti-takeover effects. The ESOP may become the owner of a sufficient percentage of the total outstanding common shares of MFC that the decision whether to tender the shares held by the ESOP to a potential acquiror may prevent a takeover. In addition, the acquisition by the directors and executive officers of MFC of common shares of MFC upon grants under the RRP or upon the exercise of options granted under the Stock Option Plan will have the effect of giving the directors and executive officers greater influence in votes on proposed takeover attempts and proxy contests. See "DESCRIPTION OF AUTHORIZED SHARES" and "MANAGEMENT - Employee Stock Ownership Plan; - Stock Option Plan; and - Recognition and Retention Plan and Trust."


                           DESCRIPTION OF AUTHORIZED SHARES

GENERAL

    The Articles of Incorporation of MFC authorize the issuance of 4,000,000 common shares, without par value, and 1,000,000 preferred shares, without par value. Upon receipt by MFC of the purchase price therefor and subsequent issuance thereof, each Common Share issued in the Conversion will be fully paid and nonassessable. Notwithstanding the foregoing, until payments are received by MFC from the ESOP in accordance with the terms of a loan agreement to be entered into by and between MFC and the ESOP, Common Shares issued to the ESOP for which payment in money has not been received will not be fully paid and non-assessable. The Common Shares will represent nonwithdrawable capital and will not and cannot be insured by the FDIC. Each Common Share will have the same relative rights and will be identical in all respects to every other Common Share.

    None of the preferred shares of MFC will be issued in connection with the Conversion. The Board of Directors of MFC is authorized, without shareholder approval, to issue preferred shares and to fix and state the designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The preferred shares may rank prior to the common shares as to dividend rights, liquidation preferences or both. Each holder of preferred shares will be entitled to one vote for each preferred share held of record on all matters submitted to a vote of shareholders. The issuance of preferred shares and any conversion rights which may be specified by the Board of Directors for the preferred shares could adversely affect the voting power of holders of the common shares. The Board of Directors has no present intention to issue any of the preferred shares.

    The following is a summary description of the rights of the common shares of MFC, including the material express terms of such shares as set forth in MFC's Articles of Incorporation.


LIQUIDATION RIGHTS

    In the event of the complete liquidation or dissolution of MFC, the holders of the Common Shares will be entitled to receive all assets of MFC available for distribution, in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of MFC, (ii) any accrued dividend claims, and (iii) any interests in the Liquidation Account payable as a result of a liquidation of the Association. See "THE CONVERSION - Liquidation Account."

VOTING RIGHTS

    The holders of the Common Shares will possess exclusive voting rights in MFC. Each holder of Common Shares will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of common shares. See "RESTRICTIONS ON ACQUISITION OF MFC AND THE ASSOCIATION - Articles of Incorporation of MFC -- Elimination of Cumulative Voting."

DIVIDENDS

    The holders of the Common Shares will be entitled to the payment of dividends when, as and if declared by the Board of Directors and paid out of funds, if any, available under applicable laws and regulations for the payment of dividends. The payment of dividends is subject to federal and state statutory and regulatory restrictions. See "DIVIDEND POLICY," "REGULATION - Office of Thrift Supervision -- Limitations on Capital Distributions" and "TAXATION - Federal Taxation" for a description of restrictions on the payment of cash dividends.

PREEMPTIVE RIGHTS

    After the consummation of the Conversion, no shareholder of MFC will have, as a matter of right, the preemptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.

RESTRICTIONS ON ALIENABILITY

    See "THE CONVERSION - Restrictions on Repurchase of Common Shares" for a description of the limitations on the repurchase of stock by MFC; "THE CONVERSION - Restrictions on Transfer of Common Shares by Directors and Officers" for a description of certain restrictions on the transferability of Common Shares purchased by officers and directors; and "RESTRICTIONS ON ACQUISITION OF MFC AND THE ASSOCIATION AND RELATED ANTI-TAKEOVER PROVISIONS" for information regarding regulatory restrictions on acquiring Common Shares.


                              REGISTRATION REQUIREMENTS

    MFC will register its common shares pursuant to Section 12(g) of the Exchange Act prior to or promptly upon the completion of the Conversion and will not deregister such shares for a period of three years following the completion of the Conversion. Upon such registration, the proxy and tender offer rules, insider trading restrictions, annual and periodic reporting and other requirements of the Exchange Act will apply to MFC.

                                    LEGAL MATTERS

    Certain legal matters pertaining to the Common Shares and the federal and Ohio tax consequences of the Conversion will be passed upon for MFC and the Association by Vorys, Sater, Seymour and Pease, Cincinnati, Ohio. Certain legal matters are being passed upon for Webb by its counsel, Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation, Washington, D.C.


                                       EXPERTS

    Keller has consented to the publication herein of the summary of its letter to the Association setting forth its opinion as to the estimated pro forma market value of the Association as converted and to the use of its name and statements with respect to it appearing herein.

    The financial statements of the Association as of September 30, 1995, 1994 and 1993 and for each of the years in the three-year period ended September 30, 1995, have been included herein in reliance upon the report of Grant Thornton LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in auditing and accounting.


                                ADDITIONAL INFORMATION

    MFC has filed with the SEC a Registration Statement on Form S-1 (File No. 333-_____) under the Act with respect to the Common Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such information may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the SEC at prescribed rates.

    The Association has filed an Application for Conversion (the "Application") with the OTS and the Division. This document omits certain information contained in the Application. The Application may be inspected at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552; at the Central Regional Office of the OTS, 200 West Madison, Suite 1300, Chicago, Illinois 60606; and at the offices of the Division, 77 S. High Street, Columbus, Ohio 43215.

                                       CONTENTS

                                                                            Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                           F-2


FINANCIAL STATEMENTS

  STATEMENTS OF FINANCIAL CONDITION
  (As of June 30, 1996 (unaudited) and September 30, 1995 and 1994)          F-3

  STATEMENTS OF EARNINGS
  (For the nine months ended June 30, 1996 and 1995 (unaudited)
  and the years ended September 30, 1995, 1994 and 1993)                     F-4

  STATEMENTS OF RETAINED EARNINGS
  (For the nine months ended June 30, 1996 and 1995 (unaudited)
  and the years ended September 30, 1995, 1994 and 1993)                     F-5

  STATEMENTS OF CASH FLOWS
  (For the nine months ended June 30, 1996 and 1995 (unaudited)
  and the years ended September 30, 1995, 1994 and 1993)                     F-6

  NOTES TO FINANCIAL STATEMENTS
  (For the nine months ended June 30, 1996 and 1995 (unaudited)
  and the years ended September 30, 1995, 1994 and 1993)                     F-8


The financial statements of Market Financial Corporation are not presented as such Corporation was not active during any of the periods presented.

SCHEDULES: All schedules are omitted as the required information is either not applicable or is contained in the financial statements.

                  REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
The Market Building and Saving Company

We have audited the accompanying statements of financial condition of The Market Building and Saving Company as of September 30, 1995 and 1994, and the related statements of earnings, retained earnings, and cash flows for each of the years ended September 30, 1995, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Market Building and Saving Company as of September 30, 1995 and 1994, and the results of its operations and its cash flows for each of the years ended September 30, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.

As more fully discussed in Notes A-2 and B, the Company changed its method of accounting for certain investments and mortgage-backed securities as of October 1, 1994.


GRANT THORNTON LLP

Cincinnati, Ohio
November 29, 1995

                        THE MARKET BUILDING AND SAVING COMPANY

                          STATEMENTS OF FINANCIAL CONDITION

                                    (In thousands)


                                                                         JUNE 30,             SEPTEMBER 30,
     ASSETS                                                                1996           1995           1994
                                                                      (Unaudited)
Cash and due from banks                                                $  1,120       $    669       $    676
Federal funds sold                                                        3,207          2,727          4,510
Interest-bearing deposits in other financial institutions                   424            617          1,194
                                                                        -------        -------        -------
         Cash and cash equivalents                                        4,751          4,013          6,380

Certificates of deposit in other financial institutions                   7,140          7,139          6,139
Investment securities - at amortized cost, approximate market value of $8,559, $8,023 and $6,216 at June 30, 1996 and
  September 30, 1995 and 1994                                             8,554          7,984          5,919
Investment securities designated as available for sale - at market          622            504            -
Mortgage-backed securities - at cost, approximate market
  value of $1,856, $2,313 and $2,409 at June 30, 1996 and
  September 30, 1995 and 1994                                             1,785          2,211          2,441
Loans receivable - net                                                   22,384         23,018         23,658
Office premises and equipment - at depreciated cost                         125            121            112
Federal Home Loan Bank stock - at cost                                      357            339            318
Accrued interest receivable                                                 343            341            235
Prepaid expenses and other assets                                           147             64            100
Prepaid federal income taxes                                                 52            -               38
                                                                        -------        -------        -------

                                                                        $46,260        $45,734        $45,340
                                                                        -------        -------        -------
                                                                        -------        -------        -------

     LIABILITIES AND RETAINED EARNINGS

Deposits                                                                $38,190        $38,056        $38,674
Advances by borrowers for taxes and insurance                                10             57             63
Accrued interest payable                                                    137            134            103
Other liabilities                                                             6             13             14
Accrued federal income taxes                                                -               14            -
Deferred federal income taxes                                               384            307            114
                                                                        -------        -------        -------

         Total liabilities                                               38,727         38,581         38,968

Commitments                                                                 -              -              -


Retained earnings - substantially restricted                              7,141          6,839          6,372
Unrealized gains on securities designated as available for sale,
  net of related tax effects                                                392            314            -
                                                                        -------        -------        -------
         Total retained earnings                                          7,533          7,153          6,372
                                                                        -------        -------        -------

                                                                        $46,260        $45,734        $45,340
                                                                        -------        -------        -------
                                                                        -------        -------        -------

The accompanying notes are an integral part of these statements.

                        THE MARKET BUILDING AND SAVING COMPANY

                                STATEMENTS OF EARNINGS

                                    (In thousands)




                                                         NINE MONTHS ENDED
                                                              JUNE 30,                     YEAR ENDED SEPTEMBER 30,
                                                       1996           1995           1995           1994           1993
                                                            (Unaudited)
Interest income
  Loans                                              $1,414         $1,483         $1,960         $1,799         $1,853
  Mortgage-backed securities                            133            160            196            250            403
  Investment securities                                 436            210            309            201            181
  Interest-bearing deposits and other                   486            523            717            658            658
                                                     ------         ------         ------         ------         ------
       Total interest income                          2,469          2,376          3,182          2,908          3,095

Interest expense
  Deposits                                            1,336          1,170          1,622          1,478          1,706
                                                     ------         ------         ------         ------         ------

       Net interest income before provision
        for losses on loans                           1,133          1,206          1,560          1,430          1,389

Provision for losses on loans                            13            -              -              -               10
                                                     ------         ------         ------         ------         ------

       Net interest income after provision
        for losses on loans                           1,120          1,206          1,560          1,430          1,379

Other operating income                                    6              6              8             12             10

General, administrative and other expense
  Employee compensation and benefits                    328            272            376            352            321
  Occupancy and equipment                                85             90            122             71             73
  Federal deposit insurance premiums                     60             68             92             94             47
  Franchise taxes                                        70             74            101             93             78
  Loss on sale of real estate acquired through
    foreclosure                                         -              -              -               23            -
  Other operating                                       121            139            170            203            178
                                                     ------         ------         ------         ------         ------
       Total general, administrative and
        other expense                                   664            643            861            836            697
                                                     ------         ------         ------         ------         ------

       Earnings before income taxes                     462            569            707            606            692

Federal income taxes
  Current                                               123            168            210            171            209
  Deferred                                               37             24             30             23             14
                                                     ------         ------         ------         ------         ------
                                                        160            192            240            194            223
                                                     ------         ------         ------         ------         ------


       NET EARNINGS                                 $   302        $   377        $   467        $   412        $   469
                                                     ------         ------         ------         ------         ------
                                                     ------         ------         ------         ------         ------

The accompanying notes are an integral part of these statements.

                        THE MARKET BUILDING AND SAVING COMPANY

                           STATEMENTS OF RETAINED EARNINGS

          For the nine months ended June 30, 1996 (unaudited) and the years ended September 30, 1995, 1994 and 1993

                                    (In thousands)

                                                                                       UNREALIZED GAINS
                                                                                          ON SECURITIES
                                                                                          DESIGNATED AS           TOTAL
                                                                            RETAINED          AVAILABLE        RETAINED
                                                                            EARNINGS           FOR SALE        EARNINGS
Balance at October 1, 1992                                                    $5,491             $-              $5,491

Net earnings for the year ended September 30, 1993                               469              -                 469
                                                                              ------             ------          ------

Balance at September 30, 1993                                                  5,960              -               5,960

Net earnings for the year ended September 30, 1994                               412              -                 412
                                                                              ------             ------          ------

Balance at September 30, 1994                                                  6,372              -               6,372

Cumulative effect of change in method of accounting
  for securities designated as available for sale - net
  of related tax effects                                                       -                    238             238

Unrealized gains on securities designated as
  available for sale, net of related tax effects                               -                     76              76

Net earnings for the year ended September 30, 1995                               467              -                 467
                                                                              ------             ------          ------

Balance at September 30, 1995                                                  6,839                314           7,153

Unrealized gains on securities designated as available
  for sale, net of related tax effects (unaudited)                             -                     78              78

Net earnings for the nine months ended June 30, 1996 (unaudited)                 302              -                 302
                                                                              ------             ------          ------

Balance at June 30, 1996 (unaudited)                                          $7,141               $392          $7,533
                                                                              ------             ------          ------
                                                                              ------             ------          ------

The accompanying notes are an integral part of these statements.

                        THE MARKET BUILDING AND SAVING COMPANY

                               STATEMENTS OF CASH FLOWS

                                    (In thousands)

                                                                     NINE MONTHS ENDED
                                                                          JUNE 30,               YEAR ENDED SEPTEMBER 30,
                                                                     1996        1995        1995        1994        1993
                                                                        (Unaudited)
Cash flows from operating activities:
  Net earnings for the period                                     $   302     $   377     $   467     $   412     $   469
  Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
    Amortization of premiums and discounts on
      investments and mortgage-backed securities, net                 (35)         (2)          2          23          33
    Depreciation and amortization                                      25          16          25          11           8
    Amortization of deferred loan origination fees                    (25)        (14)        (20)        (58)        (93)
    Loss on sale of real estate acquired through foreclosure          -           -           -            23         -
    Provision for losses on loans                                      13         -           -           -            10
    Federal Home Loan Bank stock dividends                            (18)        (16)        (21)        (16)        (13)
    Increase (decrease) in cash due to changes in:
      Accrued interest receivable                                      (2)        (73)       (106)        (92)        -
      Accrued interest payable                                          3          40          31          18         (36)
      Prepaid expenses and other assets                               (83)          6          36         (13)        (26)
      Other liabilities                                                (7)         (1)          1         (13)        (30)
      Federal income taxes
        Current                                                       (66)         50          52         (59)        (26)
        Deferred                                                       37          24          30          23          14
                                                                  -------     -------     -------     -------     -------
          Net cash provided by operating activities                   144         407         497         259         310

Cash flows provided by (used in) investing activities:
  Principal repayments on mortgage-backed securities                  426         193         221       1,202       2,014
  Proceeds from maturity of investment securities                   2,900       1,300       1,500       1,902       1,417
  Proceeds from sale of real estate acquired through
    foreclosure                                                       -           -           -            55          21
  Loan disbursements                                               (2,049)       (759)     (2,358)    (10,662)     (7,744)
  Principal repayments on loans                                     2,695       1,733       3,018       6,008       7,479
  Purchase of investment securities designated as held
    to maturity                                                    (3,435)     (2,801)     (3,587)     (4,300)     (1,695)
  Purchase of furniture and equipment                                 (29)        (30)        (34)         (4)         (9)
  (Increase) decrease in certificates of deposit in other
    financial institutions - net                                       (1)       (500)     (1,000)     (4,350)      2,375
                                                                  -------     -------     -------     -------     -------
      Net cash provided by (used in) investing activities             507        (864)     (2,240)    (10,149)      3,858

Cash flows provided by (used in) financing activities:
  Net increase (decrease) in deposits                                 134        (801)       (618)     (2,029)     (1,016)
  Advances by borrowers for taxes and insurance                       (47)        (47)         (6)         10          11
                                                                  -------     -------     -------     -------     -------
          Net cash provided by (used in) financing activities          87        (848)       (624)     (2,019)     (1,005)
                                                                  -------     -------     -------     -------     -------

          Net increase (decrease) in cash and cash
            equivalents (balance carried forward)                     738      (1,305)     (2,367)    (11,909)      3,163
                                                                  -------     -------     -------     -------     -------


                        THE MARKET BUILDING AND SAVING COMPANY

                                    (In thousands)


                                                                   NINE MONTHS ENDED
                                                                        JUNE 30,             YEAR ENDED SEPTEMBER 30,
                                                                   1996        1995        1995       1994         1993
                                                                      (Unaudited)
        Net increase (decrease) in cash and cash
          equivalents (balance brought forward)                  $    738    $ (1,305)   $ (2,367)   $(11,909)   $  3,163

Cash and cash equivalents at beginning of period                    4,013       6,380       6,380      18,289      15,126
                                                                 --------    --------    --------    --------    --------

Cash and cash equivalents at end of period                       $  4,751    $  5,075    $  4,013    $  6,380    $ 18,289
                                                                 --------    --------    --------    --------    --------
                                                                 --------    --------    --------    --------    --------


Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Federal income taxes                                         $    161    $     84    $    155    $    152    $    112
                                                                 --------    --------    --------    --------    --------
                                                                 --------    --------    --------    --------    --------

    Interest on deposits                                         $  1,333    $  1,130    $  1,591    $  1,460    $  1,744
                                                                 --------    --------    --------    --------    --------
                                                                 --------    --------    --------    --------    --------

Supplemental disclosure of noncash investing activities:
  Transfer of securities to an available for sale designation
    upon adoption of SFAS No. 115                                $    -      $    -      $     29    $    -      $    -
                                                                 --------    --------    --------    --------    --------
                                                                 --------    --------    --------    --------    --------

  Unrealized gain on securities designated as available
    for sale, net of related tax effects                         $     78    $    312    $    314    $    -      $    -
                                                                 --------    --------    --------    --------    --------
                                                                 --------    --------    --------    --------    --------

  Transfer from loans to real estate acquired through
    foreclosure                                                  $    -      $    -      $    -      $    -      $     79
                                                                 --------    --------    --------    --------    --------
                                                                 --------    --------    --------    --------    --------



The accompanying notes are an integral part of these statements.

                        THE MARKET BUILDING AND SAVING COMPANY

                            NOTES TO FINANCIAL STATEMENTS

               Nine months ended June 30, 1996 and 1995 (unaudited) and
                    years ended September 30, 1995, 1994 and 1993


NOTE A - SUMMARY OF ACCOUNTING POLICIES

    The Market Building and Saving Company (the Company) is a state-chartered mutual financial institution with two offices located in Hamilton County, Ohio.

    The Company conducts a general banking business in southwestern Ohio which consists of attracting deposits from the general public and applying those funds to the origination of loans for consumer and residential purposes. The Company's profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Company can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

    The financial information presented herein has been prepared in accordance with generally accepted accounting principles (GAAP) and general accounting practices within the financial services industry. In preparing financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

    The following is a summary of significant accounting policies which, with the exception of the policy described in Note A-2, have been consistently applied in the preparation of the accompanying financial statements.

    1.  BUSINESS COMBINATION AND BASIS OF PRESENTATION

    On December 31, 1994, The Market Building and Saving Company ("Market" or the "Company") entered into a merger with The Cleves-North Bend Building and Loan Company, a state-chartered mutual savings and loan association, with the combined entity continuing operations under the Market name. The transaction was accounted for as a pooling-of-interests. Accordingly, the financial statements as of and for the years ended September 30, 1994 and 1993 were restated to reflect this business combination as of October 1, 1992.

    The statement of financial condition as of June 30, 1996, and the related statements of earnings, retained earnings and cash flows for the nine months ended June 30, 1996 and 1995 are unaudited. However, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of financial position and results of operations have been made.

                        THE MARKET BUILDING AND SAVING COMPANY

               Nine months ended June 30, 1996 and 1995 (unaudited) and
                    years ended September 30, 1995, 1994 and 1993


NOTE A - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

    2.  INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

    Prior to October 1, 1994, investment securities and mortgage-backed securities were stated at the unpaid principal balance (cost), adjusted for unamortized premiums and discounts. Premiums and discounts on investment securities and mortgage-backed securities are amortized and accreted to operations using the interest method over the estimated life of the investment security or of the underlying loans collateralizing the securities, respectively. Investment securities and mortgage-backed securities held for portfolio investments were carried at cost, rather than the lower of cost or market, as it was management's intent, and the Company had the ability to hold the securities until maturity. Investment securities and mortgage-backed securities which would be held for indefinite periods of time, or used as part of the Company's asset/liability management strategy, or that may be sold in response to changes in interest rates, prepayment risk or the perceived need to increase regulatory capital were classified as held for sale and were carried at the lower of aggregate cost or market. There were no investments or mortgage-backed securities designated as held for sale at September 30, 1994.

    In May 1993, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that investments be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are carried at cost only if the Company has the positive intent and ability to hold these securities to maturity. Trading securities and securities designated as available for sale are carried at fair value with resulting gains or losses recorded to operations or retained earnings, respectively. The Company adopted SFAS No. 115 for the fiscal year beginning October 1, 1994. The effect of initial adoption was to increase retained earnings by approximately $238,000, which represented the unrealized gain on securities designated as available for sale, net of applicable deferred federal income taxes. The amount of unrealized gains on securities designated as available for sale had increased to a net unrealized gain of approximately $314,000 and $392,000 at September 30, 1995 and June 30, 1996,
    respectively.

    Realized gains and losses on the sale of investment and mortgage-backed securities are recognized using the specific identification method.

    3.  LOANS RECEIVABLE

    Loans are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses. Interest is accrued as earned unless the collectibility of the loan is in doubt. Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status.

                        THE MARKET BUILDING AND SAVING COMPANY

               Nine months ended June 30, 1996 and 1995 (unaudited) and
                    years ended September 30, 1995, 1994 and 1993


NOTE A - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

    3.  LOANS RECEIVABLE (continued)

    The Company accounts for loan origination fees in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases". Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of direct origination costs, are deferred and amortized to interest income using the level yield method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to direct costs attributable to originating a loan, i.e., principally actual personnel costs.

    4.  ALLOWANCE FOR LOSSES ON LOANS

    It is the Company's policy to provide valuation allowances for estimated losses on loans based on past loss experience, current trends in the level of delinquent and problem loans, loan concentrations to single borrowers, changes in the composition of the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending areas. When the collection of a loan becomes doubtful, or otherwise troubled, the Company records a charge-off equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. The allowances are increased by a charge to earnings and decreased by charge-offs (net of recoveries).

    In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This Statement, which was amended by SFAS No. 118 as to certain income recognition provisions and financial statement disclosure requirements, requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loans' effective interest rate or, as an alternative, at the loans observable market price or fair value of the collateral. SFAS No. 114 was effective for years beginning after December 15, 1994 (October 1, 1995, as to the Company). The Company adopted SFAS No. 114 effective October 1, 1995, without material effect on financial condition or results of operations.

    A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Company considers its investment in one-to-four family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Company's investment in impaired nonresidential and multifamily residential real estate loans, such loans are generally collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value. Collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

    At June 30, 1996, the Company had no loans that would be defined as impaired under SFAS No. 114.

                        THE MARKET BUILDING AND SAVING COMPANY

               Nine months ended June 30, 1996 and 1995 (unaudited) and
                    years ended September 30, 1995, 1994 and 1993


NOTE A - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

    5.  OFFICE PREMISES AND EQUIPMENT

    Office premises and equipment are carried at cost and include expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over the estimated service lives, principally using the straight-line method. An accelerated depreciation method is used for tax reporting purposes.

    6.  REAL ESTATE ACQUIRED THROUGH FORECLOSURE

    Real estate acquired through foreclosure is carried at the lower of the loan's unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition. The loan loss allowance is charged for any write down in the loan's carrying value to fair value at the date of acquisition. Loss provisions are recorded if the properties' fair value subsequently declines below the value determined at the recording date. Costs relating to development and improvement of property are capitalized up to the fair value of the property, whereas, those relating to holding the property are charged to expense.

    7.  FEDERAL INCOME TAXES

    The Company accounts for federal income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes" (SFAS No. 109). SFAS No. 109 established financial accounting and reporting standards for the effects of income taxes that result from the Company's activities within the current and previous years. It requires an asset and liability approach for financial accounting and reporting for income taxes. Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the expected statutory tax rates to net taxable or deductible differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years' earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income.
    A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

                        THE MARKET BUILDING AND SAVING COMPANY

               Nine months ended June 30, 1996 and 1995 (unaudited) and
                    years ended September 30, 1995, 1994 and 1993


NOTE A - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

    7.  FEDERAL INCOME TAXES (continued)

    Deferral of federal income taxes results primarily from the practice of preparing tax returns on the cash basis of accounting, while the financial statements are prepared on the accrual basis of accounting, and from different methods of accounting for deferred loan origination fees, Federal Home Loan Bank stock dividends and the Company's general loan loss allowance. Additionally, a temporary difference is also recognized for depreciation utilizing accelerated methods for federal income tax purposes.

    8.  PENSION PLAN

    The Company has a defined benefit pension plan which covers substantially all employees who have completed one year of service. This plan will be terminated in 1996 upon receipt of all required regulatory approvals. The pension plan is funded with an annuity policy using the individual level premium method. It is the Company's policy to fund pension costs accrued up through the date of termination. Pension expense for the nine months ended June 30, 1996 and 1995, totaled approximately $21,000 and $18,000, respectively. Annual pension expense for the years ended September 30, 1995, 1994 and 1993, totaled approximately $24,000, $25,000 and $14,000, respectively. The required disclosure under Statement of Financial Accounting Standards No. 87, Accounting for Pensions, has not been provided herein based on materiality.

    9.  CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, cash and cash equivalents includes cash and due from banks, federal funds sold and interest-bearing deposits in other financial institutions with original terms to maturity of less than ninety days.

    10.  ADVERTISING

    Advertising costs are expensed when incurred.

    11.  RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the reporting requirements of a publicly-held financial institution.

                        THE MARKET BUILDING AND SAVING COMPANY

               Nine months ended June 30, 1996 and 1995 (unaudited) and
                    years ended September 30, 1995, 1994 and 1993

NOTE B - INVESTMENTS

    The amortized cost and approximate market values of investment securities are summarized as follows:



                                                     JUNE 30,                                  SEPTEMBER 30,
                                                       1996                          1995                          1994
                                             AMORTIZED       MARKET        AMORTIZED       MARKET        AMORTIZED       MARKET
                                                  COST        VALUE             COST        VALUE             COST        VALUE
                                                   (Unaudited)
                                                                                 (In thousands)
HELD TO MATURITY OR CARRIED AT COST:
  U.S. Government
  agency obligations
    Due within:
      One year                                  $5,157         $5,173         $4,288         $4,290         $1,494         $1,486
      One to three years                         3,397          3,386          3,696          3,733          4,396          4,341
  FHLMC stock                                      -              -              -              -               29            389
                                                ------         ------         ------         ------         ------         ------


    Total investment securities
      held to maturity or carried
      at cost                                    8,554          8,559          7,984          8,023          5,919          6,216

AVAILABLE FOR SALE:
  FHLMC stock                                       29            622             29            504            -              -
                                                ------         ------         ------         ------         ------         ------

    Total investment securities                 $8,583         $9,181         $8,013         $8,527         $5,919         $6,216
                                                ------         ------         ------         ------         ------         ------
                                                ------         ------         ------         ------         ------         ------


    At June 30, 1996, the market value appreciation of the Company's held to maturity investment portfolio in excess of the cost carrying value totaled $5,000, consisting of gross unrealized losses of $18,000 and gross unrealized gains of $23,000.

    At September 30, 1995, the market value appreciation of the Company's held to maturity investment portfolio in excess of the cost carrying value totaled $39,000, consisting of gross unrealized gains of $44,000 and gross unrealized losses of $5,000. At September 30, 1994, the market value appreciation of the Company's investment securities in excess of the cost carrying value totaled $297,000, consisting of gross unrealized losses of $64,000 and gross unrealized gains of $361,000.

    Mortgage-backed securities at June 30, 1996 and September 30, 1995 and 1994, were comprised solely of Government National Mortgage Association participation certificates. At June 30, 1996, and September 30, 1995, the market value appreciation of the Company's mortgage-backed securities in excess of cost was approximately $71,000 and $102,000, respectively, comprised solely of gross unrealized gains. At September 30, 1994, the cost carrying value of the Company's mortgage-backed securities in excess of market value was approximately $32,000, comprised of gross unrealized losses of $54,000, and gross unrealized gains of $22,000. Maturities of mortgage-backed securities are due ratably over the next fifteen fiscal years based on the contractual repayment terms of the underlying loans.

                        THE MARKET BUILDING AND SAVING COMPANY

               Nine months ended June 30, 1996 and 1995 (unaudited) and
                    years ended September 30, 1995, 1994 and 1993


NOTE C - LOANS RECEIVABLE

    The composition of the loan portfolio is as follows:

                                               JUNE 30,       SEPTEMBER 30,
                                                   1996      1995      1994
                                            (Unaudited)
                                                         (In thousands)

Real estate mortgage loans
  One-to-four family                           $20,763   $21,093   $21,299
  Multifamily                                      410       465       500
  Nonresidential                                 1,186     1,431     1,627
  Construction                                   -           146       260
Passbook loans                                     107       118       117
                                               -------   -------   -------
                                                22,466    23,253    23,803
Less:
  Undisbursed portion of loans in process        -           146        41
  Deferred loan origination fees                    30        50        65
  Allowance for loan losses                         52        39        39
                                               -------   -------   -------

                                               $22,384   $23,018   $23,658
                                               -------   -------   -------
                                               -------   -------   -------

    The Company's lending efforts have historically focused on residential real estate loans, which comprised approximately $21.1 million, or 94.2% of the total loan portfolio at June 30, 1996, $21.5 million, or 93.3%, of the total loan portfolio at September 30, 1995, and $21.9 million, or 92.6%, of the total loan portfolio at September 30, 1994. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Company with adequate collateral coverage in the event of default. Nevertheless, the Company, as with any lending institution, is subject to the risk that residential real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values. However, management is of the belief that real estate values in the Company's primary lending area are presently stable.

    In the ordinary course of business, the Company has granted loans to some of the officers, directors, employees and their related interests. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was approximately $173,000, $187,000, and $191,000 at June 30, 1996, and
    September 30, 1995 and 1994, respectively.

    Additionally, the Company has employed a director from time to time to close loans and to perform title and other related legal services. During the fiscal year ended September 30, 1995, the Company paid fees of $20,000 to such director for such services.

                        THE MARKET BUILDING AND SAVING COMPANY

               Nine months ended June 30, 1996 and 1995 (unaudited) and
                    years ended September 30, 1995, 1994 and 1993


NOTE D - ALLOWANCE FOR LOAN LOSSES

    The activity in the allowance for loan losses is as follows:

                          NINE MONTHS ENDED
                                JUNE 30,         YEARS ENDED SEPTEMBER 30,
                             1996      1995      1995      1994      1993
                             (Unaudited)
                                              (In thousands)

   Beginning balance          $  39     $  39     $  39     $  39       $33
   Provision for loan losses     13       -         -         -          10
   Charge-off of loans          -         -         -         -          (4)
                              -----     -----     -----     -----     -----

   Ending balance             $  52     $  39     $  39     $  39       $39
                              -----     -----     -----     -----     -----
                              -----     -----     -----     -----     -----

    At June 30, 1996 and September 30, 1995, the Company's allowance for loan losses was comprised primarily of a general loan loss allowance, which is includible as a component of regulatory risk-based capital.

    Nonperforming loans totaled approximately $15,000 and $193,000 at June 30, 1996 and September 30, 1993. There were no nonperforming loans at June 30, 1995, September 30, 1995 or 1994. Interest income that would have been recognized had nonaccrual loans performed pursuant to contractual terms totaled approximately $40,000 for the year ended September 30, 1993.


NOTE E - OFFICE PREMISES AND EQUIPMENT

    Office premises and equipment is comprised of the following:

                                       JUNE 30,               SEPTEMBER 30,
                                           1996           1995           1994
                                     (Unaudited)
                                                  (In thousands)

   Land                                   $  34          $  34          $  34
   Building                                 104            104            104
   Building improvements                     52             52             52
   Furniture and equipment                  182            153            119
                                          -----          -----          -----
                                            372            343            309
     Less accumulated
       depreciation                         247            222            197
                                          -----          -----          -----

                                           $125           $121           $112
                                          -----          -----          -----
                                          -----          -----          -----

                        THE MARKET BUILDING AND SAVING COMPANY

               Nine months ended June 30, 1996 and 1995 (unaudited) and
                    years ended September 30, 1995, 1994 and 1993

NOTE F - DEPOSITS

    Deposits consist of the following major classifications:


DEPOSIT TYPE AND                                  JUNE 30,                                  SEPTEMBER 30,
WEIGHTED-AVERAGE                                    1996                          1995                          1994
INTEREST RATE                             AMOUNT             %          AMOUNT             %          AMOUNT             %
                                                                       (Dollars in thousands)

Passbook accounts -
  2.83% in 1996, 3.09% in1995
  and 1994                                $11,424           29.9        $11,008           28.9        $12,058           31.2
Club accounts - 5.08% in 1996,
  5.07% in 1995 and 5.00% in 1994              37             .1             54             .1             54             .1
Money market demand accounts -
  2.83% in 1996 , 3.09% in 1995 and
  3.11% in 1994                             3,574            9.4          3,857           10.2          5,988           15.5
                                          -------        -------        -------        -------        -------        -------
    Total demand accounts                  15,035           39.4         14,919           39.2         18,100           46.8

Certificates of deposit -
  5.74% in 1996, 5.04% in 1995
  and 4.38% in 1994                        23,155           60.6         23,137           60.8         20,574           53.2
                                          -------        -------        -------        -------        -------        -------

    Total deposit accounts                $38,190          100.0        $38,056          100.0        $38,674          100.0
                                          -------        -------        -------        -------        -------        -------
                                          -------        -------        -------        -------        -------        -------


    Interest expense on deposits is summarized as follows:

                                                  JUNE 30,                           SEPTEMBER 30,
                                            1996           1995           1995           1994           1993
                                                (Unaudited)
                                                                                    (In thousands)
Passbook and club accounts                $   244        $   222        $   343        $   433        $   463
Money market accounts                          76             84            119            148            186
Certificates of deposit                     1,016            864          1,160            897          1,057
                                          -------        -------        -------        -------        -------

                                           $1,336         $1,170         $1,622         $1,478         $1,706
                                          -------        -------        -------        -------        -------
                                          -------        -------        -------        -------        -------


                        THE MARKET BUILDING AND SAVING COMPANY

               Nine months ended June 30, 1996 and 1995 (unaudited) and
                    years ended September 30, 1995, 1994 and 1993


NOTE F - DEPOSITS (CONTINUED)

    Maturities of outstanding certificates of deposit are summarized as follows:

                             JUNE 30,       SEPTEMBER 30,
                                1996       1995        1994
                          (Unaudited)
                                     (In thousands)

Less than six months         $10,155      $    23     $ 9,284
Six months to one year         7,379       12,033       7,375
One year to three years        5,621       11,081       3,915
                             -------      -------     -------

                             $23,155      $23,137     $20,574
                             -------      -------     -------
                             -------      -------     -------


G - FEDERAL INCOME TAXES

    The provision for federal income taxes on earnings differs from that computed at the statutory corporate tax rate as follows:


                                                  JUNE 30,                           SEPTEMBER 30,
                                            1996           1995           1995           1994           1993
                                                 (Unaudited)
                                                                     (In thousands)

Federal income taxes computed
  at statutory rate                          $157           $193           $240           $206           $235
Increase (decrease) resulting from:
Other                                           3             (1)         -                (12)           (12)
                                             ----           ----           ----           ----           ----
Federal income tax provision per
  financial statements                       $160           $192           $240           $194           $223
                                             ----           ----           ----           ----           ----
                                             ----           ----           ----           ----           ----


                        THE MARKET BUILDING AND SAVING COMPANY

               Nine months ended June 30, 1996 and 1995 (unaudited) and
                    years ended September 30, 1995, 1994 and 1993


NOTE G - FEDERAL INCOME TAXES (CONTINUED)

    The composition of the Company's net deferred tax liability is as follows:


                                                             JUNE 30,               SEPTEMBER 30,
                                                                 1996           1995           1994
TAXES (PAYABLE) REFUNDABLE ON TEMPORARY                    (Unaudited)
DIFFERENCES AT STATUTORY RATE:                                             (In thousands)
Deferred tax assets:
  Deferred loan origination fees                              $    10        $    17        $    20
  General loan loss allowance                                      17             12             10
  Other                                                             3              1              -
                                                              -------        -------        -------
    Total deferred tax assets                                      30             30             30

Deferred tax liabilities:
  Unrealized gains on securities designated as
    available for sale                                           (201)          (161)         -
  Difference between cash and accrual basis of accounting        (120)           (92)           (74)
  Federal Home Loan Bank stock dividends                          (58)           (51)           (37)
  Difference between book and tax depreciation                    (26)           (24)           (21)
  Percentage of earnings bad debt deduction                        (8)            (8)           (10)
  Other                                                            (1)            (1)            (2)
                                                              -------        -------        -------
    Total deferred tax liabilities                               (414)          (337)          (144)
                                                              -------        -------        -------

    Net deferred tax liability                                $  (384)       $  (307)       $  (114)
                                                              -------        -------        -------
                                                              -------        -------        -------


    The Company is allowed a special bad debt deduction based on a percentage of earnings, generally limited to 8% of otherwise taxable income, or the amount of qualifying and nonqualifying loans outstanding and subject to certain limitations based on aggregate loans and savings account balances at the end of the calendar year. The Company was subject to such limitations during the nine months ended June 30, 1996 and 1995, and the fiscal years ended September 30, 1995 and 1994 and, therefore, was precluded from utilizing the percentage of earnings bad debt deduction. If the amounts that qualified as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 1996, and September 30, 1995 includes approximately $1.3 million for which federal income taxes have not been provided. The amount of the unrecognized deferred tax liability relating to the cumulative percentage of earnings bad debt deduction totaled approximately $430,000 at June 30, 1996 and September 30, 1995.

                        THE MARKET BUILDING AND SAVING COMPANY

               Nine months ended June 30, 1996 and 1995 (unaudited) and
                    years ended September 30, 1995, 1994 and 1993


NOTE H - COMMITMENTS

    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of the commitments reflect the extent of the Company's involvement in such financial instruments.

    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

    At June 30, 1996, and September 30, 1995, the Company had outstanding commitments of approximately $266,000 and $397,000 to originate residential real estate loans. In the opinion of management, the loan commitments equaled or exceeded prevalent market interest rates as of those dates, and such commitments have been underwritten on the same basis as the existing loan portfolio. Management believes that all commitments will be funded through cash flow from operations and existing excess liquidity. Fees received in connection with these commitments have not been recognized in earnings.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral on loans may vary but the preponderance of loans granted generally include a mortgage interest in real estate as security.


NOTE I - RETAINED EARNINGS AND REGULATORY CAPITAL

    The Company is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (OTS). Such minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as retained earnings less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 3.0% of adjusted total assets. An OTS proposal, if adopted in present form, would increase the core capital

                        THE MARKET BUILDING AND SAVING COMPANY

               Nine months ended June 30, 1996 and 1995 (unaudited) and
                    years ended September 30, 1995, 1994 and 1993


NOTE I - RETAINED EARNINGS AND REGULATORY CAPITAL (CONTINUED)

    requirement to a range of 4% - 5% of adjusted total assets for substantially all savings associations. Management anticipates no material change to the Company's present excess regulatory capital position as a result of this proposed change in the regulatory capital requirement. The risk-based capital requirement currently provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Company multiplies the value of each asset on its statement of financial condition by a defined risk-weighted factor, e.g., one-to-four family residential loans carry a risk-weighted factor of 50%.

    As of June 30, 1996, and September 30, 1995, the Company's regulatory capital exceeded all regulatory capital requirements as shown below:


                                                                                   JUNE 30, 1996
                                                                                                             RISK-
                                              TANGIBLE                          CORE                         BASED
                                               CAPITAL        PERCENT        CAPITAL        PERCENT        CAPITAL        PERCENT
                                                                                    (Unaudited)
                                                                                  (In thousands)
Capital under generally
  accepted accounting principles                $7,533                        $7,533                        $7,533
Unrealized gain on securities
  designated as available for sale, net           (392)                         (392)                         (392)
General valuation allowances                       -                             -                              50
                                               -------                       -------                       -------

Regulatory capital computed                      7,141           15.6          7,141           15.6          7,191           48.5
Minimum capital requirement                        688            1.5          1,376            3.0          1,178            8.0
                                               -------        -------        -------        -------        -------        -------

Regulatory capital - excess                     $6,453           14.1         $5,765           12.6         $6,013           40.5
                                               -------        -------        -------        -------        -------        -------
                                               -------        -------        -------        -------        -------        -------

                                                                                 SEPTEMBER 30, 1995
                                                                                                             RISK-
                                              TANGIBLE                          CORE                         BASED
                                               CAPITAL        PERCENT        CAPITAL        PERCENT        CAPITAL        PERCENT
                                                                                   (In thousands)
Capital under generally
  accepted accounting principles                $7,153                        $7,153                        $7,153
Unrealized gain on securities
  designated as available for sale, net           (314)                         (314)                         (314)
General valuation allowances                       -                             -                              37
                                               -------        -------        -------        -------        -------        -------

Regulatory capital computed                      6,839           15.1          6,839           15.1          6,876           45.2
Minimum capital requirement                        681            1.5          1,363            3.0          1,216            8.0
                                               -------        -------        -------        -------        -------        -------

Regulatory capital - excess                     $6,158           13.6         $5,476           12.1         $5,660           37.2
                                               -------        -------        -------        -------        -------        -------
                                               -------        -------        -------        -------        -------        -------


                        THE MARKET BUILDING AND SAVING COMPANY

               Nine months ended June 30, 1996 and 1995 (unaudited) and
                    years ended September 30, 1995, 1994 and 1993


NOTE I - RETAINED EARNINGS AND REGULATORY CAPITAL (CONTINUED)

    The deposit accounts of the Company and of other savings associations are insured by the Federal Deposit Insurance Corporation ("FDIC") in the Savings Association Insurance Fund ("SAIF"). The reserves of the SAIF are below the level required by law, because a significant portion of the assessments paid into the fund are used to pay the cost of prior thrift failures. The deposit accounts of commercial banks are insured by the FDIC in the Bank Insurance Fund ("BIF"), except to the extent such banks have acquired SAIF deposits. The reserves of the BIF met the level required by law in May 1995. As a result of the respective reserve levels of the funds, deposit insurance assessments paid by healthy savings associations exceeded those paid by healthy commercial banks during calendar 1995 by approximately $.19 per $100 in deposits. In 1996, no BIF assessments will be required for healthy commercial banks except for a $2,000 minimum fee.

    Congress is considering legislation to recapitalize the SAIF and eliminate the significant premium disparity. Currently, that recapitalization plan provides for a special assessment of approximately $.85 per $100 of SAIF deposits held at June 30, 1995, in order to increase SAIF reserves to the level required by law. In addition, the cost of prior thrift failures would be shared by both the SAIF and the BIF. This would likely increase BIF assessments by $.02 to $.025 per $100 in deposits. SAIF assessments would initially be set at the same level as BIF assessments and could never be reduced below the level for BIF assessments. These projected assessment levels may change if commercial banks holding SAIF deposits are provided some relief from the special assessment or are allowed to transfer SAIF deposits to the BIF.

    A component of the recapitalization plan provides for the merger of the SAIF and BIF on January 1, 1998. However, the SAIF recapitalization legislation currently provides for an elimination of the thrift charter or of the separate federal regulation of thrifts prior to the merger of the deposit insurance funds. As a result, the Company would be regulated as a bank under Federal laws which would subject it to the more restrictive activity limits imposed on national banks.

    The Company had approximately $37.6 million in deposits at June 30, 1995. If a special assessment is finalized at $.85 per $100 in deposits, the Company will pay an additional assessment of $320,000. This assessment should be tax deductible, but it will reduce earnings and capital for the quarter in which it is recorded.

    No assurances can be given that the SAIF recapitalization plan will be enacted into law or in what form it may be enacted. In addition, the Company can give no assurances that the disparity between BIF and SAIF assessments will be eliminated and cannot predict the impact of being regulated as a bank, or the change in tax accounting for bad debt reserves, until the legislation requiring such change is enacted.

                        THE MARKET BUILDING AND SAVING COMPANY

               Nine months ended June 30, 1996 and 1995 (unaudited) and
                    years ended September 30, 1995, 1994 and 1993


NOTE J - CORPORATE REORGANIZATION AND CONVERSION TO STOCK FORM (UNAUDITED)

    In April 1996, the Company's Board of Directors adopted an overall plan of conversion and reorganization (the Plan) whereby the Company will convert to the stock form of ownership, followed by the issuance of all the Company's outstanding stock to a newly formed holding company, Market Financial Corporation. Pursuant to the Plan, as amended, the Company will offer for sale between 858,500 and 1,335,725 common shares to its depositors, members of the community, and a newly formed Employee Stock Ownership Plan (ESOP) at a cost of $10.00 per share. The costs of issuing the common stock will be deferred and deducted from the sale proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. At June 30, 1996, the Company has incurred deferred conversion costs totaling approximately $50,000. The transaction is subject to approval by regulatory authorities and members of the Company.

    At the completion of the conversion to stock form, the Company will establish a liquidation account in the amount of retained earnings contained in the final offering circular. The liquidation account will be maintained for the benefit of eligible savings account holders who maintain deposit accounts in the Company after conversion.

    In the event of a complete liquidation (and only in such event), each eligible member will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted balance of deposit accounts held, before any liquidation distribution may be made with respect to common stock. Except for the repurchase of stock and payment of dividends by the Company, the existence of the liquidation account will not restrict the use or application of such retained earnings.

    The Company may not declare, pay a cash dividend on, or repurchase any of its common stock, if the effect thereof would cause retained earnings to be reduced below either the amount required for the liquidation account or the regulatory capital requirements for SAIF insured institutions.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MFC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITY, OTHER THAN THE COMMON SHARES OFFERED HEREBY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM DELIVERY OF THIS PROSPECTUS WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS TO ANY TIME SUBSEQUENT TO THE DATE HEREOF.

    TABLE OF CONTENTS
                                                                           Page
                                                                           ----
PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
SELECTED FINANCIAL INFORMATION AND OTHER DATA. . . . . . . . . . . . . . .   7
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
MARKET FOR COMMON SHARES . . . . . . . . . . . . . . . . . . . . . . . . .  13
DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
REGULATORY CAPITAL COMPLIANCE. . . . . . . . . . . . . . . . . . . . . . .  15
CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
PRO FORMA DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
SUMMARY STATEMENTS OF EARNINGS . . . . . . . . . . . . . . . . . . . . . .  21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS. . . . . . . . . . . . . . . . . . . . . . . . .  22
THE BUSINESS OF THE ASSOCIATION. . . . . . . . . . . . . . . . . . . . . .  31
MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
REGULATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
TAXATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
THE CONVERSION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
RESTRICTIONS ON ACQUISITION OF MFC AND THE ASSOCIATION AND RELATED
ANTI-TAKEOVER PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . .  71
DESCRIPTION OF AUTHORIZED SHARES . . . . . . . . . . . . . . . . . . . . .  74
REGISTRATION REQUIREMENTS. . . . . . . . . . . . . . . . . . . . . . . . .  75
LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . .  76
FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

UNTIL 25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS OBLIGATION IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.














                            Up to 1,161,500 Common Shares

                             MARKET FINANCIAL CORPORATION



                                     ____________





                                      PROSPECTUS




                                     ____________


                               CHARLES WEBB & COMPANY


                                   __________, 1996

                   PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    *  Legal Fees                                  $130,000
    *  Postage                                     $ 15,000
    *  Printing and EDGARIZING                     $ 45,000
    *  Appraisal Fees and Expenses                 $ 17,000
    *  Accounting Fees and Expenses                $ 41,000
    *  Blue sky filing fees and expenses           $ 15,000
    *  Federal filing fees                         $ 15,000
    *  Conversion Agent Fees                       $  6,500
    *  Other Expenses                              $ 14,500
   **  Underwriting Fees and Expenses              $136,000
                                                   --------

          Total estimated expenses                 $435,000
                                                   --------

- -----------------------------

*   Estimated.

** To assist MFC and the Association in marketing the Common Shares, MFC and the Association have retained Charles Webb & Company. ("Webb"). Webb is a broker-dealer registered with the SEC and members of the NASD.

    For its services, Webb has received a management fee of $25,000 and will receive a marketing fee of 1.5% of the aggregate purchase price of the Common Shares other than (i) Common Shares purchased by the directors, officers and employees of the Association and MFC and members of their immediate families, and (ii) Common Shares purchased by the ESOP, Stock Option Plan or RRP.

    Depending on market conditions, the Common Shares, if any, not initially subscribed for in the Subscription Offering or the Community Offering may be offered for sale to the general public on a best efforts basis in a syndicated community offering by a selling group of broker-dealers ("Selected Dealers") to be formed by Webb. If Selected Dealers are employed, the Selected Dealers will be paid a commission not to exceed 5.5% of the aggregate purchase price received for Common Shares sold by such Selected Dealers.

    The estimated underwriting fees are based on the following assumptions:
    (i) 1,010,000 Common Shares will be sold in the Offering; (ii) approximately 19% of the Common Shares sold in the Offering will be purchased by directors, officers and employees of the Association and MFC and the members of their immediate families; (iii) 8% of the Common Shares sold in the Offering will be purchased by the ESOP; and (iv) 73% of the Common Shares sold in the Offering will be sold in the Subscription Offering with sales commissions of 1.5% of the aggregate dollar amount of such Common Shares.

    The Association will also reimburse the Agents for all reasonable fees and expenses of its legal counsel, not to exceed $25,000.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    (a)  OHIO REVISED CODE

    Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

         (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

    (2) A corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

         (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that the court of common pleas or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

         (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

    (3) To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in divisions (E)(1) and (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

    (4) Any indemnification under divisions (E)(1) and (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in divisions (E)(1) and (2) of this section. Such determination shall be made as follows:

         (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with any such action, suit, or proceeding;

         (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

         (c)  By the shareholders; or

         (d) By the court of common pleas or the court in which such action, suit, or proceeding was brought.

    Any determination made by the disinterested directors under division
(E)(4)(a) or by independent legal Counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which action or suit was brought to review the reasonableness of such determination.

    (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in divisions (E)(1) and
(2) of this section, the articles or the regulations of a corporation state by specific reference to this division that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in divisions (E)(1) and
(2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

         (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

         (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

    (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, or agent in defending any action, suit, or proceeding referred to in divisions (E)(1) and (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding as authorized by the directors in the specific case upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

    (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles of the regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

    (7) A corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or profit, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

    (8) The authority of a corporation to indemnify persons pursuant to divisions (E)(1) and (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or
(7).

    (9) As used in this division, references to "corporation" includes all constituent corporations in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, or agent of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

    The Association may authorize payment of reasonable costs and expenses, including reasonable attorney's fees arising from the defense or settlement of any Action, to any director, officer or employee if a majority of the directors of the Association conclude that such person may become entitled to indemnification. The directors of the Association may impose conditions on such payment, and, before making an advance payment, the Association shall obtain an agreement from such person that the Association will be repaid if the person on whose behalf payment is made is later determined not to be entitled to such indemnification.

    The Association currently maintains a directors' and officers' liability policy providing for insurance of directors and officers for liability incurred in connection with performance of their duties as directors and officers. Such policy does not, however, provide insurance for losses resulting from willful or criminal misconduct.

    (b)  MFC'S CODE OF REGULATIONS

         Article Five of MFC's Code of Regulations provides for the indemnification of officers and directors as follows:

         SECTION 5.01. MANDATORY INDEMNIFICATION. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.
A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

         SECTION 5.02. COURT-APPROVED INDEMNIFICATION. Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

              (A) the corporation shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Hamilton County, Ohio, or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

              (B) the corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this
Section 5.02.

         SECTION 5.03. INDEMNIFICATION FOR EXPENSES. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in
Section 5.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) actually and reasonably incurred by him in connection therewith.

         SECTION 5.04 DETERMINATION REQUIRED. Any indemnification required under Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 5.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or
(C) by the shareholders, or (D) by the Court of Common Pleas of Hamilton County, Ohio, or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 5.04 at any time including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by shareholders under division (C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten (10) days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Hamilton County, Ohio, or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

         SECTION 5.05. ADVANCES FOR EXPENSES. Expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) incurred in defending any action, suit or proceeding referred to in
Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:

              (A)  if it shall ultimately be determined as provided in
Section 5.04 that he is not entitled to be indemnified by the corporation as provided under Section 5.01; or

              (B) if, in respect of any claim, issue or other matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Hamilton County, Ohio, or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

         SECTION 5.06. ARTICLE FIVE NOT EXCLUSIVE. The indemnification provided by this Article Five shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         SECTION 5.07. INSURANCE. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article Five.

         SECTION 5.08. CERTAIN DEFINITIONS. For purposes of this Article Five, and as examples and not by way of limitation:

              (A) A person claiming indemnification under this Article 5 shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him); and

              (B) References to an "other enterprise" shall include employee benefit plans; references to a "fine" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" within the meaning of that term as used in this Article Five.

         SECTION 5.09. VENUE. Any action, suit or proceeding to determine a claim for indemnification under this Article Five may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Hamilton County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Hamilton County, Ohio, in any such action, suit or proceeding.

    (c)  INDEMNIFICATION AGREEMENTS

         (i)  AGREEMENT WITH KELLER & COMPANY, INC.

         The Association has agreed to indemnify Keller & Company, Inc. ("Keller"), the firm retained by the Association to provide the appraisal of the pro forma market value of the Association as converted, in connection with certain matters related to the appraisal. The Association will indemnify Keller, its employees and affiliates, for certain costs and expenses, including reasonable legal fees, in connection with claims or litigation relating to the appraisal and arising out of any misstatement or untrue statement of a material fact in information supplied to Keller by the Association or by an intentional omission by the Association to state a material fact in the information so provided, except where Keller has been negligent or at fault.

         (ii) AGREEMENT WITH THE AGENTS

         The Association has agreed to indemnify and hold harmless Webb. In general, the agreement with Webb (the "Agency Agreement") provides that the Association will indemnify and hold harmless Webb's directors, officers, employees, agents and any controlling person against any and all loss, liability, claim, damage or expense (including the fees and disbursements of counsel reasonably incurred) arising out of any untrue statement, or alleged untrue statement, of a material fact contained in the Summary Proxy Statement or the Prospectus, any application to regulatory authorities, any "blue sky" application, or any other related document prepared or executed by or on behalf of the Association with its consent in connection with, or in contemplation of, the transactions contemplated by the Agency Agreement, or any omission therefrom of a material fact required to be stated therein, unless such untrue statement or omission, or alleged untrue statement or omission, was made in reliance upon, and in conformity with, written information regarding Webb furnished to the Association by Webb expressly for use in the Summary Proxy Statement or the Prospectus.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    No securities of MFC have been sold by MFC without registration pursuant to the Act, except as follows:

    On April 18, 1996, in connection with the incorporation of MFC, 100 common shares, without par value, of MFC (the "Securities") were sold for an aggregate purchase price of $100 pursuant to Section 4(2) of the Act in a transaction not involving any public offering. The Securities were sold to John T. Larimer, the President of MFC, who had access to all material information about MFC. The Securities were offered without the use of any form of general solicitation or advertising. No underwriter was involved in the transaction, and no commission, discount or other remuneration was paid or given in connection with the sale of the Securities. Under the terms of the Subscription Agreement between MFC and Mr. Larimer, the Securities will be repurchased by MFC for $100 on the effective date of the Conversion.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)  EXHIBITS

         The exhibits filed as a part of this Registration Statement are as follows:

   1.1   Engagement letter with Charles Webb & Company
   1.2   Form of Agency Agreement with Charles Webb & Company
   2     Plan of Conversion
   3.1   Articles of Incorporation of Market Financial Corporation
   3.2 Certificate of Amendment to Articles of Incorporation of Market Financial Corporation
   3.3   Code of Regulations of Market Financial Corporation
   5 Opinion of Vorys, Sater, Seymour and Pease regarding legality of securities being registered
   8     Opinion of Vorys, Sater, Seymour and Pease regarding tax matters
  10.1 Market Financial Corporation 1996 Stock Option and Incentive Plan (proposed)
  10.2 Market Financial Corporation Recognition and Retention Plan and Trust Agreement (proposed)
 *10.3   Market Financial Corporation Employee Stock Ownership Plan (proposed)
  10.4 Employment Agreement between The Market Building and Saving Company and John T. Larimer (proposed)
  23.1   Consent of Grant Thornton LLP
  23.2   Consent of Keller & Company, Inc.
  23.3   Consent of Vorys, Sater, Seymour and Pease
  27     Financial Data Schedule
  99.1   Summary Proxy Statement
  99.2   Order Form and Form of Certification
  99.3   Form of Proxy
  99.4   Solicitation and Marketing Material
  99.5 Appraisal Agreement between The Market Building and Saving Company and Keller & Company, Inc.
 *99.6   Appraisal Report prepared by Keller & Company, Inc.
- -------------------------------------------------------------
*  To be filed supplementally or by amendment.

    (b)  FINANCIAL STATEMENT SCHEDULES:

         No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 17. UNDERTAKINGS.

         (a)  The undersigned, MFC, hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Act;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of MFC, pursuant to the foregoing provisions or otherwise, MFC has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by MFC of expenses incurred or paid by a director, officer or controlling person of MFC in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, MFC will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, duly authorized to do so, in the City of Mt. Healthy, State of Ohio, on August 13, 1996.

                                       MARKET FINANCIAL CORPORATION


                                       By: /s/ John T. Larimer
                                           ------------------------------------
                                            John T. Larimer
                                            its President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and as of the dates indicated.

    Signature                     Title                         Date
    ---------                     -----                         ----
/s/ John T. Larimer       President                          August 13, 1996
- ------------------------  (Principal Executive Officer) and
John T. Larimer           Director


/s/ Julie M. Bertsch      Chief Financial Officer            August 13, 1996
- ------------------------  (Principal Financial Officer and
Julie M. Bertsch          Principal Accounting Officer)


/s/ Robert Gandenberger   Director                           August 13, 1996
- ------------------------
Robert Gandenberger


/s/ Edgar H. May          Director                           August 13, 1996
- ------------------------
Edgar H. May


/s/ Rae Skirvin Larimer   Secretary and Director             August 13, 1996
- ------------------------
Rae Skirvin Larimer


/s/ R. C. Meyerenke       Treasurer                          August 13, 1996
- ------------------------
R. C. Meyerenke


/s/ Wilbur H. Tisch       Director                           August 13, 1996
- ------------------------
Wilbur H. Tisch


/s/ Kathleen A. White     Director                           August 13, 1996
- ------------------------
Kathleen A. White